  As filed with the Securities and Exchange Commission on September 29, 2000
                                                     Registration No. 333-
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                ---------------

                                   FORM S-1
                            REGISTRATION STATEMENT
                                     Under
                          The Securities Act of 1933

                                ---------------

                              XENOGEN CORPORATION
            (Exact name of Registrant as specified in its charter)

                                ---------------

             Delaware                             8731                            77-0412269
 (State or other jurisdiction of      (Primary Standard Industrial             (I.R.S. Employer
  incorporation or organization)       Classification Code Number)          Identification Number)

                              Xenogen Corporation
                              860 Atlantic Avenue
                           Alameda, California 94501
                                (510) 291-6100
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                                ---------------

                                David W. Carter
                          Pamela Reilly Contag, Ph.D.
                           Chief Executive Officers
                              Xenogen Corporation
                              860 Atlantic Avenue
                           Alameda, California 94501
                                (510) 291-6100
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                ---------------

                                  Copies to:

     Karen A. Dempsey, Esq.                      Donald J. Murray, Esq.
     William A. Hines, Esq.                       Dewey Ballantine LLP
Wilson Sonsini Goodrich & Rosati,             1301 Avenue of the Americas
    Professional Corporation                 New York, New York 10019-6092
           One Market                                (212) 259-8000
 Spear Street Tower, Suite 3300
 San Francisco, California 94105
         (415) 947-2000

                                ---------------

  Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] __________
  If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] __________
  If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] __________
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_] __________

                        CALCULATION OF REGISTRATION FEE

                                ---------------

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                                             Proposed Maximum
 Title of Each Class of Securities to be    Aggregate Offering    Amount of
                Registered                       Price(1)      Registration Fee
-------------------------------------------------------------------------------
Common stock, $.001 par value per share..      $86,250,000         $22,770
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.
                                ---------------
  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the securities and exchange commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS     Subject to completion                September 29, 2000

--------------------------------------------------------------------------------

     Shares

[XENOGEN LOGO]

Common Stock

--------------------------------------------------------------------------------

This is our initial public offering of shares of our common stock. No public market currently exists for our common stock. We expect the public offering
price to be between $      and $      per share.

We have applied to have our common stock approved on the Nasdaq National Market for quotation under the symbol "XGEN."

Before buying any shares you should read the discussion of material risks of investing in our common stock in "Risk factors" beginning on page 9.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                                                                Per share Total
-------------------------------------------------------------------------------
Public offering price                                                $     $
-------------------------------------------------------------------------------
Underwriting discounts and commissions                               $     $
-------------------------------------------------------------------------------
Proceeds, before expenses, to Xenogen                                $     $
-------------------------------------------------------------------------------

The underwriters may also purchase up to      shares of common stock from us at
the public offering price, less the underwriting discounts and commissions, within 30 days from the date of this prospectus. The underwriters may exercise this option only to cover over-allotments, if any. If the underwriters exercise the option in full, the total underwriting discounts and commissions will be
$     , and our total proceeds, before expenses, will be $     .

The underwriters are offering the common stock as set forth under
"Underwriting." Delivery of the shares will be made on or about       , 2000.

UBS Warburg LLC
                      Dain Rauscher Wessels
                                                 Prudential Vector Healthcare
                                                 a unit of Prudential Securities

                 Reducing Numbers of Animals and Analysis Time

[Graphic depicting current methodology, in which mice are required to be sacrificed in order to be analyzed, versus Xenogen Technology, in which the same mice can be analyzed at various time points.]

                         More Predictive Data Analysis

[Graphic depicting increase/decrease in light emitted by test animal corresponding to increases/decreases in gene expression.]

                                    Biology

[Graphic of                     Bioware(TM) Cells
cells and                       and Microorganisms
microorganisms]

                               LPTA Light-Producing       [Graphic of
                               Transgenic Animals        light-producing
                                                        transgenic animal]

     Hardware                                                Software

[Picture of IVIS]                                 [Picture of computer utilizing
                                                      LivingImage Software]

  IVIS Imaging System                                  LivingImage Software

                                 Basic Method

[Graphic of cell]

Light-Producing Cell

[Graphic of light-             [Graphic of IVIS]         [Graphic of screen of
producing                                                of computer utilizing
transgenic animal]                                       LivingImage software]

Light-Producing              IVIS Imaging System          LivingImage Software
Transgenic Animal



                           Real-Time In Vivo Imaging

                       [Graphic depicting tumor growth]

--------------------------------------------------------------------------------


Through and including       , 2000 (the 25th day after commencement of this
offering), federal securities law may require all dealers selling shares of our common stock, whether or not participating in this offering, to deliver a prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

TABLE OF CONTENTS
--------------------------------------------------------------------------------

Prospectus summary..................    3
The offering........................    6
Summary financial data..............    7
Risk factors........................    9
Forward-looking information.........   20
Use of proceeds.....................   21
Dividend policy.....................   21
Capitalization......................   22
Dilution............................   23
Selected financial data.............   25
Management's discussion and analysis
  of financial condition and results
  of operations.....................   27

Business.........................   33
Management.......................   48
Related party transactions.......   58
Principal stockholders...........   62
Description of capital stock.....   64
Shares eligible for future sale..   70
Underwriting.....................   72
Legal matters....................   75
Experts..........................   75
Where you can find additional
  information....................   76
Index to financial statements....  F-1

Bioware(TM), Xenogen(TM) and IVIS(TM) are trademarks of Xenogen Corporation. This prospectus also refers to trademarks and trade names of other organizations.

--------------------------------------------------------------------------------

Prospectus summary

This summary highlights information contained in other parts of this prospectus. Because it is a summary, it does not contain all of the information you should consider before investing in our common stock. You should read the entire prospectus carefully, including "Risk factors" and the financial statements and related notes, before making an investment decision.

OUR BUSINESS

We have developed and are manufacturing and marketing a novel system designed to improve the efficiency and productivity of drug discovery and development by facilitating biological assessment. Our in vivo biophotonic imaging system allows us to measure light emitted from inside a living animal. This system combines our proprietary technologies in molecular biology and physiology to enable researchers to track and monitor the dynamic molecular mechanisms of disease and the impact of drugs on these mechanisms, as they occur, in live animals. We achieve this by using a luciferase gene, which produces a light-emitting enzyme, as a visual tag for biological activity. When the luciferase gene is inserted into a tumor cell or pathogen, researchers can track and monitor the progression of disease within a live animal, as well as the effectiveness of related drugs. This gene can also be inserted directly into the genome of an animal to serve as a reporter of the activity of another gene, such as a disease-related gene or gene responsible for a liver enzyme produced in response to a toxic drug. With these capabilities, we believe pharmaceutical and biotechnology companies will be better able to assess the clinical relevance of disease targets, as well as predict the efficacy and safety of drugs in humans, thereby reducing the risk of costly drug failures. As a result, we believe our system represents a significant improvement over conventional animal models.

We began marketing the current generation of our in vivo biophotonic imaging system, IVIS, in January 2000. Our integrated system includes IVIS and light-producing cells, microorganisms and transgenic animals that we create for use with IVIS. We license our technology to our customers and sell our instruments and light-producing cells, microorganisms and transgenic animals separately. We also provide research and development services. We have entered into a commercial license with Novartis and evaluation licenses with Bausch & Lomb Pharmaceuticals, Cubist Pharmaceuticals, DuPont Pharmaceuticals and Johnson & Johnson.

OUR MARKET OPPORTUNITY

Pharmaceutical and biotechnology companies and biomedical researchers are seeking technologies that facilitate the understanding of the dynamic molecular mechanisms of disease and drug therapies in human physiology. Biomedical research is focused on the understanding of normal and disease mechanisms. These mechanisms are generally complex and comprise a myriad of interrelated genes, proteins and biological pathways that together govern tissue and organ function. Pharmaceutical and biotechnology companies generally apply this knowledge of disease mechanisms to identify optimal points, or targets, for drug intervention.

Drug discovery and development is a long, iterative and expensive process. It generally requires up to 15 years of committed resources and between $300 and $500 million of costs per approved drug. In response, pharmaceutical and biotechnology companies and others are seeking new technologies that will accelerate the development of new drugs. Despite the adoption of high throughput screening systems, chemical libraries and other technologies that are increasing the number of potential drug targets and drug leads, productivity, or the number of new drugs approved each year, has not improved. According to the US Food and Drug Administration, there were only 83 New Drug Applications approved in 1999, compared with 121 in 1998 and 90 in 1997.

We believe that there are several reasons why productivity has not improved in the biomedical research and drug discovery and development processes:

 .Limited information on targets. Many drugs are being developed around disease targets that have little relevance to the overall biological processes involved in disease. As a result, many of the drug candidates arising from drug discovery ultimately fail.

 .Limited physiological context in drug screening. Many in vitro assays screen chemical compounds against disease targets in an isolated environment, outside the context of physiology. As a result, interactions between the drug and disease target may be observed that would not otherwise occur in the body.

 .Bottlenecks in drug metabolism and toxicity screening. Conventional animal models are typically used for drug metabolism and toxicity screening. This involves a time-consuming process of collecting, processing and analyzing large groups of animal tissues over different time intervals to obtain data. As a result, they are unable to keep up with the accelerating number of potential drug leads.

 .Limited predictive value of animal models. Researchers use animal models to predict human response to drugs. Conventional animal models introduce increased statistical variation in the data collected because they require the analysis of different animals at multiple time points and provide only a snapshot in time of dynamic processes. As a result, conventional animal models are limited in their ability to predict human response.

THE XENOGEN SOLUTION

We provide an integrated system that facilitates biological assessment, which we believe will improve the efficiency and productivity of the drug discovery and development process. We believe our solution provides the following key benefits over conventional technologies:

 .Enables real-time visual analysis of biological and drug activity in live animals;

 .Generates more predictive models of biological activity in humans and their response to drugs;

 .Addresses a broad range of questions on the molecular roles of drugs, genes or proteins in physiology; and

 .Provides higher throughput.

OUR STRATEGY

Our goal is to establish our technology as the industry standard for biological assessment. To achieve this goal, we have implemented the following strategy:

 .Build on our strengths in tracking and monitoring;

 .Apply our technology to the drug metabolism and toxicology markets;

 .Develop strategic partnerships to accelerate penetration of these target validation markets;

 .Provide easy access to our technology;

 .Generate high-margin recurring revenues; and

 .Become the premier source of physiological information.


RECENT DEVELOPMENTS

In September 2000, we entered into an agreement to acquire Chrysalis DNX Transgenic Sciences Corporation, a wholly-owned subsidiary of MDS Inc., in exchange for 3.5 million shares of our Series F preferred stock. DNX produces transgenic animals and performs contract research and development services for pharmaceutical and biotechnology companies and biomedical research institutions. We believe that the acquisition will provide us with additional technology and manufacturing capacity for our light-producing transgenic animals. DNX has 46 full-time employees located in their 41,200 square foot facility in Cranbury, New Jersey. For the year ended December 31, 1999, DNX had total revenues of $6.2 million and net income of $272,000, and for the six months ended June 30, 2000, had total revenues of $3.6 million and a net loss of $273,000. Upon the closing of the anticipated acquisition, we will enter into a five-year strategic relationship agreement with MDS, pursuant to which we will license technology and sell products to them for their pre-clinical contract research, excluding toxicology.

                                ----------------

Our principal executive offices are located at 860 Atlantic Avenue, Alameda, California 94501, and our telephone number is (510) 291-6100. Our corporate website is www.xenogen.com. We do not intend the information contained on our website to be part of this prospectus. We were incorporated in California in August 1995 and reincorporated in Delaware in September 2000.

The offering

The following information assumes that the underwriters do not exercise their over-allotment option to purchase additional shares in the offering.

 Common stock we are offering...............          shares

 Common stock to be outstanding after the
   offering.................................          shares

 Proposed Nasdaq National Market symbol..... XGEN

 Use of proceeds............................ To fund our operations, including continued development and
                                             manufacturing of existing
                                             products, research, development
                                             and commercialization of new
                                             applications for our technology,
                                             hiring of additional personnel to
                                             support our growth, expansion of
                                             our facilities and for other
                                             working capital and general
                                             corporate purposes. See "Use of
                                             proceeds."

Unless we indicate otherwise, when analyzing the information in this prospectus, you should assume that all outstanding shares of our preferred stock convert into an equivalent number of shares of our common stock upon the closing of this offering.

The number of shares of common stock to be outstanding after the offering in the table above is based on the number of shares outstanding as of June 30, 2000, and excludes:

 .292,771 shares issuable upon the exercise of outstanding warrants at a weighted-average exercise price of $1.64 per share;

 .1,473,118 shares issuable upon the exercise of outstanding options under our 1996 Stock Plan at a weighted-average exercise price of $0.30 per share; and

 .a total of 814,750 shares available for future grant under our 1996 Stock Plan, 2,000,000 shares available for future grant under our 2000 Stock Incentive Plan and 400,000 shares available for future purchase under of 2000 Employee Stock Purchase Plan.

In addition, we have agreed to issue an additional          shares if the
underwriters exercise their over-allotment option in full, which we describe in "Underwriting." If the underwriters exercise this option in full, shares of our common stock will be outstanding after this offering.

Summary financial data

The following historical statement of operations data for the years ended December 31, 1997, 1998 and 1999 are derived from our audited financial statements. The statement of operations data for the six months ended June 30, 1999 and 2000 and the balance sheet data as of June 30, 2000 are derived from our unaudited financial statements included in this prospectus, and include all adjustments consisting only of normal, recurring adjustments which we consider necessary for a fair presentation of the data. The unaudited pro forma statements of operations data are derived from the Unaudited Pro Forma Combined Condensed Financial Information and reflects our anticipated acquisition of DNX as if that acquisition occurred on January 1, 1999. The results of operations for the six months ended June 30, 2000 are not necessarily indicative of the results to be expected for the entire fiscal year, for any other interim period or for any future fiscal year.

                                                          Year ended   Six months      Six months
                               Year ended December      December 31, ended June 30,    ended June
                                       31,                      1999   (unaudited)       30, 2000
                              ------------------------    (unaudited ----------------  (unaudited
Statement of operations data    1997     1998     1999    pro forma)    1999     2000  pro forma)
--------------------------------------------------------------------------------------------------
                                          (In thousands, except per share data)
Revenue:
 License.................     $   23  $    47  $   457    $  1,243   $    76  $   175     $   648
 Research and development
  services...............         40       37      790       6,199       170      566       3,628
 Other revenue...........         --       --       46          46        11      124         124
                              ------  -------  -------    --------   -------  -------     -------
Total revenue............         63       84    1,293       7,488       257      865       4,400
Operating costs and
 expenses:
 Cost of revenue.........         --       --       --       3,619        --       62       1,729
 Research and
  development............        189    1,009    4,790       4,766     1,918    3,729       3,703
 Selling, general and
  administrative.........        336    2,381    3,757       5,812     1,610    2,752       5,034
 Amortization of
  purchased intangible
  assets and goodwill....         --       --       --       6,696        --       --       3,348
                              ------  -------  -------    --------   -------  -------     -------
Total operating costs and
 expenses................        525    3,390    8,547      20,893     3,528    6,543      13,814
Loss from operations.....       (462)  (3,306)  (7,254)    (13,405)   (3,271)  (5,678)     (9,414)
 Interest income.........         --      184      355         381       135      392         404
 Interest expense........         (5)    (122)    (237)       (245)      (92)    (232)       (241)
                              ------  -------  -------    --------   -------  -------     -------
Net loss before income
 taxes...................       (467)  (3,244)  (7,136)    (13,269)   (3,228)  (5,518)     (9,251)
(Provision for) benefit
 from income tax.........         --       --       --        (291)       --       --         112
                              ------  -------  -------    --------   -------  -------     -------
Net loss.................     $ (467) $(3,244) $(7,136)   $(13,560)  $(3,228) $(5,518)    $(9,139)
                              ======  =======  =======    ========   =======  =======     =======
Basic and diluted net
 loss per common share...     $(0.25) $ (1.32) $ (2.15)   $  (1.99)  $ (1.04) $ (1.43)    $ (1.24)
                              ------  -------  -------    --------   -------  -------     -------
Shares used in computing
 basic and diluted net
 loss per share..........      1,834    2,451    3,323       6,823     3,107    3,869       7,369
Pro forma basic and
 diluted net loss per
 common share............                                 $  (0.80)                       $ (0.43)
                                                          ========                        =======
Shares used in computing
 pro forma basic and
 diluted net loss per
 common share............                                   17,011                         21,208

The unaudited pro forma balance sheet data reflect our anticipated acquisition of DNX as if that acquisition had occurred on June 30, 2000 and the unaudited pro forma as adjusted balance sheet data further reflect the conversion of each outstanding share of our preferred stock into one share of our common stock
upon the closing of this offering, our sale of      shares of our common stock
in this offering at an assumed initial public offering price of $    per share
and the receipt of the estimated net proceeds therefrom. See "Use of proceeds" and "Capitalization."

                                                   As of June 30, 2000
                                                       (unaudited)
                                              --------------------------------
                                                                     Pro forma
Balance sheet data                              Actual  Pro forma  as adjusted
--------------------------------------------- -------------------------
                                                      (In thousands)
Cash and short-term investments.............. $ 31,444   $ 32,127         $
Working capital..............................   30,471     29,890
Total assets.................................   36,138     73,934
Long-term obligations, net of current
   portion...................................    2,804      2,935
Redeemable convertible preferred stock.......   46,506     81,506           --
Accumulated deficit..........................  (16,582)   (16,582)
Total stockholders' equity (net capital
   deficiency)...............................  (15,437)   (15,437)

--------------------------------------------------------------------------------

Risk factors

You should carefully consider the risks described below together with all of the other information included in this prospectus before making an investment decision. If any of the following risks actually occurs, our business, financial condition or results of operations could be harmed. In such an event, the trading price of our common stock could decline, and you may lose all or part of your investment.

RISKS RELATED TO OUR BUSINESS

We expect to continue to incur substantial losses and we may never achieve profitability.

We have incurred net losses every year since our inception in August 1995 and, as of June 30, 2000, we had an accumulated deficit of $16.6 million. We had net losses of approximately $500,000 in 1997, $3.2 million in 1998, $7.1 million in 1999 and $5.5 million in the six months ended June 30, 2000. We expect these losses to continue and anticipate negative cash flow for the foreseeable future. We expect that our operating expenses will increase significantly in the near term, due in part to significant investments we intend to make in research and development. Consequently, we will need to generate significant additional revenue to achieve profitability. We may never achieve profitability. Even if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis.

As a company in the early stage of development with an unproven business strategy, our limited history of operations makes evaluation of our business and prospects difficult.

We have had a limited operating history and are at an early stage of development. Our in vivo biophotonic imaging technology is new. To date, we have generated limited revenues from the sale of our products and services, amounting to approximately $84,000 in 1998, $1.3 million in 1999 and $865,000 in the six months ended June 30, 2000. Moreover, the majority of those revenues were derived from a government grant and short-term licensing and research and development agreements, most of which have terminated. As a result of these factors, it is difficult to evaluate our prospects, and our future success is more uncertain than if we had a longer or more proven history of operations.

The commercial utility of in vivo biophotonic imaging is uncertain and may never be realized.

Our products are based on a novel technology. To the best of our knowledge, no drugs have been approved to date using our in vivo biophotonic imaging technology, and we have not proven our ability to assist in the development of drugs with commercial potential. Disease progression or response to a drug in our in vivo assays may not have any correlation to disease progression or drug response in a human patient. If commercial opportunities are not realized from the use of in vivo biophotonic imaging, our existing customers could stop using our products, and we could have difficulty attracting new customers.

If our products and services do not become widely used by pharmaceutical, biotechnology, biomedical and chemical researchers, it is unlikely that we will ever become profitable.

Pharmaceutical, biotechnology, biomedical and chemical researchers have historically conducted in vivo biological assessment using a variety of technologies, including a variety of animal models. However, compared to other technologies, our technology is new and unproven, and the use of our technology by these companies is limited. The commercial success of our products will depend upon the adoption of this technology as a method to perform in vivo biological assessment. In order to be successful, our

--------------------------------------------------------------------------------

Risk factors

--------------------------------------------------------------------------------

products must meet the technical and cost requirements for in vivo biological assessment within the life sciences industry. Market acceptance will depend on many factors, including:

 .the willingness and ability of customers to adopt new technologies;

 .our ability to convince prospective strategic partners and customers that our technology is an attractive alternative to other technologies for in vivo biological assessment;

 .our ability to manufacture products and provide services in sufficient quantities with acceptable quality and at an acceptable cost; and

 .our ability to place and service sufficient quantities of our products.

Because of these and other factors, our products may not gain market acceptance.

We do not have sufficient commercial customers to achieve profitability.

Our business model provides for entering into evaluation licenses with prospective customers. Evaluation licenses are not designed to result in significant revenues or profitability, but rather to lead to longer term commercial licenses that will generate recurring revenues. Our evaluation licenses do not create a binding obligation on the part of the customer to enter into a commercial license of our products. A customer can choose not to renew and not to enter into a commercial license. Therefore, we cannot be sure that any evaluation license will result in a commercial license for our products. To date, we have only one commercial license and several evaluation licenses that expire in the first quarter of 2001. Our inability to convert evaluation licenses into commercial licenses would have a negative impact on our ability to achieve profitability and meet our growth objectives.

If we are unable to successfully integrate DNX, our business may be harmed.

Recently, we entered into an agreement to acquire DNX, a privately-held corporation that produces transgenic animals. If we are unable to integrate DNX with our business, we may incur substantial costs and delays or other operational, technical or financial problems. In addition, efforts required to integrate DNX may divert management's attention from our existing strategies and may damage our relationships with key customers and employees. Furthermore, since we have no experience operating DNX, we cannot assure you that we will achieve the expected benefits of this acquisition.

Because we receive revenues principally from pharmaceutical, biotechnology and chemical companies and biomedical research institutions, the capital spending policies of these entities may have a significant effect on the demand for our products.

We market our products to pharmaceutical, biotechnology and chemical companies and biomedical research institutions, and the capital spending policies of these entities can have a significant effect on the demand for our products. These policies are based on a wide variety of factors, including the resources available for purchasing research equipment, the spending priorities among various types of research equipment and the policies regarding capital expenditures. In particular, the volatility of the public stock market for biotechnology companies has at certain times significantly impacted the ability of these companies to raise capital, which has directly affected their capital spending budgets. In addition, continued consolidation within the pharmaceutical industry will likely delay and may potentially reduce capital spending by pharmaceutical companies involved in such consolidations. Any decrease or delay in capital spending by life sciences or chemical companies or biomedical researchers could cause our revenues to decline and harm our profitability.

--------------------------------------------------------------------------------

Risk factors

--------------------------------------------------------------------------------


Our limited sources of supply and distribution may affect our ability to produce and supply our products.

We obtain key components for IVIS from a small number of sources. In addition, we rely on Taconic Farms, Inc. to breed and distribute some of our light-producing transgenic animals. Our reliance on these outside suppliers and distributors exposes us to risks, including:

 .the possibility that one or more of our suppliers or distributors could terminate their services at any time;

 .reduced control over pricing, quality and timely delivery, due to the difficulties in switching to alternative suppliers or distributors; and

 .the potential delays and expense of seeking alternative sources of suppliers or distributors.

In addition, any interruption or delay in the supply of components or work performed by our distributors could impair our ability to produce and supply our products.

We may fail to meet market expectations because of fluctuations in our quarterly or annual operating results, which could cause our stock price to decline.

The following are among the factors that could cause our operating results to fluctuate significantly from period to period:

 .changes in the demand for, and pricing of, our products and services;

 .the nature, pricing and timing of other products and services provided by us or our competitors;

 .changes in the research and development budgets of our customers;

 .acquisition, licensing and other costs related to the expansion of our operations;

 .the timing of milestones, licensing and other payments under the terms of our customer agreements and agreements pursuant to which others license technology to us; and

 .expenses related to, and the results of, patent filings and other proceedings relating to intellectual property rights.

A large portion of our expenses, including expenses for facilities, equipment and personnel, are relatively fixed. Accordingly, if revenues decline or do not grow as anticipated, we might not be able to correspondingly reduce our operating expenses. In addition, we plan to significantly increase operating expenses in 2001. Failure to achieve anticipated levels of revenues could therefore significantly harm our operating results for a particular fiscal period.

We may be unable to compete effectively because existing in vivo biological assessment technologies are well established and accepted.

We compete with a variety of established and accepted technologies for in vivo biological assessment. The technologies have remained relatively unchanged for the past 40 years, are well established and are

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                                                                              11
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routinely used by researchers. We believe it may take several years for researchers to become educated about our in vivo biophotonic imaging technology.

We believe that in the near term, the market for in vivo biological assessment will be subject to rapid change and will be significantly affected by new technology introductions and other market activities of industry participants. As other companies develop new technologies and products to conduct in vivo biological assessment, we may be required to compete with many larger companies that enjoy several competitive advantages, including:

 .established distribution networks;

 .established relationships with life sciences or chemical companies and biomedical researchers; and

 .greater resources for technology and product development, sales and marketing and patent litigation.

At any time, other companies may develop additional directly competitive products that could achieve greater market acceptance or render our products obsolete. See "Business - Competition."

If we fail to properly manage our growth, our business could be adversely affected.

We have experienced significant growth in the number of our employees and the scope of our operations. As of December 31, 1999, we had 38 full-time employees, and as of August 31, 2000, we had 72 full-time employees. We expect our number of employees to continue to increase for the foreseeable future. In addition, we have substantially increased the scale of our operations in the last year and expect to continue doing so for the foreseeable future. Our overall growth and need to develop many different areas of our business have placed, and may continue to place, a strain on our management and operations. If we are unable to manage our growth effectively, our losses could increase. The management of our growth will depend, among other things, upon our ability to improve our operational, financial and management controls, reporting systems and procedures. In addition, we will have to invest in additional customer support resources. To provide this support, we may need to open additional offices, which will result in additional burdens on our systems and resources and require additional capital expenditures.

We depend on key employees in a competitive market for skilled personnel, and without additional employees, we cannot grow or achieve profitability.

We are highly dependent on the principal members of our management, operations and scientific staff, including David W. Carter and Pamela R. Contag, PhD, our Co-Chief Executive Officers; Kevin J. Birtchnell, our Chief Financial Officer and Vice President; Anthony F. Purchio, PhD, our Chief Scientific Officer and Vice President; and Michael D. Cable, PhD, our Chief Technology Officer and Vice President. The loss of any of their services would harm our business. With the exception of Mr. Carter and Dr. Contag, none of the principal members of our management team and scientific staff have entered into employment agreements with us, nor, with the exception of Mr. Carter and Dr. Contag, do we have any key person life insurance on such individuals. Additionally, as a practical matter, any employment agreement we enter into will not ensure the retention of the employee who is a party to the agreement.

Our future success also will depend in part on the continued service of our key scientific, consulting and management personnel and our ability to identify, hire and retain additional personnel. We experience intense competition for qualified personnel. We may be unable to attract and retain

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12
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personnel necessary for the development of our business. Moreover, a significant portion of our work force is located in the San Francisco Bay Area of California, where demand for personnel with the scientific and technical skills we seek is extremely high and is likely to remain high. Because of this competition, our compensation costs may increase significantly.

We may need to raise additional capital that may not be available, which could adversely affect our operations.

We may need to raise more money to continue our operations. We may seek additional funds from public and private stock offerings, corporate collaborations and licenses, borrowings under lease lines of credit or other sources. Additional capital may not be available on terms acceptable to us, or at all. Any additional equity financing may be dilutive to stockholders, and debt financing, if available, may include restrictive covenants. If we cannot raise more money when needed, we may have to reduce our capital expenditures, scale back our development of new products and services, reduce our workforce or license to others products that we otherwise would seek to commercialize ourselves. We expect that our current resources, together with the proceeds from this offering and future operating revenue, will be sufficient to fund operations through 2001.

Our product development efforts may not produce commercially viable products.

We intend to devote significant personnel and financial resources to research and development activities to develop new products. We may not be successful in developing new products, and we may never realize any benefits from such research and development activities. Our ability to increase our revenues and achieve and sustain profitability depends upon our ability to successfully develop new and commercially viable products.

Our intellectual property rights may not provide meaningful commercial protection for our products, which could enable third parties to use our technology, or very similar technology, and could reduce our ability to compete in the market.

We rely on patent, copyright, trade secret and trademark laws to limit the ability of others to compete with us using the same or similar technology. However, these laws afford only limited protection and may not adequately protect our rights to the extent necessary to sustain any competitive advantage we may have. For example, our patents may be challenged, invalidated or designed around by third parties. Our patent applications and the notices of allowance we have received may not issue as patents in a form that will be advantageous to us. If we lose any personnel, we may not be able to prevent the unauthorized disclosure or use of our technical knowledge or other trade secrets by those former employees despite the existence of nondisclosure and confidentiality agreement and other contractual restrictions to protect our proprietary technology. Furthermore, the laws of foreign countries may not protect our intellectual property rights to the same extent as the laws of the United States. If our intellectual property does not provide significant protection against competition, our competitors could compete more directly with us, which could result in reduced profitability.

Our success will depend partly on our ability to operate without infringing or misappropriating the proprietary rights of others.

We may be exposed to future litigation by third parties based on claims that our products infringe the intellectual property rights of others. This risk is exacerbated by the fact that there are numerous issued and pending patents in the life sciences industry and the fact that the validity and breadth of life sciences patents involve complex legal and factual questions for which important legal principles

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                                                                              13
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remain unresolved. Our competitors may assert that our products and the methods we employ may be covered by US or foreign patents held by them. In addition, because patent applications can take many years to issue, there may be currently pending applications of which we are unaware, which may later result in issued patents that our products may infringe. There could also be existing patents of which we are not aware that one or more of our products may inadvertently infringe.

If we lose a patent infringement lawsuit, we could be prevented from selling our products unless we can obtain a license to use technology or ideas covered by such patent or are able to redesign the products to avoid infringement. A license may not be available at all or on terms acceptable to us, or we may not be able to redesign our products to avoid any infringement. If we are not successful in obtaining a license or redesigning our products, we may be unable to sell our products and our business could suffer.

We may be subject to patent litigation, which could be expensive and divert our management's attention.

There is a substantial amount of litigation over patent and other intellectual property rights in the life sciences industry generally. Infringement and other intellectual property claims, with or without merit, can be expensive and time-consuming to litigate and can divert management's attention from our core business.

Our rights to the use of technologies licensed to us by third parties are not within our control, and without these technologies, our products and programs may not be successful and our business prospects could be harmed.

We rely on licenses to use various technologies that are material to our business, including licenses to the use of certain biologicals, and licenses to engineer and commercialize transgenic animals. We do not own the patents that underlie these licenses. Our rights to use these technologies and employ the inventions claimed in the licensed patents are subject to our licensors abiding by the terms of those licenses and not terminating them. In most cases, we do not control the prosecution or filing of the patents to which we hold licenses. Instead, we rely upon our licensors to prevent infringement of those patents. Some of the licenses under which we have rights, such as the license from Stanford University, provide us with exclusive rights in specified fields, but we cannot assure you that the scope of our rights under these and other licenses will not be subject to dispute by our licensors or third parties.

Our activities involve hazardous chemicals and biological materials and may subject us to liability, which could seriously harm our financial condition.

Our research and development activities involve the controlled use of hazardous materials and generate biological waste. We are subject to federal, state and local laws and regulations governing the storage, handling and disposal of these materials and waste products. Although we believe that our safety procedures for handling and disposing of these materials and wastes comply with legally prescribed standards, we cannot eliminate the risk of accidental contamination or injury from these materials. We may be sued for any injury or contamination that results from our use or the use by third parties of these materials, and our liability may exceed our insurance coverage and our total assets. Future environmental regulations could require us to incur significant compliance costs.

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14
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Compliance with governmental regulations could increase our operating costs or adversely affect our customers' ability to obtain governmental approval of gene-based products, which would adversely affect the commercialization of our technology.

The Animal Welfare Act, or AWA, is the federal law that currently covers animals in laboratories. It applies to institutions or facilities using any regulated live animals for research, testing, teaching or experimentation, including diagnostic laboratories and private companies in the pharmaceutical and biotechnology industries. The AWA currently does not cover rats or mice, and consequently, it has little impact on our business. However, the United States Department of Agriculture, or USDA, which enforces the AWA, is presently considering changing the regulations issued under the AWA to include mice within its coverage, which would make the AWA applicable to many aspects of our business. The AWA imposes a wide variety of specific regulations which govern the humane handling, care, treatment and transportation of certain animals by producers and users of research animals, most notably personnel, facilities, sanitation, cage size, feeding, watering and shipping conditions. We cannot assure you that the USDA will not decide to include mice in its regulations and that we will not become subject to registration, inspections and reporting requirements. Compliance with the AWA could be expensive, and current or future regulations could impair our research and production efforts.

Since we develop animals containing changes in their genetic make-up, we may become subject to a variety of laws, guidelines, regulations and treaties specifically directed at genetically modified organisms, or GMOs. The area of environmental releases of GMOs is rapidly evolving and is currently subject to intense regulatory scrutiny, particularly internationally. If we become subject to these laws, we could incur substantial compliance costs. For example, the Biosafety Protocol, or the BSP, a recently adopted treaty, is expected to cover certain shipments from the United States to countries abroad that have signed the BSP. The BSP is also expected to cover the importation of living modified organisms, a category that could include our transgenic mice. If our mice are not contained as described in the BSP, our animals could be subject to the potentially extensive import requirements of countries that are signatories to the BSP.

We also are subject to a variety of other federal, state and local laws and regulations in the United States and in other countries pertaining to our facilities, the shipment, exportation and importation of various articles, safe working conditions, production practices, fire hazard control and other health concerns. There can be no assurance that we will avoid incurring significant costs to comply with these laws and regulations or that we will be able to comply with them in the future. Failure to comply with relevant laws and regulations could result in a number of government sanctions, including fines and injunctions. Unanticipated changes in existing legal and regulatory requirements or the adoption of new requirements also could have a material adverse effect on us.

Drugs and diagnostic products are subject to an extensive and uncertain regulatory approval process by the Food and Drug Administration and comparable agencies in other countries. Regulatory requirements ultimately imposed on our products or products developed by our customers could limit our or our customers' ability to test, manufacture and, ultimately, commercialize products, including products for which we may be entitled to receive royalty payments.

Our products have lengthy sales cycles, which could cause our operating results to fluctuate significantly from quarter to quarter.

Our ability to obtain customers for our products depends in significant part upon the perception that our products can help accelerate efforts in drug development. The sale of many of our products typically involves a significant technical evaluation and commitment of capital by customers.

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                                                                              15
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Accordingly, the initial sales cycles of many of our products are lengthy and subject to a number of significant risks that are beyond our control, including customers' budgetary constraints and internal acceptance reviews. Our revenues could fluctuate significantly from quarter to quarter, due to this lengthy and unpredictable sales cycle. In particular, our operating results in the first and third quarters have historically been depressed. A large portion of our expenses, including expenses for facilities, equipment and personnel, are relatively fixed. Accordingly, if our revenues decline or do not grow as we anticipate, we might not be able to correspondingly reduce our operating expenses. Our failure to achieve our anticipated levels of revenues could significantly harm our operating results for a particular fiscal period. Due to the possibility of fluctuations in our operating results, we believe that quarter-to-quarter comparisons of our operating results are not always a good indication of our future performance.

Public perception of ethical and social issues may limit or discourage the use of mice for experimentation using our in vivo biophotonic imaging technology, which could reduce our revenues and adversely affect our business.

Governmental authorities could, for social or other purposes, limit the use of genetic modifications or prohibit the practice of our technology. Public attitudes may be influenced by claims that genetically engineered products are unsafe for use in research or pose a danger to the environment. The subject of genetically modified organisms, like genetically altered mice, has received negative publicity and aroused significant public debate. In addition, animal rights activists could protest or make threats against our facilities, which may result in property damage. Ethical and other concerns about our methods, particularly our use of genetically altered mice, could adversely affect our market acceptance.

If a natural disaster strikes our manufacturing facility, we would be unable to manufacture our products for a substantial amount of time and we would experience lost revenue.

We currently rely on a single manufacturing facility in Alameda, California to produce IVIS and our light-producing cells, microorganisms and transgenic animals and have no alternative facilities. Upon completion of our anticipated acquisition of DNX, we will have a second facility in Cranbury, New Jersey, where we will manufacture light-producing transgenic animals. Both of these facilities and some pieces of manufacturing equipment would be difficult to replace and could require substantial replacement lead-time. Our facilities may be affected by natural disasters such as earthquakes and floods. Earthquakes are of particular significance to our Alameda facility, as it is located in an earthquake-prone area. In the event our Alameda facility or equipment were affected by man-made or natural disasters, we would be unable to manufacture IVIS and many of our light-producing cells, microorganisms and transgenic animals for sale, or meet customer demands or sales projections. If our manufacturing operations were curtailed or ceased, it would seriously harm our business.

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16
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RISKS RELATED TO THIS OFFERING

You will suffer immediate and substantial dilution.

We expect the initial public offering price of our shares to be substantially higher than the book value per share of the outstanding common stock. Accordingly, investors purchasing shares of common stock in this offering will:


 .pay a price per share that substantially exceeds the value of our assets after subtracting liabilities; and

 .contribute % of the total amount invested to date to fund us, but will own only % of the shares of common stock outstanding. To the extent outstanding stock options or warrants are exercised, there will be further dilution to new investors.

Our principal stockholders, executive officers and directors own a significant percentage of our stock, and as a result, the trading price for our shares may be depressed and these stockholders can take actions that may be adverse to your interests.

Our executive officers and directors and entities affiliated with them will, in
the aggregate, beneficially own approximately    % of our common stock
following this offering. This significant concentration of share ownership may adversely affect the trading price for our common stock because investors often perceive disadvantages in owning stock in companies with controlling stockholders. These stockholders, acting together, will have the ability to exert substantial influence over all matters requiring approval by our stockholders, including the election and removal of directors and any proposed merger, consolidation or sale of all or substantially all of our assets. In addition, they could dictate the management of our business and affairs. This concentration of ownership could have the effect of delaying, deferring or preventing a change in control, or impeding a merger or consolidation, takeover or other business combination that could be favorable to you.

The future sale of common stock could negatively affect our stock price.

After this offering, we will have approximately          shares of common stock
outstanding, or           shares if the underwriters' over-allotment is
exercised in full. The             shares sold in this offering, or
shares if the underwriters' over-allotment is exercised in full, will be freely tradable without restriction or further registration under the federal securities laws unless purchased by our affiliates. The remaining shares of common stock outstanding after this offering will be available for sale in the public market 180 days after the date of the final prospectus relating to this offering, subject in some cases to volume and other limitations. The previous sentence assumes the effectiveness of the lock-up agreements with the underwriters under which holders of substantially all of our common stock have agreed not to sell or otherwise dispose of their shares of common stock. Most of the shares that will be available for sale after the expiration of the lock-up period will be subject to volume restrictions because they are held by our affiliates. In addition, UBS Warburg LLC may waive these lock-up restrictions prior to the expiration of the lock-up period without prior notice. If our common stockholders sell substantial amounts of common stock in the public market, or the market perceives that such sales may occur, the market price of our common stock could fall. After this offering, the
holders of approximately         shares of our common stock will have rights,
subject to some conditions, to require us to file registration statements covering their shares or to include their shares in registration statements that we may file for ourselves or other stockholders. Furthermore, if we were to include in a company-initiated registration statement shares held by those holders pursuant

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                                                                              17
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to the exercise of their registration rights, those sales could impair our ability to raise needed capital by depressing the price at which we could sell our common stock. Please see "Shares eligible for future sale."

There may not be an active, liquid trading market for our common stock.

Prior to this offering, there has been no public market for our common stock. An active trading market for our common stock may not develop following this offering. You may not be able to sell your shares quickly or at the market price if trading in our stock is not active. The initial public offering price may not be indicative of prices that will prevail in the trading market. See "Underwriting" for more information regarding the factors considered in determining the initial public offering price.

Our common stock may experience extreme price and volume fluctuations, which could lead to costly litigation for us and make an investment in us less appealing.

The market price of our common stock may fluctuate substantially due to a variety of factors, including:

 .announcements of technological innovations or new products by us or our competitors;

 .developments or disputes concerning patents or proprietary rights, or of infringement, interference or other litigation against us or our licensors;

 .development and introduction of new products and services;

 .media reports and publications about genetics and gene-based products;

 .changes in the expenditures of pharmaceutical, biotechnology and chemical companies and biomedical researchers;

 .announcements concerning our competitors or the life sciences industry in general;

 .new regulatory pronouncements and changes in regulatory guidelines;

 .general and industry-specific economic conditions;

 .actual or anticipated fluctuations in our operating results;

 .changes in financial estimates or recommendations by securities analysts;

 .changes in accounting principles; and

 .the loss of any of our key scientific or management personnel.

The market prices of the securities of biotechnology companies, particularly companies like ours without consistent product revenues and earnings, have been highly volatile and are likely to remain highly volatile in the future. This volatility has often been unrelated to the operating performance of particular companies. In the past, securities class action litigation has often been brought against companies that experience volatility in the market price of their securities. Moreover, market prices for stocks of biotechnology-related and technology companies, particularly following an initial public

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offering, frequently reach levels that bear no relationship to the operating performance of such companies. These market prices generally are not sustainable and are subject to wide variations. Whether or not meritorious, litigation brought against us could result in substantial costs, divert management's attention and resources and harm our financial condition and results of operations.

Our incorporation documents and Delaware law may inhibit a takeover that stockholders consider favorable and could also limit the market price of your stock.

Our amended and restated certificate of incorporation and bylaws will contain provisions that could delay or prevent a change in control of our company. Some of these provisions:

 .authorize the issuance of preferred stock that can be created and issued by the board of directors without prior stockholder approval, commonly referred to as "blank check" preferred stock, with rights senior to those of common stock; and

 .provide for a classified board of directors.

In addition, we are governed by the provisions of Section 203 of the Delaware General Corporation Law. These provisions may prohibit large stockholders, in particular those owning 15% or more of our outstanding voting stock, from merging or combining with us. These and other provisions in our amended and restated certificate of incorporation and bylaws and under Delaware law could reduce the price that investors might be willing to pay for shares of our common stock in the future and result in the market price being lower than it would be without these provisions.

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                                                                              19
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Forward-looking information

Some of the statements that we make under "Prospectus summary," "Risk factors," "Management's discussion and analysis of financial condition and results of operations," "Business" and elsewhere in this prospectus constitute forward-looking statements. These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by any of our forward-looking statements. Some of these factors are listed under "Risk factors" and elsewhere in this prospectus. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "expects," "plans," "intends," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of these terms and other comparable terminology. These statements are only predictions. Actual events or results may differ materially.

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Use of proceeds

Our proceeds from the sale of the      shares of common stock we are offering
are estimated to be $         ($        if the underwriters' over allotment
option is exercised in full) assuming a public offering price of $      per
share and after deducting the underwriting discounts and commissions and our estimated offering expenses. We currently intend to use the net proceeds to fund our operations, including continued development and manufacturing of existing products; research, development and commercialization of new applications for our technology; hiring of additional personnel to support our growth; expansion of our facilities; and for other working capital and general corporate purposes. Other than our anticipated acquisition of DNX, we have no current plans, agreements or commitments with respect to any acquisition. We may, however, if the opportunity arises, use an unspecified portion of the net proceeds to acquire or invest in products, technologies or companies. Our management may spend the proceeds from this offering in ways which our stockholders may not deem desirable.

The timing and amount of our actual expenditures will be based on many factors, including cash flows from operations and the growth of our business.

Until we use the net proceeds of this offering for the above purposes, we intend to invest the funds in short-term, investment grade, interest-bearing securities. We cannot predict whether the proceeds invested will yield a favorable return.

Dividend policy

We have never declared or paid cash dividends on our capital stock. We anticipate that we will retain any earnings to support operations and to finance the growth and development of our business. Therefore, we do not expect to pay cash dividends in the foreseeable future. Any future determination relating to our dividend policy will be made at the discretion of our board of directors and will depend on a number of factors including future earnings, capital requirements, financial conditions and future prospectus and other factors the board of directors may deem relevant.

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Capitalization

The following table sets forth our capitalization as of June 30, 2000:

 .on an actual basis;

 .on a pro forma basis to give effect to the acquisition of DNX and the issuance of 3,500,000 shares of preferred stock in connection with the DNX acquisition, as if the acquisition had occurred on June 30, 2000; and

 .on a pro forma as adjusted basis to give further effect to the conversion of our preferred stock into common stock and the receipt of the estimated net
 proceeds from the sale of            shares of common stock offered by this
 prospectus.

                                                                      Pro forma
                                               Actual    Pro forma  as adjusted
                                          (unaudited)  (unaudited)  (unaudited)
-------------------------------------------------------------------------------
                                           (In thousands, except share data)
Long-term obligations, including current
   portion..............................     $  3,659     $  3,849         $
                                             --------     --------         ----
Redeemable convertible preferred stocks,
   no par value, 20,085,895 shares
   authorized, 18,914,443 shares issued
   and outstanding actual; 23,585,895
   shares authorized, 22,414,443 shares
   issued and outstanding pro forma; no
   shares issued or outstanding pro
   forma as adjusted ...................       46,506       81,506

Stockholders' equity (net capital
   deficiency):
  Convertible preferred stock, no par
     value, 260,606 shares authorized,
     260,606 shares issued and
     outstanding, actual and pro forma;
     5,000,000 shares authorized pro
     forma as adjusted, no shares issued
     or outstanding pro forma as
     adjusted...........................          102          102
  Common stock, no par value, 35,000,000
     shares authorized, 4,502,132 shares
     issued and outstanding actual and
     pro forma; 150,000,000 authorized,
          shares issued and outstanding,
     pro forma as adjusted..............          164          164
Additional paid-in capital..............        2,363        2,363
Notes receivable from stockholders......         (111)        (111)
Deferred stock-based compensation.......       (1,373)      (1,373)
Accumulated deficit.....................      (16,582)     (16,582)
                                             --------     --------         ----
  Total stockholders' equity (net
     capital deficiency)................      (15,437)     (15,437)
                                             --------     --------         ----
  Total capitalization..................     $ 34,728     $ 69,918         $
                                             ========     ========         ====

The table above does not include:

 .292,771 shares issuable upon the exercise of outstanding warrants at a weighted-average exercise price of $1.64 per share;

 .1,473,118 shares issuable upon the exercise of outstanding options under our 1996 Stock Plan at a weighted-average exercise price of $0.30 per share; and

 .a total of 814,750 shares available for future grant under our 1996 Stock Plan, 2,000,000 shares available for future grant under our 2000 Stock Incentive Plan and 400,000 shares available for future purchase under our 2000 Employee Stock Purchase Plan.

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


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Dilution

If you invest in our common stock, your interest will be diluted by the difference between the public offering price per share of our common stock and the combined pro forma as adjusted net tangible book value per share of our common stock immediately after this offering. Our combined pro forma net tangible book value at June 30, 2000 was approximately $33,352,000, or $1.23 per share of common stock. Combined pro forma net tangible book value per share represents total tangible assets less total liabilities, divided by the combined pro forma number of shares of common stock outstanding at June 30, 2000, and assumes the conversion of each outstanding share of our preferred stock into one share of common stock upon the closing of this offering and the issuance of approximately 3,500,000 shares of preferred stock in connection with DNX acquisition, as if the acquisition had occurred on June 30, 2000.
Assuming our sale of       shares of common stock at an assumed initial public
offering price of $     per share and after deducting underwriting discounts
and commissions and estimated offering expenses, our combined pro forma as adjusted net tangible book value at June 30, 2000 would have been approximately
$    , or $     per share. This represents an immediate increase in combined
pro forma net tangible book value of $     per share to existing stockholders
and an immediate dilution of $     per share to new investors purchasing shares
in this offering. The following table illustrates this per share dilution:

Assumed public offering price per share.............................       $
  Net tangible book value per share as of June 30, 2000............. $1.23
  Increase per share attributable to new investors..................
                                                                     -----
Combined pro forma net tangible book value per share after the offering...........................................................
                                                                           ----
Dilution per share to new investors.................................       $
                                                                           ====
Additional dilution in combined pro forma net tangible book value per share..........................................................
                                                                           ----
Combined pro forma dilution per share to new investors..............       $
                                                                           ====

The table above assumes no exercise of the underwriters' over-allotment option and excludes exercises of options after June 30, 2000. The number of shares outstanding as of June 30, 2000 excludes 1,473,118 shares of common stock issuable upon exercise of options outstanding as of June 30, 2000, having a weighted-average exercise price of $0.30 per share and 292,771 shares of stock issuable upon exercise of warrants outstanding at June 30, 2000, having a weighted-average exercise price of $1.64 per share. The exercise of outstanding options and warrants having an exercise price less than the offering price would increase the dilutive effect to new investors.

Assuming complete conversion of all of our outstanding stock options and warrants totaling 1,765,889 additional shares and approximately $922,000 in exercise proceeds, the combined pro forma net tangible book value would be
reduced and further dilute new investors an additional $      per share, to
$     per share.

--------------------------------------------------------------------------------

Dilution

--------------------------------------------------------------------------------


The following table sets forth, as of June 30, 2000, the differences between the number of shares of common stock purchased from us, the total consideration paid and average price per share paid by existing stockholders and by the new investors, before deducting expenses payable by us, using an assumed public
offering price of $          per share.

                             Shares purchased  Total consideration
                            ------------------ ------------------- Average price
                                Number Percent      Amount Percent     per share
--------------------------------------------------------------------------------
Existing stockholders...... 23,677,181         $46,661,000                 $1.97
New investors..............
                            ----------  ------ -----------  ------         -----
Total .....................             100.0% $            100.0%         $
                            ==========  ====== ===========  ======         =====

If the underwriters' over-allotment option is exercised in full, the following will occur:

 .the number of shares of common stock held by existing stockholders will
 decrease to approximately     % of the total number of shares of common stock
 outstanding; and

 .the number of shares held by new public investors will be increased to
             or approximately     % of the total number of shares of our common
 stock outstanding after this offering.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


Selected financial data

The following selected financial data should be read in conjunction with our financial statements and related notes and "Management's discussion and analysis of financial condition and results of operations" included elsewhere in this prospectus. The statement of operations data for the fiscal years ended December 31, 1995 and 1996 and the balance sheet data at December 31, 1995, 1996 and 1997 are derived from our audited financial statements not included in this prospectus. The statement of operations data for the fiscal years ended December 31, 1997, 1998 and 1999 and the balance sheet data as of December 31, 1998 and 1999 are derived from our audited financial statements included in this prospectus. The statement of operations data for the six months ended June 30, 1999 and 2000 and the balance sheet data at June 30, 2000 derived from our unaudited financial statements included in this prospectus and include all adjustments consisting only of normal, recurring adjustments, which we consider necessary for a fair presentation of the data. The pro forma columns reflect our anticipated acquisition of DNX, as if the acquisition had occurred on January 1, 1999 for the statement of operations and June 30, 2000 for the balance sheet. The results of operations for the six months ended June 30, 2000 are not necessarily indicative of the results to be expected for the entire fiscal year, for any other interim period or for any future fiscal year.

                          Period from
                            inception                                     Year ended   Six months      Six months
                           (August 1,                                   December 31, ended June 30,    ended June
                                1995)    Year ended December 31,                1999   (unaudited)       30, 2000
Statement of operations   to Dec. 31, --------------------------------    (unaudited ----------------  (unaudited
data                             1995   1996    1997     1998     1999    pro forma)    1999     2000  pro forma)
-----------------------------------------------------------------------------------------------------------------
                                                (In thousands, except per share data)
Revenues:
 License................    $   --    $   --  $   23  $    47  $   457    $  1,243   $    76  $   175   $   648
 Research and
  development services..        --        --      40       37      790       6,199       170      566     3,628
 Other revenues.........        --        --      --       --       46          46        11      124       124
                            ------    ------  ------  -------  -------    --------   -------  -------   -------
Total revenues..........        --        --      63       84    1,293       7,488       257      865     4,400
Operating costs and
 expenses:
 Cost of revenue........        --        --      --       --       --       3,619        --       62     1,729
 Research and
  development...........         2        28     189    1,009    4,790       4,766     1,918    3,729     3,703
 Selling, general and
  administrative........        55       132     336    2,381    3,757       5,812     1,610    2,752     5,034
 Amortization of
  purchased intangible
  assets and goodwill...        --        --      --       --       --       6,696        --       --     3,348
                            ------    ------  ------  -------  -------    --------   -------  -------   -------
Total operating costs
 and expenses...........        57       160     525    3,390    8,547      20,893     3,528    6,543    13,814
Loss from operations....       (57)     (160)   (462)  (3,306)  (7,254)    (13,405)   (3,271)  (5,678)   (9,414)
 Interest income........        --        --      --      184      355         381       135      392       404
 Interest expense.......        --        --      (5)    (122)    (237)       (245)      (92)    (232)     (241)
                            ------    ------  ------  -------  -------    --------   -------  -------   -------
Net loss before income
 taxes..................       (57)     (160)   (467)  (3,244)  (7,136)    (13,269)   (3,228)  (5,518)   (9,251)
(Provision for) benefit
 from income tax........        --        --      --       --       --        (291)       --       --       112
                            ------    ------  ------  -------  -------    --------   -------  -------   -------
Net loss................    $  (57)   $ (160) $ (467) $(3,244) $(7,136)   $(13,560)  $(3,228) $(5,518)  $(9,139)
                            ======    ======  ======  =======  =======    ========   =======  =======   =======
Basic and diluted net
 loss per common share..    $(0.03)   $(0.09) $(0.25) $ (1.32) $ (2.15)   $  (1.99)  $ (1.04) $ (1.43)  $ (1.24)
                            ======    ======  ======  =======  =======    ========   =======  =======   =======
Shares used in computing
 basic and diluted net
 loss per share.........     1,800     1,800   1,834    2,451    3,323       6,823     3,107    3,869     7,369
Pro forma basic and
 diluted net loss per
 common share...........                                                  $  (0.80)                     $ (0.43)
                                                                          ========                      =======
Shares used in computing
 pro forma basic and
 diluted net loss per
 common share...........                                                    17,011                       21,208

--------------------------------------------------------------------------------

Selected financial data

--------------------------------------------------------------------------------


                                                                                       As of
                                                                           As of    June 30,
                                     As of December 31,                 June 30,        2000
                              -------------------------------------         2000  (unaudited
Balance sheet data            1995   1996   1997     1998      1999  (unaudited)  pro forma)
---------------------------------------------------------------------------------------------
                                                   (In thousands)
Cash and short-term
  investments.............    $ 15  $   6  $ 175  $ 2,407  $  5,812     $ 31,444    $ 32,127
Working capital
  (deficit)...............     (44)  (115)  (565)   2,271     4,968       30,471      29,890
Total assets..............      17     10    182    4,736    11,613       36,138      73,934
Long-term obligations, net
  of current portion......      --     --     --    1,360     2,678        2,804       2,935
Redeemable convertible
  preferred stock.........      --     --     --    6,527    17,511       46,506      81,506
Accumulated deficit.......     (57)  (217)  (684)  (3,928)  (11,064)     (16,582)    (16,582)
Total stockholders' equity
  (net capital deficiency)..   (42)  (111)  (558)  (3,733)  (10,492)     (15,437)    (15,437)

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Management's discussion and analysis of
financial condition and results of operations

The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements and the notes to those systems included elsewhere in this prospectus. This discussion may contain forward-looking statements that involve risks and uncertainties. As a result of many factors, such as those set forth under "Risk factors" and elsewhere in this prospectus, our actual results may differ materially from those anticipated in these forward-looking statements.

OVERVIEW

We commenced marketing of our first generation in vivo biophotonic imaging system in 1997 and our second generation system, IVIS, in 2000. We began licensing our technology in 1998 in the form of evaluation licenses. In July 2000, we signed our first commercial license with Novartis.

To date, we have derived our revenues primarily from licensing agreements and research and development services. Our licensing revenues include fees incurred during the evaluation process and commercial agreements that we recognize ratably over the performance period. Our research and development services include fees from contract research, research collaboration agreements and grants that we recognize upon performance of underlying activities. Our other revenues include revenues from the sale of IVIS and light-producing cells and organisms and leasing of IVIS.

We market our products generally to pharmaceutical, biotechnology and chemical companies and biomedical researchers. Our products are based on novel technology and compete with products and technologies that are well established. As a result, the initial sales cycle for marketing our products is relatively long. We expect that it will take approximately 12 to 18 months to progress from initial contact to execution of a commercial license agreement. To date, we have entered into only one commercial license. Our marketing programs are designed, in part, to educate our potential customers on the merits of our products in order to secure additional commercial license customers and shorten our sales cycle.

Our operating costs and expenses consist primarily of research and development expenses, and selling, general and administrative expenses. Our costs of revenues include parts and components associated with the manufacture of IVIS and related software. These costs have been insignificant to date. We expect our costs of revenues to increase significantly as a result of the acquisition of DNX and the commercialization of IVIS and light-producing cells, microorganisms and transgenic animals.

Our research and development expenses include salary expenses and costs of supplies incurred pursuant to our research and development collaborations and internal research and development projects. We expect our research and development costs to increase as we continue to enhance our existing products, and develop new applications of our technology. We do not expect the anticipated acquisition of DNX to contribute significantly to our research and development expenses.

Our selling, general and administrative expenses include compensation expenses related to executive, sales and marketing, finance and other administrative personnel, the costs of our facility, insurance and legal support as well as the amortization of deferred stock-based compensation. We expect our selling, general and administrative expenses to increase as we expand our infrastructure in support of our

--------------------------------------------------------------------------------

Management's discussion and analysis of financial condition and results of operations

--------------------------------------------------------------------------------

anticipated increased operations and growing customer base. We expect that the anticipated acquisition of DNX will significantly increase our selling, general and administrative expenses.

We have a limited history of operations. Since inception, we have incurred significant losses and, as of June 30, 2000, we had an accumulated deficit of $16.6 million. We anticipate incurring additional losses, which may increase, through at least 2002 as we increase the number of commercial licenses for our products and expand our sales of light-producing cells, microorganisms and transgenic animals.

Deferred stock-based compensation represents the difference between the fair value of our common stock and the exercise price of options on their date of grant. The fair value of our common stock for purposes of this calculation was determined based on our review of the primary business factors underlying the value of our common stock on the date such option grants were made, viewed in light of this offering and the expected initial public offering price per share. During the year ended December 31, 1999, we recorded deferred stock-based compensation totaling $904,000. Additional deferred stock-based compensation totaling $1.2 million was recorded for options granted during the six months ended June 30, 2000. We are amortizing the deferred stock-based compensation to expense on the graded vesting basis over the four-year vesting period. As of June 30, 2000, there was approximately $1.4 million of deferred stock-based compensation to be amortized in future periods as follows: $510,000 for the six months ending December 31, 2000, $549,000 for the year ending December 31, 2001, $239,000 for the year ending December 31, 2002, $72,000 for the year ending December 31, 2003 and the balance thereafter. In the period from July 1, 2000 through September 28, 2000, we granted employees additional stock options to purchase 313,700 shares of common stock at $1.00 per share and 720,000 shares of common stock at $2.00 per share. We will record additional deferred stock-based compensation of approximately $8,270,000 in the quarter ending September 30, 2000 to account for the difference between the exercise price of these employees grants and the deemed fair value for financial reporting purposes of the common stock on the date of grant. In August 2000, we granted non-employee options to purchase 70,000 shares of common stock at $1.00 per share. The fair value of options granted to non-employees was determined using the Black-Scholes model. The resulting compensation expense was $244,000 for the two months ending September 30, 2000. The value will be periodically remeasured as the underlying options vest.

Anticipated acquisition of DNX

In September 2000, we entered into an agreement to acquire Chrysalis DNX Transgenic Sciences Corporation, a wholly-owned subsidiary of MDS Inc., in exchange for 3.5 million shares of our Series F preferred stock. DNX produces transgenic animals and performs contract research and development services for pharmaceutical and biotechnology companies and biomedical research institutions. We believe that the anticipated acquisition will provide us with additional technology and manufacturing capacity for our light-producing transgenic animals. DNX has 46 full-time employees located in their 41,200 square foot facility in Cranbury, New Jersey. For the year ended December 31, 1999, DNX had total revenues of $6.2 million and net income of $272,000, and for the six months ended June 30, 2000, had total revenues of $3.6 million and a net loss of $273,000. Upon the closing of the acquisition, we will enter into a five-year strategic relationship agreement with MDS, pursuant to which we will license technology and sell products to them for their pre-clinical contract research, excluding toxicology.

To date, DNX has derived all of its revenues from contract research and development services and licensing agreements. Its operating costs and expenses consist primarily of costs incurred to provide contract research and development services, research and development expenses, and selling, general and administrative expenses. Costs of revenues include salaries of scientific personnel and costs of supplies related to providing research and development services. Research and development expenses

--------------------------------------------------------------------------------

Management's discussion and analysis of financial condition and results of operations

--------------------------------------------------------------------------------

have been insignificant. Sales and marketing expenses include salaries and other marketing costs. General and administrative expenses consist primarily of facility expenses and personnel costs. We anticipate that our quarterly results of operations will fluctuate for the forseeable future due to several factors, including market evaluation and acceptance of our current and new products, which may result in a lengthy sales cycle, patent conflicts, the introduction of new products by our competitors, the timing and extent of our research and development efforts, and the timing of significant orders. Our limited history makes accurate predictions of future operations difficult.

RESULTS OF OPERATIONS

Six months ended June 30, 2000 and 1999

Revenues
Total revenues increased to approximately $900,000 for the six months ended June 30, 2000 from approximately $300,000 for the same period in 1999. The increase was attributable to revenue recognized from new evaluation licenses, contract research and development agreements, sales of IVIS and research grants. Revenues from our four largest customers, Defense Advance Research Projects Agency, Bausch & Lomb Pharmaceuticals, University of Michigan and Johnson & Johnson accounted for approximately 34%, 25%, 14% and 14% of total revenues for the six months ended June 30, 2000. The remaining 13% of total revenues for the six months ended June 30, 2000 was derived from a number of other customers, none of which accounted for more than 10% of total revenues. For the six months ended June 30, 1999, Defense Advance Research Projects Agency and F. Hoffman-La Roche accounted for approximately 97% of total revenues.

Costs of revenues
Our costs of revenues increased to $62,000 for the six months ended June 30, 2000 from $0 for the same period in 1999. The increase was attributable to the first sale of IVIS in 2000.

Research and development expenses
Our research and development expenses increased to approximately $3.7 million for the six months ended June 30, 2000 from approximately $2.0 million for the same period in 1999. The increase was primarily attributable to an increase in salaries and employee costs as we expanded our scientific team to 48 individuals as of June 30, 2000 from 24 as of June 30, 1999, as well as costs related to the development and enhancement of IVIS, Bioware and light-producing transgenic animals. The increase was also attributable to a $317,000 increase in amortization of deferred stock-based compensation associated with the issuance of stock options to our employees and consultants.

Selling, general and administrative expenses
Our selling, general and administrative expenses increased to approximately $2.8 million for the six months ended June 30, 2000 from approximately
$1.6 million for the same period in 1999. The increase was attributable to an increase in employee costs as our administrative headcount increased to 15 individuals as of June 30, 2000 from 12 as of June 30, 1999 and increased legal, patent and public relation costs. The increase was also attributable to a $148,000 increase in amortization of deferred stock-based compensation associated with the issuance of stock options to our employees.

Net interest income (expense)
Our net interest income (expense) increased to approximately $160,000 for the six months ended June 30, 2000 from approximately $43,000 for the same period in 1999. The increase was primarily attributable to interest earned on the proceeds from a $30.5 million Series E financing in May 2000.

--------------------------------------------------------------------------------

Management's discussion and analysis of financial condition and results of operations

--------------------------------------------------------------------------------


Years ended December 31, 1999, 1998 and 1997

Revenues
Total revenues increased to approximately $1.3 million in 1999 from approximately $80,000 in 1998 and $60,000 in 1997. The increase from 1998 to 1999 was primarily attributable to an increase in revenues recognized from new licensing agreements, contract research and development agreements and federal grants. The increase from 1997 to 1998 was primarily attributable to new licensing agreements into which we entered.

Research and development expenses
Research and development expenses increased to approximately $4.8 million in 1999 from approximately $1.0 million in 1998 and $190,000 in 1997. These expenses increased each year due to an increase in salaries and employee costs, as we expanded our scientific team to 28 individuals from 12 as of December 31, 1999 and one as of December 31, 1997, as well as costs related to the development and enhancement of IVIS, Bioware and light-producing animals. The increase was also attributable to a $169,000 increase in amortization of deferred stock-based compensation during 1999 associated with the issuance of stock options to our employees and consultants.

Selling, general and administrative expenses
Our selling, general and administrative expenses increased to approximately $3.8 million in 1999 from approximately $2.4 million 1998 and $300,000 in 1997. Our selling, general and administrative expenses increased each year primarily due to increases in salaries and employee costs and increased legal, patent and public relation costs. These increases were also attributable to a $60,000 increase in amortization of deferred stock-based compensation associated with the issuance of stock options to our employees.

Net interest income (expense)
Our net interest income (expense) increased to approximately $118,000 in 1999 from approximately $62,000 in 1998 and $(5,000) in 1997. These increases were primarily due to interest earned on the proceeds from our Series D preferred stock financing in April 1999 and Series C preferred stock financing in January 1998.

Provision for income taxes
As of December 31, 1999, we had approximately $10.0 million of federal and $6.0 million of California state net operating loss carryforwards for tax reporting purposes available to offset future taxable income. We also had research and development operating loss carryforwards of approximately $300,000 for federal income tax purposes. The net operating loss carryforwards will expire at various dates beginning in 2003 through 2020, if not utilized. We have not recognized any benefit from the future use of loss carryforwards for these periods or for any other period since inception because of uncertainty surrounding their realization. The amount of net operating losses that we can utilize may be limited under tax regulations in circumstances including a cumulative stock ownership change of more than 50% over a three-year period.

LIQUIDITY AND CAPITAL RESOURCES

We have financed our operations from inception through private sales of preferred stock, equipment financing arrangements and contracts payments to us under government and commercial research and development agreements. Through June 30, 2000, we had received net proceeds of $46.7 million from the issuance of common and preferred stock and $2.3 million from commercial research and development agreements and government grants and contracts. In addition, through June 30, 2000, we had $3.7 million in equipment financing obligations. These obligations are secured by the

--------------------------------------------------------------------------------

Management's discussion and analysis of financial condition and results of operations

--------------------------------------------------------------------------------

equipment financed, bear interest at the rate of 13.2% to 14.8% and are due in monthly installments through 2005.

As of June 30, 2000, we had $31.4 million in cash, cash equivalents and short-term investments. For the six months ended June 30, 2000, we used $4.7 million in cash for operating activities. This consisted of the net loss for the period of $5.5 million offset in part by non-cash charges of $990,000 that include deferred stock-based compensation of $465,000 and amortization and depreciation expenses of $525,000. During 1999, we used $5.8 million, and during 1998, we used $3.6 million for operating activities, primarily due to operating losses and increased working capital needs. In 1999, this consisted of the net loss for the period of $7.0 million, offset in part by non-cash charges of $921,000 related to deferred stock-based compensation of $288,000 and amortization and depreciation expenses of $633,000. In 1998, this consisted of the net loss for the period of $3.2 million offset in part by non-cash charges of $228,000 related to amortization, depreciation expenses of $163,000 and interest expenses related to warrants of $65,000.

For the six months ended June 30, 2000, net cash provided by investing activities was $2.0 million. This consisted of $3.1 million of proceeds from sale of investments, offset by $1.1 million of capital expenditures. Net cash used in investing activities was $5.7 million in 1999 and $2.0 million in 1998. In 1999, this consisted of $4.0 million of purchase of certificate of deposits and $1.7 million of capital expenditures. In 1998, this consisted of $528,000 of purchase of certificate of deposits and $1.5 million of capital expenditures. As of June 30, 2000, we did not have any significant capital expenditure commitments.

Net cash provided by financing activities was $7.9 million in 1998, $12.8 million in 1999 and $29.4 million for the six months ended June 30, 2000. Our financing activities consisted of sales of our convertible preferred stock and common stock and proceeds from loans.

We expect to have negative cash flows from operations through at least 2002. We expect to incur increasing research and development expenses, as well as expenses for additional personnel and product enhancement efforts. Our future capital requirements will depend on a number of factors, including market acceptance of our products, the resources we devote to developing and supporting our products, continued progress of our research and development of potential products, the need to acquire licenses to new technology and the availability of other financing. We believe that our current cash balances, together with the net proceeds of this offering and revenues to be derived from additional product licenses and research and development contracts, will be sufficient to fund our operations through at least 2001. To the extent our capital resources are insufficient to meet our future capital requirements, we will need to raise additional capital or incur new debt to fund our operations. There can be no assurance that additional equity or debt financing, if required, will be available on acceptable terms, or at all. If we are unable to obtain additional capital, we may be required to delay, reduce the scope of or eliminate our research and development programs, reduce our selling and marketing activities or relinquish rights to technologies or products that we might otherwise seek to develop or commercialize. In the event that we do raise additional equity financing, investors in this offering will be further diluted.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Our cash equivalents and short term investments are exposed to financial market risk due to fluctuations in interest rates, which may affect our interest income and, in the future, the fair market value of our investments. We manage our exposure to financial market risk by performing ongoing evaluations of our investment portfolio. We presently invest in short-term bank market rate accounts

--------------------------------------------------------------------------------

Management's discussion and analysis of financial condition and results of operations

--------------------------------------------------------------------------------

which are exposed to changes in market interest rates, and in certificates of deposit issued by banks, the value of which does not change based on changes in interest rates. As our cash balances increase, we anticipate investing in short term investment grade government and corporate securities. These securities will be highly liquid and generally mature within 12 months from our purchase date. Due to the short maturities of our investments, the carrying value should approximate the fair value. In addition, we do not use our investments for trading or other speculative purposes. We have performed an analysis to assess the potential effects of reasonably possible near term changes in interest and foreign currency exchange rates. The effects of any change in foreign currency exchange rates is not expected to be material to our results of operations, cash flows or financial condition. Due to the short duration of our investment portfolio, an immediate 10% change in interest rates would not have a material effect on the fair market value of our portfolio. Therefore, we would not expect our operating results or cash flows to be affected to any significant degree by the effect of a sudden change in market interest rates on our securities portfolio.

RECENT ACCOUNTING PRONOUNCEMENTS

In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards, or SFAS, No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes a new model for accounting for derivatives and hedging activities and supersedes and amends a number of existing accounting standards. SFAS No. 133 requires that all derivatives be recognized in the balance sheet at their fair market value and the corresponding derivative gains or losses be either reported in the statement of operations or as a deferred item depending on the type of hedge relationship that exists with respect to such derivatives. In July 1999, the Financial Accounting Standards Board issued SFAS No. 137 "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB statement No. 133," or SFAS No. 137. SFAS No. 137 deferred the effective date until the first quarter ending June 30, 2000. We do not expect the adoption of SFAS No. 133 to have a material impact on our financial position or results of operations.

In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, "Revenue Recognition," or SAB 101 which provides guidance on the recognition, presentation, and disclosure of revenues in financial statements filed with the SEC. SAB 101 summarizes the SEC's views in applying generally accepted accounting principles to revenue recognition. We believe our historical revenue recognition policies comply with SAB 101.

In March 2000, the FASB issued FASB Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation," or FIN 44, which contains rules designed to clarify the application of Accounting Principals Board Opinion No. 25, "Accounting for Stock Issued to Employees." FIN 44 became effective on July 1, 2000. We believe that the impact of FIN 44 will not be material to our operating results and financial position.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


Business

OVERVIEW

We have developed and are manufacturing and marketing a novel system designed to improve the efficiency and productivity of drug discovery and development by facilitating biological assessment. Our in vivo biophotonic imaging system combines technologies in biology and physics to enable researchers to track and monitor the dynamic molecular mechanisms of disease and the impact of drugs on these mechanisms, as they occur, in live animals. We achieve this by using the luciferase gene, which produces a light-emitting enzyme, as a visual tag for biological activity. When the luciferase gene is inserted into a tumor cell or pathogen, researchers can track and monitor the progression of disease within the animal, as well as the effectiveness of related drugs within a live, intact animal. This gene can also be inserted directly into the genome of an animal to serve as a reporter of the activity of another gene, such as a disease-related or toxicity-related gene. With these capabilities, we believe pharmaceutical and biotechnology companies will be better able to assess the clinical relevance of disease targets, as well as predict the efficacy and safety of drugs in humans, thereby reducing the risk of costly drug failures. As a result, we believe our system represents a significant improvement over conventional animal models.

We began marketing the current generation of our in vivo biophotonic imaging system, IVIS, in January 2000. Our system includes an in vivo biophotonic imaging instrument and light-producing cells, microorganisms, and transgenic animals. We license our technology to our customers and sell our instruments and light-producing cells, microorganisms, and transgenic animals separately. We also provide research and development services. We have entered into a commercial license with Novartis and evaluation licenses with Bausch & Lomb Pharmaceuticals, Cubist Pharmaceuticals, DuPont Pharmaceuticals and Johnson & Johnson.

Anticipated acquisition of DNX

In September 2000, we entered into an agreement to acquire Chrysalis DNX Transgenic Sciences Corporation, a wholly-owned subsidiary of MDS Inc. DNX produces transgenic animals and performs contract research and development services for pharmaceutical and biotechnology companies and biomedical research institutions. We believe that the acquisition will provide us with additional technology and manufacturing capacity for our light-producing transgenic animals. DNX has 46 full-time employees located in their 41,200 square foot facility in Cranbury, New Jersey. Upon the closing of the acquisition, we will enter into a five-year strategic relationship agreement with MDS, pursuant to which we will license to them technology and sell products to them for their pre-clinical contract research, excluding toxicology.

MARKET OPPORTUNITY

Pharmaceutical and biotechnology companies and biomedical researchers are seeking technologies that facilitate the understanding of genes, proteins and drugs in the context of human physiology. Physiology is the study of generally complex mechanisms, including the activity of many genes and proteins that direct cellular processes, or functions. In order to identify optimal points, or targets, for drug intervention and better assess the efficacy and safety of potential drug candidates, pharmaceutical, biotechnology and biomedical researchers need to understand the underlying biological processes that contribute to disease pathologies in the context of animal physiology, and ultimately in humans.

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Similarly, in order to assess the safety and toxicity of chemical compounds used in the workplace, the chemical industry requires an equally complex level of biological understanding in the context of physiology.

Biomedical research

Biomedical researchers in academic and non-profit institutions are focused on understanding normal and disease mechanisms. These mechanisms are generally complex and comprise a myriad of interrelated genes, proteins and biological pathways. Although the first draft of the sequence of the human genome was recently announced, significant work remains to understand the function of these genes and their protein products, and how they are related in pathways. This work is complicated by the fact that each gene and protein may have several functions and thus may be involved in several pathways.

Researchers are investing in a diverse range of technologies that facilitate and accelerate their understanding of genes, proteins and pathways. These technologies include sequencers, micro-arrays and gels and are applied to normal and disease tissues to detect differences in expression or level of protein activity. These differences provide valuable clues about biochemical pathways, regulatory mechanisms and cellular functions that can be used to determine the causes and consequences of disease and what genes or proteins may be appropriate targets for drug intervention. Although these technologies are valuable in that they enable a researcher to analyze a large number of genes and proteins in parallel, they provide no information on the role that these genes and proteins serve in the context of physiology. Researchers are seeking complementary technologies to facilitate their understanding of the role that these genes and proteins serve in physiology.

Drug discovery and development

Drug discovery and development is a long, iterative and expensive process. It generally requires up to 15 years of committed resources and between $300 and $500 million of costs per approved drug. The drug discovery process begins with the application of knowledge of disease pathways developed in biomedical research to identify and validate disease targets. Separately, chemical compound libraries comprising thousands of compounds are developed and screened for therapeutic efficacy against the disease target. Researchers synthesize numerous variants of each compound to find the chemical structure with the greatest biological potency against the disease target. This iterative process is performed almost exclusively in vitro, or in non-living systems. The most attractive compounds, called drug candidates, are subsequently administered in animals to evaluate biological activity, toxicity and physiological effects of the drug candidate in vivo, or in a living system. According to PhRMA, an industry research group, these pre-clinical studies represent approximately 40% of pharmaceutical research and development budgets. Successful drug candidates are then evaluated for safety and efficacy in humans.

Pharmaceutical companies are investing in technologies that accelerate the drug discovery and development process. These technologies include high throughput screening systems and combinatorial chemical libraries, which together allow pharmaceutical and biotechnology companies to identify more targets, and screen more chemical compounds, faster. Productivity, however, has not improved. Although screening capacity has increased significantly, according to the US Food and Drug Administration, there were only 83 New Drug Applications approved in 1999, compared with 121 in 1998 and 90 in 1997.

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We believe there are several reasons why productivity has not improved in the drug discovery and development process.

 .Limited information on targets. Many pharmaceutical and biotechnology companies are developing drugs around disease targets without fully understanding the role of the target in human physiology. High throughput screening technologies are rapidly increasing the number of drug targets. These technologies rely on in vitro assays that assess only one biological parameter, and consequently are not representative of the complex biological systems present in humans. As a result, many of the drug candidates arising from these early screens fail because the target selected has limited physiological relevance.

 .Limited physiological context in drug screening. Researchers typically rely on in vitro assays to screen chemical compounds against disease targets. These assays are typically performed in an isolated environment, such as a micro-well plate. As a result, interactions between the drug and disease target may be observed that would not otherwise occur in the body. Accordingly, these in vitro assays do not consider the impact of tissues and organs that may act as barriers between the drug and the target. Also, the drug may interact with other molecules in the body that are not present in the assay. For these reasons, many drug leads identified in vitro fail when administered to animals.

 .Bottlenecks in drug metabolism and toxicity screening. The FDA mandates drug metabolism and toxicology tests to be performed in animal models before entering human clinical trials. Technological advances are expected to result in a dramatic rise in the number of potential drug leads, driving demand for subsequent metabolism and toxicology tests. We believe conventional animal models will be slow to meet this demand. We attribute this to the time-consuming process of collecting, processing and analyzing large groups of animal tissues over different time intervals.

 .Limited predictive value of animal models. Researchers use animal models to predict human response to drugs. In order to measure this response, using conventional methods it is necessary to collect, process and analyze tissues from different animals at multiple time points. Each tissue sample provides a snapshot in time of dynamic processes. These snapshots are combined to generate a model of drug response. This model, however, provides only an approximation of drug response in animals. Moreover, inherent variations in each animal creates statistical variation in the data. For these reasons, conventional animal models are limited in their ability to predict human response.

Chemical industry

Recent environmental initiatives require toxicology testing of chemical compounds produced by chemical companies. In order to comply with these new testing requirements, these companies must have access to chemical toxicology models that accurately predict the harmful effects of chemicals on humans. Approximately 15,000 chemicals are subject to these environmental policies. According to the Environmental Protection Agency, or EPA, the cost of basic testing for the 2,800 most abundantly produced chemicals will be approximately $500 million. The EPA hopes that this basic testing will be completed by 2004.

CURRENT TECHNOLOGIES AND THEIR LIMITATIONS

There is a wide range of technologies used by pharmaceutical, biotechnology and chemical companies and biomedical researchers to assess disease targets, drugs and chemicals in biological systems. These technologies are broadly classified as in vitro or in vivo.

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In vitro technologies

In vitro technologies, such as biochemical, gene, protein and cellular assays, enable assessments to be performed using formats including micro-wells, micro-arrays and micro-fluidic chips. These technologies are designed to be high throughput and generally assess only one biological parameter, and consequently are not representative of the complex biological systems present in humans. As a result, information generated has limited predictive value with respect to human physiology.

The table below briefly describes what we consider to be the comparative advantages and disadvantages of various in vitro technologies.

 Key technologies   Description Markets served Advantages Disadvantages
-----------------------------------------------------------------------

 Biochemical      .Characterize and          .Biomedical          .High throughput     .Single test per well
 assays            quantify reaction         .Drug discovery      .Ease of use         .No information on
                   between two                                    .Broad applications   biochemical pathway
                   biomolecules                                                        .High reagent cost
                  .Performed in micro-
                   well plates, micro-
                   fluidic chips or micro-
                   spheres
-----------------------------------------------------------------------------------------------------------
 Gene-based       .Analyze gene expression   .Biomedical          .High throughput     .No information
 assays            patterns                  .Drug discovery      .Performs multiple    on role gene plays
                  .Performed in micro-       .Drug development     gene analyses        in the physiology
                   well plates, micro-                             simultaneously       of an animal
                   arrays, micro-fluidic                                               .Too much
                                                                                        information
                   chips or micro-spheres                                              .Variable
                                                                                        information
-----------------------------------------------------------------------------------------------------------
 Protein          .Analyze protein           .Biomedical          .Performs multiple   .Difficult to perform
 assays            expression and activity   .Drug discovery       protein analyses    .No direct correlation
                  .Performed in micro-                             simultaneously       among active proteins;
                   well plates, micro-                                                  only inferred data
                   arrays, micro-fluidic
                   chips or micro-spheres
-----------------------------------------------------------------------------------------------------------
 Cellular         .Characterize and          .Biomedical          .Cellular            .No information on
 assays            quantify reaction         .Drug discovery       information          role cell plays in
                                                                  .Intracellular        the physiology of an
                                                                   pathways             animal
                                                                   observed            .Extracellular
                                                                                        signaling lost

In vivo technologies

To validate a hypothesis concerning the effects of a drug on, or the role of a gene or protein in, a biological system, researchers must test the hypothesis in animal models. These models are commonly referred to as in vivo technologies. In vivo technologies include conventional animal models, knockout animals and transgenic animals. Conventional animal models are the simplest form of an in vivo test. These tests use normal animals to assess a specific biological activity. A knockout animal is an animal in which the gene of interest has been disabled.

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Knockout animals, when studied in comparison with normal animals, can infer gene function. A transgenic animal is an animal in which the gene of interest has been inserted into the genome. Transgenic animals, when studied in comparison with normal animals, can be used to infer gene function and drug efficacy.

In vivo models, while slower and more expensive than in vitro technologies, provide more relevant information. Because in vivo technologies derive information from intact living systems, they provide information that is more predictive of the biological function in humans. The predictiveness of in vivo technologies is limited, however, by the data collection process. To assess biological activity, researchers must collect, process and analyze tissues from different animals at multiple time points. Each tissue represents a single snapshot in time of gene expression, protein activity or drug efficacy in the animal. These snapshots are combined to generate a model of drug response. This process does not enable the researcher to observe real-time dynamic or cascading effects of the drug in the animal. In addition, the inherent variability in each animal and groups of animals creates statistical variation in the data that is used to predict human response to the drug. For these reasons, the animal model may be limited in its ability to predict human response to a drug.

The table below briefly describes what we consider to be the comparative advantages and disadvantages of various in vivo technologies.

 Key
 technologies   Description              Markets served      Advantages               Disadvantages
-----------------------------------------------------------------------------------------------------
 Conventional    .Animals that measure    .Biomedical         .Lower cost             .Lack real-time
 animal           one or more end-        .Drug development   .Lower technology        information
 models           points                                       requirements           .Low throughput
                                                                                      .Variability in
                                                                                       data impacts
                                                                                       predictiveness
-----------------------------------------------------------------------------------------------------
 Knockout        .Animals that are        .Biomedical         .Ability to observe     .Lack real-time
 animals          genetically modified    .Drug development    impact of knocked-      information
                  to disable or                                out gene on the        .Low throughput
                  knockout to express                          physical               .Variability in
                  a gene of interest                           characteristics         data impacts
                                                                                       predictiveness
-----------------------------------------------------------------------------------------------------
 Transgenic      .Animals that are        .Biomedical         .Ability to observe     .Lack real-time
 animals          genetically modified    .Drug development    impact of a new gene    information
                  to express a human                           on the physical        .Low throughput
                  gene                                         characteristics        .Variability in
                                                                                       data impacts
                                                                                       predictiveness


Because of the limitations of current in vivo and in vitro assays, pharmaceutical and biotechnology companies are seeking new technologies that provide physiologically relevant data. More relevant data would improve the efficiency and productivity of the drug development process through earlier detection of potential drug failures. Increased efficiency and production will enable pharmaceutical and biotechnology companies to focus their efforts on safer, more effective drugs. Similarly, relevant physiological data will provide chemical companies with better information regarding the safety of the chemicals that they produce.

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THE XENOGEN SOLUTION

We provide an integrated system that facilitates biological assessment, which we believe will improve the efficiency and productivity of the drug discovery and development process. We believe our solution provides the following key benefits over conventional technologies:

Real-time visual analysis of live animals
Our technology enables researchers to perform real-time visual analysis of live animals. Visual capabilities enable researchers to track and monitor a diverse range of molecular and cellular activities, such as gene expression and protein activity, tumor growth, and progression of infectious diseases across different tissues or organs within an animal. Researchers can also apply our technology to visualize the efficacy and safety of a drug within the same animal. Real-time capabilities enable researchers to observe mechanisms of action or cascading events within the animal that would not otherwise be detected using conventional animal models. This is particularly important in drug studies where biological pathways involving tissues and organs interact with the drug in a manner that cellular systems or other in vitro systems do not. Collectively, we believe our real-time visual analysis of live animals provides more, and significantly higher quality, information.

More predictive models
IVIS enables researchers to observe biological and drug activities throughout the body of an intact, living animal. This observation occurs in real time as gene, cellular or drug activities occur. Moreover, researchers can observe these dynamic processes in the same animal over multiple time points, thereby increasing statistical significance. As a result, we believe the data generated from our animals are of higher quality. For these reasons, we believe animal models generated from our technology have greater predictive value than conventional animal methods.

Versatile capabilities
Our technology enables researchers to address a broad range of questions on the molecular roles of drugs, genes or proteins of interest in the context of physiology. Researchers can aggregate this information to formulate hypotheses on biological pathways and test them using our technology. These experiments can be repeated in different species using our technology, and the results compared to predict gene expression and protein activity in humans. Similarly, pharmaceutical companies can use our technology to optimize the efficacy, distribution, and safety of a drug more efficiently. Our technology can be used by pharmaceutical, biotechnology, biomedical and chemical researchers. We store the data in a common form that facilitates data mining and analysis.

Higher throughput
IVIS enables researchers to quantify and analyze gene expression, protein activity and disease progression in multiple animals, simultaneously. While conventional methods typically require several days to extract and analyze tissues from a single animal, our system eliminates these steps, enabling researchers to obtain data immediately.

OUR STRATEGY

Our goal is to establish our technology as the industry standard for biological assessment. To achieve this goal, we have implemented the following strategy:

Build on our strengths in tracking and monitoring
We have developed a line of light-producing pathogens and tumor cell lines that enable researchers to track and monitor the progression of certain infectious diseases, such as gram positive and negative

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bacteria and fungi, and cancers such as prostate and breast. We are currently licensing this technology to Novartis, Bausch & Lomb Pharmaceuticals, Cubist Pharmaceuticals, DuPont and Johnson & Johnson. We intend to build on our early success and strengths by adding new pathogens and tumor cell lines to expand the breadth of application of our technology.

Apply our technology to the drug metabolism and toxicology markets
We are developing light-producing transgenic model animal systems that will enable researchers to visualize, in real time, the metabolism and toxicity of drugs in live animals. We accomplish this by inserting a gene that produces light-emitting proteins when a gene associated with metabolism or toxicity is expressed. We believe our technology will reduce the number of animals needed and accelerate testing time, and thus allow a greater number of these tests to be performed.

Develop strategic partnerships to accelerate penetration of the target validation markets
We intend to partner with leading manufacturers of in vitro screening systems to accelerate market penetration of the target validation market. While micro-plates, micro-arrays and other in vitro screening systems are useful for identifying potential gene and protein targets for drug therapy, they provide no information on those targets on the physiology of the animal. As a partner, we intend to develop complementary systems that will be applied following in vitro screening and will enable researchers to observe, in real time, the role that genes and protein targets play in the physiology of an animal. We believe these strategic partnerships will allow us to quickly and cost-effectively access our partners' established customer relationships and sales and distribution infrastructure.

Provide easy access to our technology
We make our technology available through licensing our technology by field or by therapeutic area. We believe this pricing strategy will lower the hurdle for adoption among individual groups within large pharmaceutical, biotechnology and chemical companies, and individuals in academic institutions and non-profit organizations.

Generate high margin recurring revenues
Our technology is designed to generate a recurring stream of high margin revenues. We have developed light-producing cells and microorganisms that are administered in animals to assist researchers in studying the progression of cancers and infectious diseases. Because these cells and microorganisms are self-reproducing, they can be generated at low cost, resulting in high margins. In addition, we have developed light-producing transgenic animals that we are planning to commercialize for the drug metabolism and toxicology markets. These light-producing cells, microorganisms and transgenic animals are optimized for use with IVIS.

Become the premier source of physiological information
We intend to become the premier source of physiological data for pharmaceutical, biotechnology and chemical companies and biomedical researchers. We plan to aggregate the information collected from our customers and internal research activities in a central database. This information will facilitate data mining and analysis, both internally for our product development activities, as well as for our customers' research and drug discovery and development efforts.

OUR TECHNOLOGY

We have developed and are marketing an integrated system that enables real-time acquisition and analysis of quantitative data regarding physiological processes in live cells, microorganisms and animals. We use our technology to create genes that are inserted into cells, microorganisms and

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animals. Our optical instrumentation and software allows us to precisely locate and quantify the light emitted by the cells, microorganisms and transgenic animals we create. Data collection from IVIS enables researchers to study gene expression, protein activity and the metabolic pathways genes and proteins combine to form in their normal physiological context. In addition, our technology enables researchers to assess drug efficacy and toxicity by measuring the amount of light emitted to infer the impact of the drug.

Our technology combines applications in molecular biology, light-producing cells, microorganisms and transgenic animals with sophisticated optical instrumentation and software.

Molecular biology
Our biologists use molecular biology to genetically modify bacteria, fungi and viruses, tumor cells and animals by genetically tagging them with the gene that produces luciferase, an enzyme that emits visible light. Luciferase is naturally present in certain insects and bacteria. When luciferase is present in a cell, it can produce light at a sufficient level to pass through animal tissue for detection by IVIS.

We use luciferase as a reporter for many different kinds of events. The luciferase gene can be expressed, or "turned on," on a continuous basis so that there is a consistent production of light coming from the tagged entity. We use this model with tagged cells, microorganisms and transgenic animals. When introduced into a laboratory animal, these light-producing cells and microorganisms can be monitored to determine their distribution and proliferation within the animal. This would be useful, for instance, in monitoring the effect of an experimental drug against an infectious microorganism that has been tagged with luciferase.

Alternatively, we can incorporate the luciferase gene into the genetic make-up of the cell, microorganism or animal so that it is only expressed when another specific gene, the research target gene, is turned on. In this model, light emission represents, or "reports," expression of the target gene. This would be useful, for instance, in determining whether an experimental drug is capable of interfering in a disease pathway by turning off a particular gene. This could also be used to validate specific genes as drug targets by verifying the function of a gene.

Bioware -- light-producing cells and microorganisms
We have significant expertise in the fields of biochemistry, molecular biology and genetics that we apply to develop our Bioware lines of light-producing cells and microorganisms. We do this by biochemically pasting the luciferase reporter gene into the genome of the cell or microorganism. Our scientists typically take one day to create a light-producing bacterial strain, two to three days to produce a light-producing fungal strain and approximately three weeks to create a line of light-producing tumor cells.

Light-producing transgenic animals
We make lines of light-producing transgenic mice, rats and other animals by using a patented microinjection technology to insert the luciferase gene into the animal embryo. These embryonic cells are then surgically implanted into a female animal readied for pregnancy. The animal offspring are selected for their ability to produce light and are bred into colonies. In this model, the gene for luciferase is present in every cell in the body of the animal.

Instrumentation and software
Once we have developed the light-producing cells, microorganisms or transgenic animals, we use IVIS to measure photons emitted by luciferase from within the cell, microorganism or animal. Our imaging system consists of a highly sensitive charge coupled device, or CCD, camera and an ultra-dark box in

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which model organisms are visualized. A sophisticated cooling system maintains the temperature of the CCD camera at minus 135 degrees centigrade in order to minimize background noise. The ultra-dark box is a highly sophisticated chamber from which all photon sources, other than the model organism, are removed.

Our LivingImage software controls the optical instrumentation as well as the acquisition and analysis of data. This software permits simple operation of IVIS and employs sophisticated reconstruction algorithms to translate the optical output into a visual image. Our LivingImage software takes quantitative data from the CCD camera and assigns representative colors based on light intensity to facilitate visualization and interpretation of data. Red signifies regions of high light intensity and blue signifies regions of low light intensity.

Data collection procedure
To perform analysis using our system, the researcher places the light-producing cell, microorganism or animal in the IVIS imaging chamber. If the researcher is imaging an animal, it is lightly anesthetized or otherwise immobilized. The researcher then closes the door to the imaging chamber, sets the parameters for the imaging procedure, including stage height and field of view, filter position, exposure time, lens aperture and focus, and begins the imaging procedure.

IVIS first takes a black and white photograph of the cell, microorganism or animal. The CCD camera then measures the intensity of light emitted from within the cell, microorganism or animal. Our LivingImage software overlays a color graphic over a black and white photographic image of the cell, microorganism or animal to determine both the location and intensity of light emitted by the cell, microorganism or animal.

While the cell, microorganism or animal is in the imaging chamber, the data collected by the CCD camera can be instantly viewed by the researcher on a computer screen. LivingImage quantifies and stores the data generated in a computer file that can be archived, mined and easily translated or linked to most computer databases for additional data management and analysis. After the imaging procedure is complete, the cell, microorganism or animal is removed from the IVIS imaging chamber. The same cell, microorganism or animal can be imaged several times over the course of the researcher's experiment.

PRODUCTS AND SERVICES

Our products include IVIS and lines of light-producing cells, microorganisms and transgenic animals that are optimized for use with IVIS. We also provide research and development services.

Bioware -- light-producing cells and microorganisms
Our Bioware lines of light-producing cells and microorganisms are designed to assist researchers in the study of cancer and infectious diseases. We currently offer approximately 25 lines of light-producing microorganisms. These include
E. coli, Pseudomonas, Salmonella and other gram negative bacteria, as well as Staphylococcus aureus, Streptococcus pneumonia and other gram positive bacteria. We have also developed tumor cell lines for breast, melanoma and prostate cancer and are developing fungal cell lines for the principal fungal pathogens, Aspergillus, Candida and Cryptococcus. In addition, we create custom light-producing microorganisms and cells in accordance with the needs of our customers. All of our Bioware products are optimized to work with IVIS.

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Light-producing transgenic animals
Our light-producing transgenic animals are disease-specific model animals that enable researchers to analyze gene expression, protein activity and disease progression. We currently have commercially available one type of light-producing transgenic animal designed to assist researchers in the areas of blood metabolism and liver failure. We are developing nine other types of light-producing transgenic animals designed to assist researchers in the areas of cardiovascular disease, cancer, inflammation, organ systems and toxicity. In addition, we are able to create customized light-producing transgenic animals in accordance with customer specifications. All of our light-producing transgenic animals are optimized to work with IVIS.

IVIS and LivingImage software
IVIS works in conjunction with our LivingImage software to allow researchers to analyze our light-producing cells, microorganisms and transgenic animals. IVIS consists of a highly-sensitive camera, an ultra-dark box that serves as the imaging chamber and a computer equipped with our LivingImage software. We offer IVIS in two sizes to accommodate both small and large animals, each of which can be used to analyze multiple animals simultaneously in a single chamber. We offer IVIS on both a sale and lease basis and have installed IVIS in 11 sites to date.

Contract research and transgenic animal services
We perform research experiments for our customers on a contract basis, including compound screening and model research and development. In addition, we provide professional services relating to the production of transgenic and gene knockout animals.

DNX products and services
Upon completion of our anticipated acquisition of DNX, our product and service offerings will also include non-light-producing transgenic animals. DNX offers a portfolio of transgenic animals for use by researchers in a wide range of research and drug discovery and development areas. DNX also provides contract research services in the area of transgenic animals.

RESEARCH AND DEVELOPMENT

As of August 31, 2000, we had a total of 55 employees dedicated to research and development. Our research team includes biologists, physicists and software engineers. We spent approximately $189,000 in 1997, $1.0 million in 1998 and $4.8 million in 1999 on the research and development of IVIS and our light-producing cells, microorganisms and transgenic animals.

Our internal research and development efforts are focused on:

 .Developing additional applications for our technology. We are developing light-producing cells and microorganisms designed to permit researchers to track and monitor the progression of, and a drug candidate's effect on, cancer and infectious diseases within a living animal. We are also developing light-producing transgenic animals to support research and development programs in the areas of cancer, metabolic disease, cardiovascular disease, inflammation, organ systems and toxicology.

 We plan to build upon our existing technology platforms used in producing transgenic and genetically modified animals. We also have a program dedicated to identifying and developing improved methods for genetic manipulation of animals. We believe these improvements will allow us to produce transgenic animals more quickly and more reliably than is possible with currently available techniques.

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 .Developing enhanced capabilities for IVIS. We are working to improve the imaging capabilities of IVIS. One extended capability under development is multi-view imaging, which we anticipate will allow more precise characterization of the location and improved quantification of the light-emitting pathogen, tumor cell, or gene promoter placed within an animal. We believe that improved specificity and greater image resolution will enable researchers to more fully understand the biological processes in a living animal and to more clearly target therapies to specific points of therapeutic intervention. We are also developing multi-reporter imaging capabilities that would enable researchers to study gene expression, protein activity and by labelling multiple genes or other therapeutic targets in the animal to better understand the mechanism of a compound's action.

 .Creating a proprietary database of information. In performing our own internal research and development, we have generated significant quantities of data regarding in vivo physiology of pathways and organ systems in animal models, during both normal and diseased states. These data assist researchers in understanding both safety and efficacy of compounds and the functional roles of targets in a variety of animal model systems. We are currently compiling this information in a database that will allow our subscribers to access physiologic data derived from the use of our technology. These in vivo data were generated around compounds or targets identified as potentially interesting by in vitro platform discovery technologies. We believe there will be value to our customers in confirming in vitro data with in vivo models and offering that information in a combined database.

 .Conducting research with collaborative partners to expand our products, services and technologies. We collaborate with academic and non-profit institutions as well as commercial partners to develop new applications of our technology. Under these collaborations, we generally retain ownership of our intellectual property or commercial rights generated as a result of these projects. We have a grant from the Space and Naval Warfare Systems Command. Under the terms of the grant issued by the Space and Naval Warfare Systems Command in March 1999, we perform research and development on cell-based sensors and instrumentation and software.

SALES AND MARKETING

As of August 31, 2000, our direct sales and marketing organization consisted of five employees. Our team of professionals includes business development specialists and research scientists, most of whom have PhD degrees in biology, biochemistry or physics. We generate customer leads through presentations, exhibiting at and attending scientific and partnering meetings, publications and advertisements in scientific journals, our website and targeted promotional efforts to strategic accounts. We sell our products and services principally through our direct sales and marketing organization. We offer customer support through our internal and field research scientists and business development specialists.

We make our technology available through licenses. We have two forms of licenses, evaluation and commercial. Our evaluation licenses enable researchers to assess our technology on a field of use basis. Pursuant to the license, we generally supply IVIS and our light-producing cells and microorganisms.

We are pursuing non-exclusive customer agreements relating to the licensing of our technology. In addition, we intend to pursue strategic partnerships with leading companies in the fields of genomics, proteomics and microchips and whole cell assays providers. In January 2000, we entered into a breeding, supply and distribution agreement with Taconic Farms, Inc. Under the terms of the agreement, we share profits received from the sale of light-producing transgenic animals. This agreement terminates in January 2010.

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CUSTOMERS

We have entered into several licensing and research and development agreements with pharmaceutical and biotechnology companies. The following table sets forth our licensing agreements as of August 31, 2000.

                                           Proposed use of
                                           our technology
Customer                Type of agreement  under agreement               Expiration date
----------------------------------------------------------------------------------------
Novartis                Commercial license Pre-clinical cancer drug            July 2003
                        agreement          development studies

Bausch & Lomb           Contract research  Eye infection studies              April 2001
Pharmaceuticals         agreement

Cubist Pharmaceuticals  Evaluation license Infectious disease studies      February 2001
                        agreement

DuPont Pharmaceuticals  Evaluation license Pre-clinical drug development      March 2001
                        agreement          studies

Johnson & Johnson       Evaluation license Pre-clinical drug development      March 2001
                        agreement          studies

In July 2000, we entered into a commercial license agreement with Novartis, through its affiliate IRM, LLC. Under the agreement, we granted them the non-exclusive right to use our technology for in vivo imaging in pre-clinical development of pharmaceutical products at authorized sites. They are permitted to use our technology in the fields of drug discovery, lead compound development, pre-clinical evaluation and development, including efficacy and safety assessment, such as toxicology, and clinical research and development for all targets, diseases and indications.

MANUFACTURING AND DISTRIBUTION

We manufacture IVIS and, LivingImage software in-house and rely upon outside suppliers for components. We also create light-producing cells, microorganisms and transgenic animals in-house and have relied upon DNX and Genomic Systems to inject and develop founder animals, which we analyze for quality control at our facility. Taconic Farms, Inc. colonizes and distributes all of our light-producing transgenic animals to our customers. Upon the completion of the anticipated acquisition of DNX, we will significantly expand our production capacity for light-producing transgenic animals.

We have designed our manufacturing facility to optimize manufacturing flow and personnel movement. We adhere to access and safety standards required by federal, state and local health ordinances, such as standards for the use, handling and disposal of hazardous substances.

INTELLECTUAL PROPERTY

We seek to protect our commercially-relevant proprietary technologies through patents both in the United States and abroad. We have patent applications pending in a number of areas which we believe will be valuable to our business, including gram positive bacterial vectors, animal models of disease, transgenic animals useful in drug discovery research, imaging systems and computer-implemented methods for image acquisition and analysis.

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We have licensed in several issued US patents and several pending US patent applications. In July 1997, we entered into an agreement with Stanford University for an exclusive license of the technology related to in vivo imaging. This license was superceded by a second exclusive license agreement for the same technology, effective as of May 5, 2000. This exclusive license gives us rights to all uses in all fields under the in vivo imaging technology and expires in July 2014. We have also licensed other patents that we believe may apply to our current business or that we may incorporate into future products. The licenses to which we are party impose various milestone, commercialization, sublicensing, royalty and other obligations on us and contain customary termination provisions. We intend to continue to license technologies to strengthen our competitive position.

We cannot assure you, however, that any of these patent applications will result in the issuance of any patents, or that any patents that do issue will offer any protection against others who seek to practice the claimed methods. Any patents that we obtain may be circumvented, challenged or invalidated by our competitors. We have obtained licenses for certain technologies that we use, but we cannot assure you that we will be able to maintain these licenses or that we will be able to secure additional licenses in the future. Thus, we may need to cease operation in certain product areas or develop costly methods for designing around issued patents.

In addition to patents, we rely on copyright protection, trade secrets, proprietary know-how and trademarks to maintain our competitive position. Our success will depend in part on our ability to preserve our copyrights and trade secrets. Although our employees are required to sign agreements obligating them to not disclose our confidential information, we cannot guarantee these employees will in fact not disclose such information, and erode our trade secrets.

Our technologies may infringe the patents or violate other proprietary rights of third parties. In the event of infringement or violation, we may be prevented from pursuing further licensing, product development or commercialization. Such a result would materially adversely affect our business, financial condition and results of operations.

If we become involved in any litigation, interference or other administrative proceedings, we will incur substantial expenses and the efforts of our technical and management personnel will be significantly diverted. An adverse determination may subject us to significant liabilities or require us to seek licenses that may not be available from third parties. We may also be restricted or prevented from manufacturing and selling our products, if any, in the event of an adverse determination in a judicial or administrative proceeding or if we fail to obtain necessary licenses.

GOVERNMENT REGULATION

Our products do not require regulatory approval by governmental agencies. Our pharmaceutical and biotechnology licensees will employ our technology to perform pre-clinical animal testing and research on therapeutic candidates that may be submitted to governmental agencies as part of a regulatory application to begin human clinical testing or commercialize their products. Therapeutic candidates that are intended for human use are subject to rigorous pre-clinical and clinical testing requirements and extensive review and approval procedures by the Food and Drug Administration in the United States and similar health authorities in other countries. There can be no assurance our technology will be accepted by these regulatory authorities as a satisfactory means by which our licensees can collect and present data on therapeutic candidates, and which will provide the basis for regulatory approval to begin clinical trials or commercialization of therapeutic products.

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Business

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Our research and development activities involve the controlled use of hazardous materials and chemicals. We are subject to federal, state and local laws and regulations governing the use, storage, handling and disposal of such materials and certain waste products. Although we believe that our safety procedures for handling and disposing of such materials comply with the standards prescribed by state and federal laws and regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such contamination or injury, we could be held liable for any damages, including cleanup costs which result, and any liability could exceed our resources.

COMPETITION

We consider our major source of competition to be the conventional methods for evaluation of animal models that consists of ex vivo biochemical or biomolecular analysis and histopathology. Two non-invasive technologies are magnetic resonance imaging, or MRI, and positron emission tomography, or PET. Both of these imaging technologies are very high cost diagnostics and require skills not normally found in a typical biopharmaceutical laboratory. PET and MRI, whether used in animals or for human diagnostics, reveal mainly structural information, although there are limited chemistries available for some functional analysis.

The biotechnology and pharmaceutical industries are highly competitive and characterized by rapid technological change. We face significant competition from Artemis, Aurora Biosciences, Deltagen, Exelixis, Incyte Pharmaceuticals, Lexicon Genetics, among others, many of which have substantially greater financial, scientific and human resources. To compete effectively, we will need to demonstrate the advantages of our technology and products over conventional methods for biological assessment. We will also need to demonstrate the potential economic value of our technology and products relative to conventional methods for biological assessment. Our future success will depend in large part on our ability to establish and maintain a competitive position with respect to conventional methods for biological assessment and future technology that may develop.

SCIENTIFIC ADVISORY BOARD

Our Scientific Advisory Board provides specific expertise in areas of research and development relevant to our business and meets with our senior scientific and management personnel from time to time to discuss our present and long-term research and development activities. Scientific Advisory Board members include:

 .Anton Berns, PhD, Executive Director, Division of Molecular Genetics and Centre of Biomedical Genetics, The Netherlands Cancer Institute. Dr. Berns is an expert in the areas of transgenic animals and oncology.

 .Stanley Cohen, PhD, Professor, Department of Genetics, Stanford University Medical Center. Dr. Cohen is an expert in molecular genetics and oncology.

 .Christopher H. Contag, PhD, Assistant Professor, Department of Pediatrics, Neonatal and Developmental Medicine, Stanford University School of Medicine. Dr. Contag is an expert in virology and molecular imaging.

 .Ashley Haase, MD, Chairman and Head, Department of Microbiology, University of Minnesota. Dr. Haase is an expert in viral infectious diseases.

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Business

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 .Jamey Marth, PhD, Associate Professor, Department of Cellular & Molecular
 Medicine, University of California, San Diego, Howard Hughes Medical Institute. Dr. Marth is an expert in cell and molecular biology and transgenic animals.

 .Wolf Seka, PhD, Professor, The Laboratory for Laser Energetics, University of Rochester. Dr. Seka is an expert in physics instrumentation and software.

 .Bruce Tromberg, PhD, Associate Professor, LAMMP, Beckman Laser Institute and Medical Clinic. Dr. Tromberg is an expert in physics and imaging.

 .George Weinstock, PhD, Associate Professor, Department of Microbiology and Molecular Genetics, University of Texas, Houston Health Science Center. He is Director of the Baylor College of Medicine NHI Center for human genome sequencing. Dr. Weinstock is an expert in molecular genetics and genomics.

 .Ralph Weissleder, PhD, MD, Professor, Massachusetts General Hospital, Department of Radiology. Dr. Weissleder is an expert in human and animal non-invasive imaging.

EMPLOYEES

As of August 31, 2000, we had a total of 72 full-time employees located at our facility in Alameda, California. Of these employees, 55 are in research and development, and 23 hold PhD degrees. None of our employees is represented by a collective bargaining agreement, and we have never experienced any work stoppage. We believe that our employee relations are good.

FACILITIES

We have leased approximately 25,600 square feet of laboratory and office space in Alameda, California under a lease expiring in January 2003. In addition, we have agreed to lease approximately 20,000 square feet of laboratory and office space in another location in Alameda, California. We will occupy most of this new space in November 2000. This lease expires in February 2006. We believe that we have adequate space to accommodate our business plans for at least the next 12 months.

LEGAL PROCEEDINGS

From time to time, we may be involved in litigation that arises through the normal course of business. As of the date of this prospectus, we are not a party to any litigation we believe could reasonably be expected to have an material adverse effect on our business or results of operations. We are not subject to any material legal proceedings.

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                                                                              47
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Management

EXECUTIVE OFFICERS AND DIRECTORS

Set forth below is information with respect to each of our executive officers and directors.

Name                         Age Position(s)
-------------------------------------------------------------------------------
David W. Carter.............  61 Co-Chief Executive Officer and Chairman of the
                                  Board
Pamela R. Contag, PhD.......  43 Co-Chief Executive Officer, President and
                                 Director
Anthony F. Purchio, PhD.....  52 Chief Scientific Officer and Vice President
Michael D. Cable, PhD.......  45 Chief Technology Officer and Vice President
Kevin J. Birtchnell, ACA....  32 Chief Financial Officer and Vice President
Brian G. Atwood.............  47 Director
Alan M. Goldberg, PhD.......  60 Director
Raymond J. Whitaker, PhD....  53 Director
Debra Yu, MD................  36 Director

Mr. Atwood, Dr. Goldberg and Dr. Whitaker are members of the audit committee. Dr. Whitaker and Dr. Yu are members of the compensation committee.

David W. Carter has served as our Chairman of the Board of Directors since November 1997 and as our Co-Chief Executive Officer since January 1998. From May to November 1997, Mr. Carter was a consultant for us. From 1991 to May 1997, Mr. Carter was Chairman of the Board, President and Chief Executive Officer of Somatix Therapy Corporation, a publicly-held gene therapy company, which merged with Cell Genesys Inc. in 1997. Since June 1997, Mr. Carter has been a director of Cell Genesys. Since July 1998, Mr. Carter has served as a director of ImmunoGen Inc. Mr. Carter received an AB in History and an MBA from Indiana University.

Pamela R. Contag, PhD is one of our co-founders and has served as our President and Chief Executive Officer since August 1995, Co-Chief Executive Officer since January 1998 and as a director since July 1995. Since January 1998, Dr. Contag has served as a Consulting Professor at Stanford University. From September 1996 to January 1998, Dr. Contag was a research associate at Stanford University. Dr. Contag received a BA in Biology from College of St. Catherine and a MS and a PhD in Microbiology from the University of Minnesota. Dr. Contag was a Postdoctoral Fellow of the Department of Microbiology and Immunology at Stanford University.

Anthony F. Purchio, PhD has served as our Chief Scientific Officer since May 1999 and as Vice President since December 1999. From June 1998 to May 1999, Dr. Purchio was a consultant for Morthogen, Inc. and Regenics. From November 1995 to June 1998, Dr. Purchio served as Vice President of Research & Development at Hepatix, Inc., a biotechnology company engaged in developing bio-artificial liver tissues. Dr. Purchio received a PhD in Experimental Pathology from University of Colorado Medical Center and completed postdoctoral training at the Molecular Biology Institute, University of California, Los Angeles.

Michael D. Cable, PhD has served as our Chief Technology Officer since October 1998 and as Vice President since December 1999. From March 1986 to September 1998, Dr. Cable was a staff scientist at the University of California, Berkeley. Dr. Cable received a BS in Chemistry from Iowa State University and a PhD in Nuclear Chemistry and Physics from the University of California, Berkeley.

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48
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Management

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Kevin J. Birtchnell, ACA has served as our Chief Financial Officer and Vice
President since January 2000. From June 1999 to December 1999, Mr. Birtchnell was Chief Financial Officer and Vice President at Nhancement Technologies, Inc., a software application and service company. From June 1997 to April 1999, Mr. Birtchnell was Chief Financial Officer, Vice President, Finance and Secretary at Diva Communications, a wireless communications company. From June 1992 to June 1997, Mr. Birtchnell was Director of Finance and Investor Relations at Somatix Therapy Corporation, a publicly-held biotechnology company. Mr. Birtchnell received a BS in Biological Sciences from London University and qualified as a Chartered Accountant with the Institute of Chartered Accountants in England and Wales.

Brian G. Atwood has served us as a director since January 1998. Since November 1998, he has served as General Partner, and from November 1995 to October 1998 served as a Venture Partner, of Brentwood Venture Capital, a private venture capital firm. Mr. Atwood also serves as a director of Coulter Pharmaceuticals Inc., a publicly-held pharmaceutical company engaged in development of drugs and therapies for cancer and autoimmune diseased treatment, and several private companies. Mr. Atwood received a BS in Biology from the University of California, Irvine, an MS from the University of California, Davis and an MBA from Harvard Business School.

Alan M. Goldberg, PhD has served us as a director since February 1998. Dr. Goldberg has been a Director of The Johns Hopkins Center for Alternatives to Animal Testing since 1981 and a Professor at The Johns Hopkins University since 1969. Since August 1999, Dr. Goldberg has been a director of Baltimore BioMedical Corporation. Dr. Goldberg received a BS in from Long Island University, Brooklyn College of Pharmacy and a PhD in Pharmacology from the University of Minnesota.

Raymond J. Whitaker, PhD has served us as a director since April 1999. Since January 1997, Dr. Whitaker has served as Vice President of S.R. One Ltd., the venture investment affiliate of SmithKline Beecham. Dr. Whitaker serves as a director of several private companies. From June 1992 to December 1996, Dr. Whitaker was Director, Worldwide Business Development, SmithKline Beecham Pharmaceuticals. Dr. Whitaker received a BS in Biochemistry and Mathematics, an MBA and a PhD in Biochemistry from the National University of Ireland, University College Dublin.

Debra Yu, MD has served us as a director since January 1998. From March 1999 to the present, Dr. Yu has been a Managing Director of Bay City Capital LLC, a venture investment firm. From October 1995 to December 1998, Dr. Yu was a general partner of Delphi Ventures, a venture investment firm. From 1992 to October 1995, Dr. Yu was a management consultant at McKinsey & Co., Inc., a management consulting firm. Dr. Yu serves as a director of several private companies. Dr. Yu received a BA in Molecular Biology from Princeton University and an MD from Harvard Medical School.

EXECUTIVE OFFICERS

Executive officers are appointed by our board of directors and serve until their successors have been duly elected and qualified. Dr. Pamela R. Contag, a director and our Co-Chief Executive Officer and President, is married to Dr. Christopher H. Contag, a member of our Scientific Advisory Board. There are no other family relationships among any of our directors, executive officers or key employees.

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                                                                              49

Management

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BOARD OF DIRECTORS

We currently have seven authorized directorships, of which one is vacant. In accordance with the terms of our amended and restated certificate of incorporation, the terms of office of the directors are divided into three classes:

 .Class I, whose term will expire at the annual meeting of stockholders to be held in 2001;

 .Class II, whose term will expire at the annual meeting of stockholders to be held in 2002; and

 .Class III, whose term will expire at the annual meeting of stockholders to be held in 2003.

The Class I directors are Dr. Whitaker and Mr. Atwood, the Class II directors are Dr. Contag and Dr. Yu and the Class III directors are Dr. Goldberg and Mr. Carter. At each annual meeting of stockholders after the initial classification or special meeting in lieu thereof, the successors to directors whose terms will then expire will be elected to serve from the time of election and qualification until the third annual meeting following election or special meeting held in lieu thereof. The authorized number of directors may be changed only by resolution of the board of directors or a super-majority vote of the stockholders. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of the board of directors may have the effect of delaying or preventing changes in control or management.

BOARD COMMITTEES

The compensation committee was established in June 1999 and reviews and recommends to the board of directors the salaries, incentive compensation and benefits of our officers and employees, and administers our stock plans and employee benefit plans. The members of the compensation committee are Dr. Yu and Dr. Whitaker, with Dr. Yu serving as Chairperson.

Our audit committee was established in September 2000 and reviews, acts on and reports to the board of directors with respect to various auditing and accounting matters, including the selection of our auditors, the scope of the annual audits, the fees to be paid to the auditors, the performance of our independent auditors and our accounting practices. The members of the audit committee are Mr. Atwood, Dr. Goldberg and Dr. Whitaker, with Mr. Atwood serving as Chairperson.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Prior to establishing the compensation committee, the board of directors performed the functions that are now delegated to the compensation committee. No member of the board of directors or the compensation committee serves as a member of the board of directors or compensation committee of any other entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

DIRECTOR COMPENSATION

We reimburse our non-employee directors for expenses incurred in connection with attending board and committee meetings but do not compensate them for their services as board or committee members. We have in the past granted non-employee directors options to purchase our common stock

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50

Management

--------------------------------------------------------------------------------

under our 1996 Stock Plan, and our board will continue to have discretion to grant options to non-employee directors from time to time under our 2000 Stock Plan. Each non-employee director who joins our board following this offering will receive a nondiscretionary, automatic grant of options to purchase 45,000 shares of our common stock upon joining the board of directors and nondiscretionary, automatic grants of options to purchase 15,000 shares of our common stock each year pursuant to the 2000 Stock Plan.

LIMITATION OF LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS

Our amended and restated certificate of incorporation and bylaws provide that our directors and officers shall be indemnified by us to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with their service for or on our behalf. In addition, our amended and restated certificate of incorporation provides that our directors will not be personally liable for monetary damages to us for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper personal benefit from their action as directors. We have obtained insurance that insures our directors and officers against specified losses and which insures us against specific obligations to indemnify our directors and officers.

EXECUTIVE COMPENSATION

The following table sets forth all compensation including salary, bonuses, stock options and other compensation earned during the year ended December 31, 1999 by our Co-Chief Executive Officers and our four other highest-paid executive officers, collectively referred to as the named executive officers. There was no other compensation paid to the named executive officers in 1999. We may refer to these officers as our named executive officers in other parts of this prospectus.

Summary compensation

--------------------------------------------------------------------------------------------
                                                      1999 annual           Long-term
                                                      compensation     compensation awards
                                                    ---------------- -----------------------
                                                                     Securities
                                                                     underlying        Other
Name and principal position                           Salary   Bonus    options compensation
--------------------------------------------------------------------------------------------
David W. Carter.................................... $204,231 $45,000     50,000  $50,000 (1)
 Co-Chief Executive Officer and Chairman of the
 Board of Directors
Pamela R. Contag, PhD .............................  204,231  45,000     50,000  $24,336 (3)
 Co-Chief Executive Officer, President and Director
Michael D. Cable, PhD .............................  157,980  10,500    150,000           --
 Chief Technology Officer
Anthony Purchio, PhD ..............................  107,980      --    150,000           --
 Chief Scientific Officer
Brian Dunn (2).....................................  155,360      --         --           --
 Former Chief Financial Officer

(1) Represents payment of life insurance premiums of $50,000. Mr. Carter is the beneficiary of the life insurance policy.

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                                                                              51

Management

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(2) Mr. Dunn resigned as Chief Financial Officer in September 1999. He continued to receive his monthly salary until September 2000.

(3) Includes forgiveness of debt of $15,000 and expenses related to a company provided automobile in the amount of $9,336.

The following table shows information regarding options granted to the named executive officers during the year ended December 31, 1999.

Each option represents the right to purchase one share of our common stock. The options generally become vested over four years. See "Management -- Employee Benefit Plans" for more details regarding these options. In the year ended December 31, 1999, we granted options to purchase an aggregate of 685,500 shares of our common stock to various officers, employees, directors and consultants.

The potential realizable value at assumed annual rates of stock price appreciation for the option term represents hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. The 5% and 10% assumed annual rates of compounded stock price appreciation are required by rules of the SEC and do not represent our estimate or projection of our future common stock prices. These amounts represent assumed rates of appreciation in the value of our common stock from the initial public offering
price (assuming an initial public offering price of $     per share). Actual
gains, if any, on stock option exercises are dependent on the future performance of our common stock and overall stock market conditions. The amounts reflected in the table may not necessarily be achieved.

Option grants in last fiscal year
--------------------------------------------------------------------------------

                                                                        Potential
                                                                   realizable value at
                                       Percent                       assumed annual
                           Number of  of total                       rates of stock
                          securities   options                     price appreciation
                          underlying   granted                       for option term
                             options        to Exercise Expiration --------------------
Name                         granted employees    price       date        5%       10%
---------------------------------------------------------------------------------------
David W. Carter.........    50,000      7.46%   $0.30    06/03/09
Pamela R. Contag, PhD ..    50,000      7.46%   $0.30    06/03/09
Michael D. Cable, PhD ..    50,000      7.46%   $0.30    06/03/09
                            50,000      7.46%   $0.30    12/01/09
Anthony Purchio, PhD ...   100,000     14.92%   $0.30    06/03/09
                            50,000      7.46%   $0.30    12/01/09
Brian Dunn..............        --        --       --          --

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Management

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The following table shows information as of December 31, 1999, concerning the number and value of unexercised options held by each of the named executive officers. Options shown as exercisable in the table are immediately exercisable. There was no public trading market for our common stock as of December 31, 1999. Accordingly, the value of the unexercised in-the-money options listed below has been calculated on the basis of the assumed initial
public offering price of $     per share, less the applicable exercise price
per share, multiplied by the number of shares underlying such options.

Aggregated option exercises in last fiscal year and year end option values

-----------------------------------------------------------------------------------------------
                                              Number of securities
                                             underlying unexercised     Value of unexercised
                            Shares           options at December 31,   in-the-money options at
                          acquired                    1999                December 31, 1999
                              upon    Value ------------------------- -------------------------
Name                      exercise Realized Exercisable Unexercisable Exercisable Unexercisable
-----------------------------------------------------------------------------------------------
David W. Carter.........        --       --          --        50,000
Pamela R. Contag, PhD ..        --       --          --        50,000
Michael D. Cable, PhD ..        --       --      15,625       134,375
Anthony F. Purchio,
   PhD .................        --       --          --       150,000
Brian Dunn..............    85,000       --          --            --

EMPLOYMENT AGREEMENTS

In January 1998, we entered into an agreement with David W. Carter that provided for a starting base annual salary of $175,000. If we terminate Mr. Carter's employment without cause, he is entitled to receive his salary and benefits until the earlier of one year anniversary of the date of termination or Mr. Carter's acceptance of new employment. The agreement defines "cause" as failure to substantially perform duties, engaging in conduct that is unlawful or injurious to our business or an intentional breach of a proprietary information agreement. Upon termination without cause, our right to repurchase Mr. Carter's outstanding options and restricted common stock will be measured as if the termination occurred on the earlier of one year anniversary of the actual date of termination or Mr. Carter's acceptance of new employment one year following the actual date of termination. Our right to repurchase 250,000 shares of restricted common stock issued to Mr. Carter in January 1998, however, will be determined as of the actual date of his termination. See "Related party transactions -- Common Stock Sales."

In January 1998, we entered into an agreement with Pamela R. Contag, PhD, which provided for a starting base annual salary of $175,000. If we terminate Dr. Contag's employment without cause, she is entitled to receive her salary and benefits until the earlier of one year anniversary of the date of termination or Dr. Contag's acceptance of new employment. The agreement defines "cause" as failure to substantially perform duties, engaging in conduct that is unlawful or injurious to our business or an intentional breach of a proprietary information agreement. Upon termination without cause, our right to repurchase Dr. Contag's outstanding options and restricted common stock will be measured as if the termination occurred one year following the actual date of termination. Our right to repurchase these shares, however, will be determined as of the actual date of termination. As part of her employment agreement, in September 1998 we loaned Dr. Contag $100,000 to assist in the purchase of her home near our principal offices. See "Related party transactions -- Loans to Directors and Executive Officers" and "-- Common Stock Sales."

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EMPLOYEE BENEFIT PLANS

1996 Stock Plan
Our 1996 Stock Plan was adopted by our board of directors in August 1996 and approved by our stockholders in August 1996. This plan provides for the grant of incentive stock options, which may provide for preferential tax treatment, to our employees, and for the grant of nonstatutory stock options to our employees, directors and consultants.

We have reserved an aggregate of 3,800,000 shares of our common stock for issuance under this plan. As of June 30, 2000, 2,394,750 shares had been issued pursuant to the exercise of options and stock purchase rights and options to purchase 1,473,118 shares of common stock were outstanding. 814,750 shares were available for future grant. As of the effective date of this offering, this plan will terminate, no additional stock options will be granted, and any shares reserved for issuance and any shares returned to the plan shall be reserved for issuance under the 2000 Stock Plan.

This plan provides that in the event of a merger each outstanding option or stock purchase right will be assumed or an equivalent option may be substituted by the successor corporation. If the options are not assumed or substituted, the options will terminate as of the date of the closing of the merger. In addition, this plan provides that in the event of a proposed dissolution or liquidation of us the optionee will be provided notice at least 15 days prior to such proposed action. To the extent it has not been previously exercised, the option will terminate immediately prior to the consummation of a proposed dissolution or liquidation.

2000 Stock Plan
Our 2000 Stock Plan was adopted by our board of directors in September 2000 and will be submitted for approval by our stockholders prior to the completion of this offering. This plan provides for the grant of incentive stock options to our employees and nonstatutory stock options and stock purchase rights to our employees, directors and consultants. A total of 2,000,000 shares of our common stock plus any reserved but unissued shares under our 1996 Plan as of the effective date of this offering and any shares returned to the 1996 Plan are reserved for issuance under this plan.

The number of shares reserved for issuance under our 2000 Stock Plan will increase annually on the first day of our fiscal year beginning in 2001 by an amount equal to the lesser of 4% of the outstanding shares of our common stock on the first day of the fiscal year, 2,000,000 shares or such lesser amount as our board of directors may determine.

Our board of directors or a committee of our board serves as the administrator of this plan. The administrator has the power to determine the terms and conditions, not inconsistent with the plan, of the options or stock purchase rights granted, including the exercise price, the number of shares subject to each option or stock purchase right, the exercisability of the options and the form of consideration payable upon exercise. The administrator determines the exercise price of options granted under this plan. However, the exercise price of incentive stock options must be equal to at least the fair market value of our common stock on the date of grant. Additionally, the term of an incentive stock option may not exceed ten years. The administrator determines the term of all other options. No optionee may be granted an option to purchase more than 1,000,000 shares in any fiscal year. In connection with his or her initial service, an optionee may be granted an additional option to purchase up to 1,500,000 shares of our common stock. After one of our employees, directors or consultants, terminates his or her relationship with us, he or she may exercise his or her option for the period of time stated in the option agreement. If termination is due to death or disability, the option will

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generally remain exercisable for 12 months following such termination to the extent such option was exercisable at the time of termination. In all other cases, the option will generally remain exercisable for three months. However, an option may never be exercised later than the expiration of its term.

The administrator determines the exercise price of stock purchase rights granted under this plan. Unless the administrator determines otherwise, the restricted stock purchase agreement will grant us a repurchase option that we may exercise upon the voluntary or involuntary termination of the purchaser's relationship with us for any reason, including death or disability. The purchase price for shares we repurchase will generally be the original price paid by the purchaser. The administrator determines the rate at which our repurchase option will lapse. This plan generally does not allow for the transfer of options or stock purchase rights and only the optionee may exercise his or her option and stock purchase rights during his or her lifetime.

The 2000 Stock Plan provides that in the event of our merger with or into another corporation or a sale of substantially all of our assets, the successor corporation will assume or substitute for each option or stock purchase right. If the successor corporation refuses to assume or substitute for the option or stock purchase right, the optionee shall be notified that his or her options or stock purchase rights will become fully vested and exercisable for a period of 15 days from the date of notice. The options and stock purchase rights will terminate at the end of this period. In the event of a change in control of us, each outstanding option held by a non-employee director will vest and become exercisable in full as to all optioned stock, including shares as to which the non-employee director would not otherwise be vested or exercisable. If an option becomes fully vested and exercisable in such event, we will notify the optionee that the option will be fully vested and exercisable for a period of 15 days from the date of such notice, and the option will terminate upon the expiration of such period. This plan will automatically terminate in 2010, unless we terminate it sooner. In addition, our board of directors has the authority to amend, suspend or terminate the plan, provided it does not adversely affect any option previously granted under the plan.

Director option program
Our director option program is part of our 2000 Stock Plan and provides for the periodic grant of nonstatutory stock options to our non-employee directors.

All grants of options to our non-employee directors under this program are automatic. We will grant to each individual who first becomes a non-employee director on or after this offering an option to purchase 45,000 shares of our common stock, except for those directors who become non-employee directors by ceasing to be employee directors. Twenty-five percent of the shares subject to the option become exercisable 12 months after the date of grant, and 1/48th of the shares subject to the option vest each month thereafter, provided the individual remains a director on such dates.

Each non-employee director will automatically be granted, on each annual meeting of our stockholders occurring after the end of our fiscal year 2000, a subsequent option to purchase 15,000 shares if immediately after such meeting, he or she continues to serve on the board and has been a director for at least six months prior to the annual stockholders meeting. Twenty-five percent of the shares subject to the option become exercisable 12 months after the date of grant, and 1/48th of the shares subject to the option vest each month thereafter, provided the individual remains a director on such dates.

All options granted under this program have a term of 10 years and an exercise price equal to fair market value on the date of grant. After termination as a non-employee director, an optionee must exercise an option at the time set forth in his or her option agreement. If termination is due to death or

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disability, the options will remain exercisable for 12 months after the date of grant. In all other cases, the options will remain exercisable for a period of 3 months. However, an option may never be exercised later than the expiration of its term. A non-employee director may not transfer options granted under this program other than by will or the laws of descent and distribution. Only the non-employee director may exercise the option during his or her lifetime.

In the event of a merger, the sale of substantially all of our assets or similar change of control event, the non-employee director will be notified that each outstanding option granted pursuant to this program is fully vested and exercisable for a period of 15 days from the date of such notice. The options shall terminate at the end of this period.

2000 Employee Stock Purchase Plan
Concurrently with this offering, we intend to establish an employee stock purchase plan. A total of 400,000 shares of our common stock will be made available for sale under this plan. In addition, this plan provides for an annual increase in the number of shares available for issuance under the plan on the first day of our fiscal year beginning in 2001 in an amount equal to the lesser of 2% of the outstanding shares of our common stock on such date, 1,000,000 shares or such other lesser amount as may be determined by our board of directors. Our board of directors or a committee of our board will serve as the administrator of this plan. The administrator will have full and exclusive authority to interpret the terms of the plan and determine eligibility. All of our employees will be eligible to participate if they are customarily employed by us or any participating subsidiary for at least 20 hours per week and more than five months in any calendar year. However, an employee may not be granted an option to purchase stock under the plan if the employee:

 .immediately after grant owns stock possessing 5% or more of the total combined voting power or value of all classes of our capital stock; or

 .whose rights to purchase stock under all of our employee stock purchase plans accrues at a rate that exceeds $25,000 worth of stock for each calendar year.

Our plan is intended to qualify for preferential tax treatment and contains consecutive, overlapping 24 month offering periods. Each offering period includes four six-month purchase periods. The offering periods generally start on the first trading day on or after February 1 and August 1 of each year, except for the first offering period, which will commence on the first trading day on or after the effective date of this offering and will end on the last trading day on or before January 31, 2003. For the first offering period, eligible employees shall not be eligible to enroll in the plan until a registration statement on Form S-8 with respect to the shares under the plan is effective.

The plan permits participants to purchase common stock through payroll deductions of up to 15% of their eligible compensation, which includes base straight time gross earnings, commissions, overtime and shift premium but excludes all other compensation. A participant may purchase no more than 10,000 shares during any six-month purchase period.

Amounts deducted and accumulated by the participant are used to purchase shares of our common stock at the end of each six-month purchase period. The price is 85% of the lower of the fair market value of our common stock at the beginning of an offering period or after a purchase period ends. If the fair market value at the end of a purchase period is less than the fair market value at the beginning of the offering period, participants will be withdrawn from the current offering period following their purchase of shares on the purchase date and will be automatically re-enrolled in the immediately

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following offering period. Participants may end their participation at any time during an offering period, and will be paid their payroll deductions to date. Participation ends automatically upon termination of employment with us.

A participant may not transfer rights granted under this plan other than by will, the laws of descent and distribution or as otherwise provided under the plan.

In the event of our merger with or into another corporation the sale of substantially all of our assets or similar change of control event, a successor corporation may assume or substitute for each option. If the successor corporation refuses to assume or substitute for the option, the purchase period then in progress will be shortened by setting a new exercise date and any offering periods then in progress will end on the new exercise date.

This plan will terminate in 2010. However, our board of directors has the authority to amend or terminate the plan, except that, subject to certain exceptions described in the plan, no such action may adversely affect any outstanding rights to purchase stock under our plan.

401(k) plan
Effective January 1998, we established a tax-qualified, employee savings and retirement plan, or 401(k) Plan, for which our employees will generally be eligible. Under the 401(k) Plan, employees may elect to reduce their current compensation and have the amount of the reduction contributed to the 401(k) Plan. To date, we have made no matching contributions. The 401(k) Plan is intended to qualify under Section 401 of the Internal Revenue Code, so that contributions to the 401(k) Plan and income earned on plan contributions are not taxable to employees until withdrawn from the 401(k) Plan, and so that contributions by us, if any, will be deductible by us when made.

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Related party transactions

COMMON STOCK SALES

In October 1995, we sold Dr. Pamela R. Contag, our Co-Chief Executive Officer and President, 1,002,000 shares of common stock at a purchase price of $0.001 per share pursuant to a restricted stock purchase agreement. Our right to repurchase these shares has lapsed.

In April 1997, we entered into an agreement with our founders, Dr. Pamela R. Contag, Dr. Christopher H. Contag and David Benaron, which redistributed the common stock held by each founder in the aggregate amounts of 1,500,000 shares to Dr. Pamela R. Contag, 600,000 shares to Mr. Benaron and 900,000 shares to Dr. Christopher H. Contag. Our right to repurchase these shares has lapsed.

In June 1997, we sold 400,000 shares of restricted common stock at a price of $0.05 per share to David W. Carter, our Co-Chief Executive Officer and Chairman of the Board of Directors. As of August 31, 2000 our right to repurchase these shares has lapsed as to 38/48th of the shares and will lapse as to 1/48th of the shares each month until June 2001. Upon the merger or consolidation of us with or into another corporation, entity or person, or the sale of all or substantially all of our assets to another corporation, entity or person, our right to repurchase will lapse as to all of the shares, so long as our stockholders, determined immediately before such merger, consolidation or sale, own less than 50 percent of the voting securities of the surviving or acquiring corporation, entity or person, or its parent, immediately after such transaction.

In January 1998, we sold 250,000 shares of common stock to David W. Carter at a purchase price of $0.13 per share. These shares are subject to a repurchase option by us at their original purchase price that lapses pursuant to certain milestones, but in any event lapses in full on December 31, 2002 if Mr. Carter is an employee on that date. In January 1998, we also sold to Mr. Carter 500,000 shares of common stock at a price of $0.13 per share. We have the right to repurchase these shares at their original purchase price in the event of his voluntary or involuntary termination of employment with us. Our right to repurchase these shares lapsed as to 31/48th of the shares as of August 31, 2000 and will continue to lapse as to 1/48th of the shares each month until January 2002. Mr. Carter paid for the shares with two full-recourse promissory notes in the aggregate amount of $97,500, which pay interest at a rate of 6% per year, are due upon the earlier of December 31, 2002 or termination of his employment and are secured by a pledge of the underlying shares. See " -- Loans to Directors and Executive Officers."

In January 1998, we sold 100,000 shares of common stock to Dr. Pamela R. Contag at a purchase price of $0.13 per share. These shares are subject to a repurchase option by us at their original purchase price that lapses in full on December 31, 2002, if Dr. Pamela R. Contag is still an employee of us or provides services to us as of that date. Dr. Pamela R. Contag paid for the shares with a full-recourse promissory note in the amount of $13,000, that pays interest at a rate of 6% per year, is due upon the earlier of December 31, 2002 or termination of her employment and is secured by a pledge of the underlying shares. See " -- Loans to Directors and Executive Officers."

CONSULTING AGREEMENTS

In June 1998, we entered into a consulting agreement with Dr. Christopher H. Contag, one of our co-founders and a member of our Scientific Advisory Board, which pays him a fee of $3,000 per month.

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The agreement has a term of four years, is terminable by Dr. Christopher H.
Contag upon thirty days written notice and is terminable by us for cause or if Dr. Christopher H. Contag refuses to or is unable to perform consulting services or breaches the agreement. Dr. Christopher H. Contag is married to Dr. Pamela R. Contag, our Co-Chief Executive Officer and President.

In September 1999, we entered into a Settlement Agreement and Release with Brian Dunn, our former Chief Financial Officer. Under the agreement, Mr. Dunn continued to receive his monthly base salary until September 2000 in exchange for consulting services that were not to exceed 16 hours per month. In addition, the vesting of some of his stock options accelerated, such that 85,000 were immediately exercisable at the date of his termination. This agreement terminated in September 2000.

Alan M. Goldberg, PhD, one of our directors, also serves us as a consultant. In 1999, we paid Dr. Goldberg fees of $14,000 and travel reimbursement of $11,405. From January 2000 to August 31, 2000, we paid Dr. Goldberg fees of $17,500 and travel reimbursement of $9,765. In March 1998, we granted Dr. Goldberg an option to purchase 25,000 shares of our common stock at a price of $0.13 per share and in September 1999 we granted him an option to purchase an additional 15,000 shares of common stock at a price of $0.30 per share. These options each vest monthly over a period of four years, with the initial one-fourth of the options vesting one year after the date of grant, and expire ten years from the date of grant. In March 1998, we entered into a consulting agreement with Dr. Goldberg to be available for telephone conversations and attend organizational meetings to discuss, plan and implement our business strategy in exchange for $2,500 per calendar quarter.

In January 2000, we entered into a consulting agreement with Kevin J. Birtchnell, our Chief Financial Officer and Vice President, to provide up to 100 hours of services in exchange for $83.14 per hour. The agreement has been terminated.

In March 2000, we entered into an agreement with Bay City Capital-BD LLC, under which Bay City Capital acted as an exclusive placement agent in connection with the issuance of our Series E preferred stock, in exchange for a fee of $1.5 million. This agreement will terminate upon the closing of this offering.

In April 2000, we entered into an agreement with Bay City Capital-BD LLC, under which Bay City Capital acted as an advisor for the purpose of developing a business strategy for opportunities in the genomics area, in exchange for a fee of $150,000. This agreement terminated in June 2000. Debra Yu, MD, one of our directors, serves as Managing Director of Bay City Capital, LLC, an affiliate of Bay City Capital-BD LLC.

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SALES OF PREFERRED STOCK

From January 1997 through August 2000, we issued the following securities to various investors in private placement transactions:

 .5,041,539 shares of Series C convertible preferred stock at a purchase price of $1.30 per share in January 1998;

 .6,678,791 shares of Series D convertible preferred stock at a purchase price of $1.65 per share in April 1999; and

 .7,194,113 shares of Series E convertible preferred stock at a purchase price of $4.25 per share in May 2000.

Each share of preferred stock will convert automatically into one share of common stock upon the closing of this offering. The purchasers of the above shares of preferred stock are entitled to certain registration rights. See "Description of capital stock--Registration Rights." The investors in these financings included the following directors, executive officers and holders of more than 5% of our outstanding stock and their affiliates:

                               Series C
                            convertible    Series C       Series D    Series E
                              preferred convertible    convertible convertible
                                  stock   preferred      preferred   preferred
Purchaser                      warrants       stock          stock       stock
------------------------------------------------------------------------------
Directors and executive
   officers
David W. Carter............      46,153      92,308             --          --
Alan M. Goldberg, PhD......          --          --             --      11,764

Principal stockholders
Delphi Ventures IV,
   L.P. (1)................          --   1,384,615        787,879     117,647
Harvard Private Capital
   Holdings, Inc. .........          --   1,423,077(2)   1,333,334     941,176
Invemed Fund, L.P. (3).....          --   1,439,394        117,647
Brentwood Associates VIII,
   L.P. (4)................          --   2,080,000      1,515,152     705,882
S.R. One, Limited..........          --          --      1,515,152     705,882

(1) Includes: 1,356,646 shares of Series C preferred stock held by Delphi Ventures IV, L.P. and 27,969 shares of Series C preferred stock held by Delphi Bioinvestments IV, L.P. Delphi Ventures IV, L.P.; 771,964 shares of Series D preferred stock held by Delphi Ventures IV, L.P. and 15,915 shares of Series D preferred stock held by Delphi Bioinvestments IV; and 115,271 shares of Series E preferred stock held by Delphi Ventures IV, L.P. and 2,376 shares of Series E preferred stock held by Delphi Bioinvestments IV, L.P. Delphi Ventures IV, L.P. and Delphi Bioinvestments IV, L.P. are both limited partnerships of which Delphi Management Partners IV, L.L.C. is a general partner.

(2) Includes 115,385 shares issued upon conversion of a $150,000 convertible promissory note.

(3) Includes: 1,212,121 shares of Series D preferred stock held by Invemed Fund, L.P. and 227,273 shares of Series D preferred stock held by Invemed Associates LLC. Invemed Associates LLC is a general partner of Invemed Fund, L.P.

(4) Includes: 1,996,800 shares of Series C preferred stock held by Brentwood Associates VIII, L.P. and 83,200 shares of Series C preferred stock held by Brentwood Affiliates Fund; 1,454,546 shares of Series D preferred stock held by Brentwood Associates VIII, L.P. and 60,606 shares of Series D preferred stock held by Brentwood Affiliates Fund. Brentwood Affiliates Fund is an affiliate of Brentwood Associates VIII, L.P.

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Related party transactions

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LOANS TO DIRECTORS AND EXECUTIVE OFFICERS

In January 1998, we loaned an aggregate of $97,500 to David W. Carter, our Co-Chief Executive Officer and Chairman of the Board of Directors, in connection with the purchase of an aggregate of 750,000 shares of restricted common stock. The loans were made pursuant to two full-recourse promissory notes in the amounts of $65,000 and $32,500, which each pay interest at a rate of 6% per annum and are secured by the underlying shares of common stock. The notes are payable upon the earlier of December 31, 2002 or termination of Mr. Carter's employment with or services to us.

In September 1998, we loaned $100,000 to Pamela R. Contag, PhD, our Co-Chief Executive Officer and President, at an interest rate of 6% per annum. The full-recourse loan is secured by Dr. Contag's home and is payable in full upon the earlier to occur of the termination of Dr. Contag's employment, her death, bankruptcy, failure to execute and deliver the deed of trust to the home, breach of the promissory note and deed of trust or sale or assignment of the home without our prior consent. Provided Dr. Contag has not been terminated as of the applicable date, the loan has and will be forgiven as follows: $15,000 of principal and all accrued interest on January 1, 1999, $15,000 of principal and all accrued interest on January 1, 2000, $15,000 of principal and all accrued interest on January 1, 2001 and $55,000 and all accrued interest on January 1, 2002.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

Our amended and restated certificate of incorporation and bylaws provide that we will indemnify each of our directors and officers to the fullest extent permitted by the Delaware General Corporation Law. Further, we have entered into indemnification agreements with each of our directors and officers. For further information, see "Description of capital stock -- Limitation of Liability and Indemnification Matters."

We believe that we have executed all of the transactions set forth above on terms no less favorable to us than terms we could have obtained from unaffiliated third parties. It is our intention to ensure that all future transactions, including loans, between us and our officers, directors and principal stockholders and their affiliates, are approved by a majority of the board of directors, including a majority of the independent and disinterested members of the board of directors, and are on terms no less favorable to us than those that we could obtain from unaffiliated third parties.

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Principal stockholders

The following table shows information known to us with respect to the beneficial ownership of our common stock as of June 30, 2000, and as adjusted to reflect the sale of the shares of common stock offered under this prospectus by:

 .each of our directors;

 .each named executive officer

 .each person or group of affiliated persons who is known by us to own beneficially 5% or more of our common stock; and

 .all of our directors and executive officers as a group.

Except as indicated in the footnotes to this table and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them. Beneficial ownership and percentage ownership are determined in accordance with the rules of the SEC. The table below includes the number of shares underlying options and warrants which are exercisable within 60 days from June 30, 2000 and assumes the conversion of all shares of our preferred stock into shares of our commons stock prior to this offering. It is therefore based on 23,677,181 shares of our common stock outstanding prior
to this offering and      shares outstanding immediately after this offering.
The address for those individuals for which an address is not otherwise indicated is: c/o Xenogen Corporation, 860 Atlantic Avenue, Alameda, California 94501.

                                                    Number of  Percent  Percent
                                                       shares    owned    owned
                                         Number of underlying   before    after
                                            shares options or     this     this
Beneficial owner                             owned   warrants offering offering
-------------------------------------------------------------------------------
Directors and named executive officers
David W. Carter(1)....................   1,150,000     62,820     5.1%       %
Pamela R. Contag, PhD(2)..............   2,500,000     16,667    10.6
Michael D. Cable, PhD.................          --     43,750      *
Brian Dunn............................      85,000         --      *
Anthony F. Purchio, PhD...............          --     35,417      *
Brian G. Atwood(3)....................   4,301,034         --    18.2
Alan M. Goldberg, PhD.................      11,764     20,730      *
Raymond J. Whitaker, PhD(4)...........   2,221,034         --     9.4
Debra Yu, MD(5).......................   2,290,141         --     9.7
All executive officers and directors
 as a group (9 persons)...............  12,558,973    179,384    53.4

Five percent stockholders
Brentwood Associates VIII, L.P.(3)....   4,301,034         --    18.2
Harvard Private Capital Holdings,
 Inc.(6)..............................   3,697,587     57,692    15.8
Delphi Ventures IV, L.P.(5)...........   2,290,141         --     9.7
S.R. One, Limited(4)..................   2,221,034         --     9.4
Invemed Fund, L.P.(7).................   1,557,041         --     6.6

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Principal stockholders

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 * Represents beneficial ownership of less than 1%.

(1) Includes 850,000 shares of common stock held by David W. Carter and 300,000 shares of common stock held by the Carter Descendants Trust. Mr. Carter is a trustee of the Carter Descendants Trust. Mr. Carter holds a warrant to purchase 46,153 shares of Series C preferred and has vested options to purchase 16,667 shares of common stock as of 60 days from September 30, 2000.

(2) Includes 2,060,000 shares owned by the Christopher H. Contag and Pamela Reilly Contag, Trustees of the Contag Family Trust Dated 11/23/98; 88,000 shares owned by the Ashyln Grace Contag Irrevocable Trust; 88,000 shares owned by the Caitlin Ann Contag Irrevocable Trust; 88,000 shares owned by the Carlos and Ann Contag Irrevocable Trust; 88,000 shares owned by the John and Juanita Reilly Irrevocable Trust; and 88,000 shares owned by the Greyson Christopher Contag Irrevocable Trust. Dr. Pamela R. Contag is a trustee of each of these respective trusts. Dr. Contag disclaims beneficial ownership to these trusts.

(3) Includes 4,157,228 shares owned by Brentwood Associates VIII, L.P. and 143,806 shares owned by Brentwood Affiliates Fund. Mr. Atwood is a general partner of Brentwood Venture Capital. He shares voting and dispositive power over the shares and disclaims beneficial ownership of these shares except to the extent of his equity interest therein. Mr. Atwood's business address is c/o Brian Atwood, Versant Ventures representing Brentwood Venture Capital, 3000 Sand Hill Road Building #1, Suite 260, Menlo Park, CA 94025.

(4) Includes shares owned by S.R. One, Limited, a fund of which Dr. Whitaker is a Vice President. He shares voting and dispositive power over the shares and disclaims beneficial ownership of these shares except to the extent of his equity interest therein. Dr. Whitaker's business address is S.R. One Limited, 200 Barr Harbor Drive, Suite 250, Four Tower Bridge, W. Conshohocken, PA 19428-2977.

(5) Includes 2,243,881 shares owned by Delphi Ventures IV, L.P. and 46,260 shares owned by Delphi BioInvestments IV, L.P. From October 1995 to December 1998, Dr. Yu was a general partner of Delphi Ventures. She shares voting and dispositive power over the shares and disclaims beneficial ownership of these shares except to the extent of her equity interest therein. Dr. Yu's business address is Bay City Capital LLC representing Delphi Ventures, 750 Battery Street, Suite 600, San Francisco, CA 94111.

(6) The business address of Harvard Private Capital Holdings, Inc. is c/o Charlesbank Capital Partners, LLC, 600 Atlantic Avenue, 6th Floor, Boston, MA 02210.

(7) Includes 1,329,768 shares owned by Invemed Fund, L.P. and 227,273 shares owned by Invemed Associates LLC. Invemed Associates LLC is a general partner of Invemed Fund, L.P. The business address of Invemed Fund, L.P. is 375 Park Avenue, Suite 2205, New York, NY 10152.

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Description of capital stock

The following information describes our common stock and preferred stock, as well as options and warrants to purchase our common stock, and provisions of our certificate of incorporation and our bylaws, all as will be in effect upon the closing of this offering. We intend to amend our certificate of incorporation and bylaws prior to completion of this offering. This description is only a summary. You should also refer to our amended and restated certificate of incorporation and bylaws, which have been filed with the SEC as exhibits to our registration statement, of which this prospectus forms a part. The descriptions of our common stock and preferred stock, as well as options and warrants to purchase our common stock, reflect changes to our capital structure that will occur upon the closing of this offering in accordance with the terms of our amended certificate of incorporation.

Upon the closing of this offering, our authorized capital stock will consist of 150,000,000 shares of common stock, $0.001 par value per share, and 5,000,000 shares of preferred stock, $0.001 par value per share.

COMMON STOCK

As of June 30, 2000, there were 23,677,181 shares of our common stock
outstanding and held of record by 60 stockholders. There will be      shares of
common stock outstanding upon the closing of this offering, which gives effect
to the issuance of      shares of our common stock offered by us under this
prospectus and the conversion of our preferred stock discussed below.

Common stock held by certain employees and non-employees is subject to stock purchase agreements whereby we have the option to repurchase unvested shares upon termination of employment at the initial issuance price. Our right to repurchase these shares generally lapses at the rate of 25% per year from the date of the agreement.

The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, including the election of directors, and do not have cumulative voting rights. Accordingly, the holders of a majority of the shares of common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they so choose.

Subject to preferences that may be applicable to any then outstanding preferred stock, holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the board of directors out of funds legally available therefor. See "Dividend policy." Upon our liquidation, dissolution or winding up, the holders of common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities of our company, subject to the prior rights of any preferred stock then outstanding.

Holders of common stock have no preemptive or conversion rights or other subscription rights and there are no redemption or sinking funds provisions applicable to the common stock. All outstanding shares of common stock are, and the common stock to be outstanding upon completion of this offering will be, fully paid and nonassessable.

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64

Description of capital stock

--------------------------------------------------------------------------------


PREFERRED STOCK

As of June 2000, there were 19,175,049 shares of our convertible preferred stock outstanding. Upon the closing of this offering, all outstanding shares of our convertible preferred stock will be automatically converted into an equivalent number of shares of our common stock. These shares of our convertible preferred stock will no longer be authorized, issued or outstanding. Our amended and restated certificate of incorporation, which becomes effective upon the closing of this offering, authorizes the issuance of 5,000,000 shares of our preferred stock, par value $0.001 per share.

Our board of directors has the authority, without further action by our stockholders, to issue from time to time the preferred stock in one or more series and to fix the number of shares, designations, preferences, powers, and relative, participating, optional or other special rights and the qualifications or restrictions thereof. The preferences, powers, rights and restrictions of different series of preferred stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions, and purchase funds and other matters. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to holders of common stock or affect adversely the rights and powers, including voting rights, of the holders of common stock, and may have the effect of delaying, deferring or preventing a change in control of us.

WARRANTS

In November 1997, in connection with the sale of our Series C preferred stock, we issued warrants to purchase an aggregate of 115,384 shares of our Series C preferred stock at an exercise price of $1.30 per share. These warrants will, if not earlier exercised, convert into warrants for the purchase of 115,384 shares of our common stock upon the completion of this offering. These warrants expire on November 13, 2007.

In August 1998, we issued to a creditor a warrant to purchase 76,923 shares of common stock at an exercise price of $1.30 per share. This warrant will expire on August 14, 2005.

In October 1999, we issued to a creditor a warrant to purchase 60,606 shares of common stock at an exercise price of $1.65 per share. This warrant will expire on October 7, 2009.

In February 2000, we issued to a creditor a warrant to purchase 15,152 shares of common stock at an exercise price of $1.65 per share. This warrant will expire on February 28, 2010. In April 2000, we issued to a creditor a warrant to purchase 24,706 shares of common stock at an exercise price of $4.25 per share. This warrant will expire on April 28, 2010.

REGISTRATION RIGHTS

After this offering, the holders of 22,790,433 shares of common stock issued upon conversion of our preferred stock and upon exercise of the Series C preferred stock warrants are entitled to various rights with respect to the registration of these shares under the Securities Act of 1933. If we propose to register any of our securities under the Securities Act for our own account, holders of common stock issuable upon conversion of the preferred stock and holders of the Series C preferred stock warrants are entitled to notice of such registration and are entitled to include their shares in that registration subject to various conditions. The underwriters of any such offering have the right to limit the number of shares included in such registration.

--------------------------------------------------------------------------------

Description of capital stock

--------------------------------------------------------------------------------


In addition, commencing 180 days after the effective date of the registration statement of which this prospectus is a part, holders of at least 35% of the common stock issuable upon conversion of the preferred stock may require us to prepare and file a registration statement under the Securities Act at our expense covering at least 35% of the common stock issuable upon conversion of the preferred stock, provided that the shares to be included in such registration have an anticipated aggregate net proceeds of at least $10 million. Under these demand registration rights, we are required to use our best efforts to cause the shares requested to be included in the registration statement, subject to customary conditions and limitations. We are not obligated to effect more than two of these stockholder-initiated registrations.

Once we become eligible to file a registration statement on Form S-3, the holders of common stock issuable upon conversion of the preferred stock and the holders of the Series C preferred stock warrants may require us to register all or a portion of their securities on a registration statement on Form S-3 and may participate in a Form S-3 registration by us, subject to certain conditions and limitations. Registration rights terminate no later than five years after this offering.

ANTI-TAKEOVER EFFECTS OF PROVISIONS OF OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION AND BYLAWS AND DELAWARE LAW

Our amended and restated certificate of incorporation and bylaws effective upon completion of this offering contain provisions that could discourage, delay or prevent a tender offer or takeover attempt at a price which many stockholders may find attractive. The existence of these provisions, which are intended to enhance the likelihood of continuity and stability in the composition of, and policies formulated by, our board could limit the price that investors might otherwise pay in the future for shares of our common stock.

BLANK CHECK PREFERRED STOCK

As noted above, our board of directors, without stockholder approval, will have the authority under our amended and restated certificate of incorporation to authorize the issuance of preferred stock, commonly referred to as "blank check" preferred stock with rights senior to those of common stock. As a result, preferred stock could be issued quickly and easily, could impair the rights of holders of common stock and could be issued with terms calculated to delay or prevent a change of control of us or make removal of management more difficult.

STOCKHOLDER MEETINGS

Our amended and restated certificate of incorporation and bylaws provide that stockholders may not call a special meeting of stockholders. Rather, special meetings of stockholders may only be called by our Chairman of the Board, Chief Executive Officer or board of directors. Our amended and restated bylaws also provide that stockholders may only conduct business at special meetings of stockholders that was specified in the notice of the meeting. These provisions may discourage another person or entity from making a tender offer for our voting stock, even if it acquired a majority of our outstanding voting stock, because the person or entity could only take action at a duly called stockholders' meeting relating to the business specified in the notice of meeting and not by written consent.

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66

Description of capital stock

--------------------------------------------------------------------------------


REQUIREMENTS FOR ADVANCE NOTIFICATION OF STOCKHOLDER NOMINATIONS AND PROPOSALS

Our amended and restated bylaws provide that a stockholder seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice of this intention in writing. To be timely, a stockholder must deliver or mail the notice and we must receive the notice at our principal executive offices not less than 60 days nor more than 90 days prior to the scheduled date of the annual meeting of stockholders. The amended and restated bylaws also include a similar requirement for making nominations at special meetings and specify requirements as to the time, form and content of the stockholder's notice. These provisions could delay stockholder actions that are favored by the holders of a majority of our outstanding stock until the next stockholders' meeting.

SUPER-MAJORITY VOTING

Delaware law generally provides that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation, unless a the certificate of incorporation requires a greater percentage. We have provisions in our certificate of incorporation that require a vote of at least 66 2/3% of the stockholders entitled to vote in the election of directors to amend in any respect or repeal the anti-takeover provisions of our certificate of incorporation.

DELAWARE ANTI-TAKEOVER STATUTE

Section 203 of the Delaware General Corporation Law prohibits persons deemed "interested stockholders" from engaging in a "business combination" with a Delaware corporation for three years following the date these persons become interested stockholders. Interested stockholders generally include:

 .persons who are the beneficial owners of 15% or more of our outstanding voting stock; and

 .persons who are our affiliates or associates and who hold 15% or more of our outstanding voting stock at any time within three years before the date on which such person's status as an interested stockholder is determined.

Subject to certain exceptions, a "business combination" includes, among other things:

 .mergers and consolidations;

 .the sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets having an aggregate market value equal to 10% or more of either the aggregate market value of all assets of the corporation determined on a consolidated basis or the aggregate market value of all our outstanding stock;

 .transactions that result in our issuance or transfer of any of our stock to the interested stockholder, except pursuant to certain exercises, exchanges, conversions, distributions or offers to purchase with respect to securities outstanding prior to the time that the interested stockholder became such and that, generally, do not increase the interested stockholder's proportionate share of any class or series of our stock;

--------------------------------------------------------------------------------

Description of capital stock

--------------------------------------------------------------------------------


 .any transaction involving us that has the effect of increasing the proportionate share of our stock of any class or series, or securities convertible into the stock of any class or series, that is owned directly or indirectly by the interested stockholder; or

 .any receipt by the interested stockholder of the benefit (except proportionately as a stockholder) of any loans, advances, guarantees, pledges or other financial benefits which we provided.

Section 203 does not apply to a business combination if:

 .before a person becomes an interested stockholder, our board approves the transaction in which the interested stockholder became an interested stockholder or approves the business combination;

 .upon consummation of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of our voting stock outstanding at the time the transaction commences (other than certain excluded shares); or

 .following a transaction in which the person became an interested stockholder, the business combination is approved by our board and authorized at a regular or special meeting of stockholders (and not by written consent) by the affirmative vote of the holders of at least two-thirds of our outstanding voting stock not owned by the interested stockholder.

These provisions of the Delaware General Corporation Law and our amended and restated certificate of incorporation and bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. Such provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

We have adopted provisions in our amended and restated certificate of incorporation that limit the liability of our directors for monetary damages for breach of their fiduciary duty as directors, except for liability that cannot be eliminated under the Delaware General Corporation Law. Delaware law provides that directors of a company will not be personally liable for monetary damages for breach of their fiduciary duty as directors, except for liability

 .for any breach of their duty of loyalty to us or our stockholders;

 .for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

 .for unlawful payment of dividend or unlawful stock repurchase or redemption, as provided Section 174 of the Delaware General Corporation Law; or

 .for any transaction from which the director derived an improper personal benefit.

Any amendment or repeal of these provisions requires the approval of the holders of shares representing at least 66 2/3% of our shares entitled to vote in the election of directors, voting as one

--------------------------------------------------------------------------------

Description of capital stock

--------------------------------------------------------------------------------

class. Our amended and restated certificate of incorporation and bylaws also provide that we shall indemnify our directors and officers to the fullest extent permitted by Delaware law. We have entered into separate indemnification agreements with our directors and executive officers that could require us, among other things, to indemnify them against liabilities that may arise by reason of their status or service as directors and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. We believe that the limitation of liability provision in our amended and restated certificate of incorporation and the indemnification agreements will facilitate our ability to continue to attract and retain qualified individuals to serve as directors and officers.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for the common stock is Equiserve, L.P.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Shares eligible for future sale

Upon completion of this offering, we will have      shares of common stock
outstanding based on shares outstanding as of June 30, 2000. Of these shares,
the      shares sold in this offering will be freely transferable without restriction under the Securities Act, unless they are held by our "affiliates" as that term is used under the Securities Act and the regulations promulgated thereunder.

Of these shares, the remaining      shares were sold by us in reliance on
exemptions from the registration requirements of the Securities Act, are restricted securities within the meaning of Rule 144 under the Securities Act and become eligible for sale in the public market as follows:

 .beginning 90 days after the effective date,      shares will become eligible
 for sale subject to the provisions of Rules 144 and 701; and

 .beginning 180 days after the date of this prospectus,      additional shares
 will become eligible for sale, subject to the provisions of Rule 144, Rule 144(k) or Rule 701, upon the expiration of agreements not to sell such shares entered into between the underwriters and such stockholders;

Beginning 180 days after the date of this prospectus,      additional shares
subject to vested options as of the date of completion of this offering will be available for sale subject to compliance with Rule 701 and upon the expiration of agreements not to sell such shares entered into between the underwriters and such stockholders. Any shares subject to lock-up agreements may be released at any time without notice by UBS Warburg LLC.

In general, under Rule 144 as currently in effect, a person, or persons whose shares are aggregated, including an affiliate, who has beneficially owned restricted shares for at least one year is entitled to sell, within any three-month period commencing 90 days after the date of completion of this offering, a number of shares that does not exceed the greater of 1% of the then
outstanding shares of common stock, approximately      shares immediately after
this offering, or the average weekly trading volume in the common stock during the four calendar weeks preceding such sale, subject to the filing of a Form 144 with respect to such sale and certain other limitations and restrictions. In addition, a person who is not deemed to have been an affiliate of our company at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years, would be entitled to sell such shares under Rule 144(k) without regard to the requirements described above.

Any of our employees, officers, directors or consultants who purchased his or her shares before the date of completion of this offering or who holds vested options as of that date pursuant to a written compensatory plan or contract is entitled to rely on the resale provisions of Rule 701, which permits non-affiliates to sell their Rule 701 shares without having to comply with the public-information, holding-period, volume-limitation or notice provisions of Rule 144 and permits affiliates to sell their Rule 701 shares without having to comply with Rule 144's holding-period restrictions, in each case commencing 90 days after the date of completion of this offering. However, we and certain officers, directors and other stockholders have agreed not to sell or otherwise dispose of any shares of our common stock for the 180-day period after the date of this prospectus without the prior written consent of UBS Warburg LLC. See "Underwriting."

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70

Shares eligible for future sale

--------------------------------------------------------------------------------


We intend to file a registration statement on Form S-8 under the Securities Act of 1933 to register shares of common stock reserved for issuance under the 2000 Stock Plan and the 2000 Employee Stock Purchase Plan, thus permitting the resale of such shares by non-affiliates in the public market without restriction under the Securities Act. Such registration statements will become effective immediately upon filing.

Before this offering, there has been no public market for our common stock, and any sale of substantial amounts in the open market may adversely affect the market price of our common stock offered hereby.

In addition, after this offering, the holders of preferred stock and warrants convertible into an aggregate of 22,790,433 shares of common stock will be entitled to certain rights to cause us to register the sale of such shares under the Securities Act. Registration of these shares under the Securities Act would result in these shares, other than shares purchased by our affiliates, becoming freely tradable without restriction under the Securities Act. See "Description of capital stock -- Registration Rights."

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                                                                              71

--------------------------------------------------------------------------------


Underwriting

We and the underwriters named below have entered into an underwriting agreement concerning the shares we are offering. Subject to conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. UBS Warburg LLC, Dain Rauscher Incorporated and Prudential Securities Incorporated are the representatives of the underwriters.

                                                                       Number of
Underwriters                                                              shares
--------------------------------------------------------------------------------
UBS Warburg LLC......................................................
Dain Rauscher Incorporated...........................................
Prudential Securities Incorporated...................................
                                                                         ----
  Total..............................................................
                                                                         ====

If the underwriters sell more shares than the total number set forth in the table above, the underwriters have a 30-day option to buy from us up to additional shares at the initial public offering price less the underwriting discounts and commissions to cover these sales. If any shares are purchased under this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

The following table shows the per share and total underwriting discounts and commissions we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase up
to         additional shares.

                                                       No exercise Full exercise
--------------------------------------------------------------------------------
Per share............................................        $             $
  Total..............................................        $             $

We estimate that the total expenses of the offering payable by us, excluding
underwriting discounts and commissions, will be approximately $     .

Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount
of up to $      per share from the initial public offering price. Any of these securities dealers may resell any shares purchased from the underwriters to
other brokers or dealers at a discount of up to $   per share from the initial
public offering price. If all the shares are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms.

The underwriters have informed us that they do not expect discretionary sales to exceed 5% of the shares of common stock to be offered.

We, our directors, officers and certain of our stockholders have agreed with the underwriters not to offer, sell, contract to sell, hedge or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act of 1933 relating to, any of our common stock or securities convertible into or exchangeable for shares of our common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus offering, subject to certain exceptions, without the prior written consent of UBS Warburg LLC.

--------------------------------------------------------------------------------

Underwriting

--------------------------------------------------------------------------------


The underwriters have reserved for sale, at the initial public offering price,
up to         shares of our common stock being offered for sale to our
customers and business partners. At the discretion of our management, other parties, including our employees, may participate in the reserved share program. The number of shares available for sale to the general public in the offering will be reduced to the extent these persons purchase reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same terms as the other shares.

Prior to this offering, there has been no public market for our common stock. The initial public offering price will be determined by negotiation between us and the representatives of the underwriters. The principal factors to be considered in determining the initial public offering price include:

 .the information set forth in this prospectus and otherwise available to the representatives;

 .the history and the prospects for the industry in which we compete;

 .the ability of our management;

 .our prospects for future earnings, the present state of our development, and our current financial position;

 .the general condition of the securities markets at the time of this offering; and

 .the recent market prices of, and the demand for, publicly traded common stock of generally comparable companies.

In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include stabilizing transactions. Stabilizing transactions consists of bids or purchases made for the purpose of preventing or retarding a decline in the market price of the common stock while the offering is in progress. These transactions may also include short sales and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. Short sales may be either "covered short sales" or "naked short sales." Covered short sales are sales made in an amount not greater than the underwriters' over-allotment option to purchase additional shares in the offering. The underwriters may close out any covered short position by either exercising their over-allotment option or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Naked short sales are sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions.

--------------------------------------------------------------------------------

Underwriting

--------------------------------------------------------------------------------


These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of our common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise.

We have agreed to indemnify the several underwriters against some liabilities, including liabilities under the Securities Act and to contribute to payments that the underwriters may be required to make in respect thereof.

Prudential Securities Incorporated facilitates the marketing of new issues online through its PrudentialSecurities.com division, clients of Prudential AdvisorySM, a full service brokerage firm program, may view offering terms and a prospectus online and place orders through their financial advisors.

Prudential Securities Incorporated is acting as our financial advisor in connection with our acquisition of DNX. In consideration for these services, Prudential will be paid a customary fee and is entitled to reimbursement of expenses and indemnification with respect to potential liabilities.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


Legal matters

Various legal matters with respect to the validity of the common stock offered by this prospectus will be passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, San Francisco, California. An investment partnership affiliated with Wilson Sonsini, as well as certain current and former members of Wilson Sonsini, own an aggregate of 30,303 shares of our common stock. Dewey Ballantine LLP, New York, New York is acting as counsel for the underwriters in connection with various legal matters relation to the shares of common stock offered by this prospectus.

Experts

Ernst & Young LLP, independent auditors, have audited our financial statements as of December 31, 1998 and 1999, and for each of the three years in the period ended December 31, 1999, as set forth in their report. We have included our financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

Ernst & Young LLP, independent auditors, have audited DNX's financial statements as of December 31, 1998 and 1999 and for each of the three years in the period ended December 31, 1999, as set forth in their report. DNX's financial statements are included in this prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


Where you can find additional information

We have filed a registration statement on Form S-1 with the Securities and Exchange Commission under the Securities Act with respect to the shares of common stock offered in this offering. This prospectus, which is a part of the registration statement, does not contain all of the information set forth in the registration statement, or the exhibits which are part of the registration statement, parts of which are omitted as permitted by the rules and regulations of the Securities and Exchange Commission. For further information about us and the shares of our common stock to be sold in this offering, please refer to the registration statement and the exhibits which are part of the registration statement. Statements contained in this prospectus as to the contents of any contract or any other document are not necessarily complete. Each statement in this prospectus regarding the contents of the referenced contract or other document is qualified in all respects by our reference to the copy filed with the registration statement.

For further information about us and our common stock, we refer you to our registration statement and its attached exhibits, copies of which may be inspected without charge at the Securities and Exchange Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You can request copies of these documents by writing to the Securities and Exchange Commission and paying a duplicating fee. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information about the public reference rooms. The Commission maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

Upon completion of this offering, we will become subject to the information and periodic reporting requirements of the Exchange Act and, in accordance therewith, will file periodic reports, proxy and information statements and other information with the Commission. Our periodic reports, proxy and information statements and other information will be available for inspection and copying at the regional offices, public references facilities and Web site of the Commission referred to above.

We intend to furnish our stockholders with annual reports containing audited financial statements and an opinion thereon expressed by independent certified public accountants. We also intend to furnish other reports as we may determine or as required by law.

This prospectus includes statistical data that were obtained from industry publications. These industry publications generally indicate that the authors of these publications have obtained information from sources believed to be reliable, but do not guarantee the accuracy and completeness of their information. While we believe these industry publications to be reliable, we have not independently verified their data.

--------------------------------------------------------------------------------

XENOGEN CORPORATION

--------------------------------------------------------------------------------


INDEX TO FINANCIAL STATEMENTS

                                                                         Page
-----------------------------------------------------------------------------
XENOGEN CORPORATION
Report of Ernst & Young LLP, Independent Auditors....................    F-2
Balance Sheets.......................................................    F-3
Statements of Operations.............................................    F-4
Statement of Redeemable Convertible Preferred Stock and Stockholders'
  Equity (Net Capital Deficiency)....................................    F-5
Statements of Cash Flows.............................................    F-7
Notes to Financial Statements........................................    F-8

CHRYSALIS DNX TRANSGENIC SCIENCES CORPORATION
Report of Ernst & Young LLP, Independent Auditors....................    F-27
Balance Sheets.......................................................    F-28
Statements of Operations.............................................    F-29
Statement of Stockholders' Equity (Net Capital Deficiency)...........    F-30
Statements of Cash Flows.............................................    F-31
Notes to Financial Statements........................................    F-32

UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS
Unaudited Pro Forma Combined Condensed Financial Statements..........    F-42
Unaudited Pro Forma Combined Condensed Balance Sheets................    F-43
Unaudited Pro Forma Combined Condensed Statements of Operations......    F-44
Notes to Unaudited Pro Forma Combined Condensed Financial
  Statements.........................................................    F-46

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

To the Board of Directors and Stockholders
Xenogen Corporation

We have audited the accompanying balance sheets of Xenogen Corporation ("Xenogen") as of December 31, 1998 and 1999 and the related statements of operations, redeemable convertible preferred stock and stockholders' equity (net capital deficiency) and cash flows of Xenogen for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of Xenogen's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Xenogen Corporation at December 31, 1998 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

                                          /s/ Ernst & Young, LLP

February 4, 2000
Palo Alto, California

--------------------------------------------------------------------------------

XENOGEN CORPORATION

--------------------------------------------------------------------------------

BALANCE SHEETS
(In thousands, except share data)

                                                                           As of
                                                                        June 30,
                                           As of               As of        2000
                                        December 31,        June 30,  (unaudited
                                      -----------------         2000  pro forma)
                                         1998      1999  (unaudited)    (Note 1)
-------------------------------------------------------  ---------------------
Assets
Current assets:
 Cash and cash equivalents..........  $ 2,407  $  3,752     $ 30,384
 Short-term investments.............       --     2,060        1,060
 Accounts receivable, net of
  allowance for doubtful accounts of
  $12 at December 31, 1998, $0 at
  December 31, 1999 and June 30,
  2000..............................       14       712          239
 Inventories........................       --        --          623
 Prepaid expenses and other current
  assets............................      188       229          328
 Employee loans.....................      232       131          102
                                      -------  --------     --------
Total current assets................    2,841     6,884       32,736
Property and equipment, net.........    1,324     2,150        2,772
Long-term investments...............       --     2,064           --
Restricted investments..............      528       469          530
Other noncurrent assets.............       43        46          100
                                      -------  --------     --------
Total assets........................  $ 4,736  $ 11,613     $ 36,138
                                      =======  ========     ========
Liabilities and stockholders' equity
 (net capital deficiency)
Current liabilities:
 Accounts payable...................  $    99  $    311     $    761
 Accrued liabilities................      104       587          399
 Loans payable--current portion.....      273       668          855
 Deferred revenue...................       94       350          250
                                      -------  --------     --------
Total current liabilities...........      570     1,916        2,265
Noncurrent liabilities:
 Loans payable......................    1,360     2,678        2,804
 Other noncurrent liabilities.......       12        --           --

Commitments

Redeemable convertible preferred
 stock, no par value; designated in
 series; 20,085,895 shares
 authorized; 5,041,539, 11,720,330,
 and 18,914,443 shares issued and
 outstanding at December 31, 1998
 and 1999 and June 30, 2000,
 respectively (none pro forma);
 liquidation preference of $17,574
 and $48,149 at December 31, 1999
 and June 30, 2000 (none
 pro forma).........................    6,527    17,511       46,506   $     --

Stockholders' equity (net capital
 deficiency):
 Convertible preferred stock, no par
  value; designated in series;
  260,606 shares authorized; 260,606
  shares issued and outstanding at
  December 31, 1998 and 1999 and
  June 30, 2000, respectively (none
  pro forma); liquidation preference
  of $120 at December 31, 1999 and
  June 30, 2000 (none pro forma)....      102       102          102         --
 Common stock, no par value;
  15,000,000, 30,000,000, and
  35,000,000 shares authorized at
  December 31, 1998 and 1999, and
  June 30, 2000, respectively;
  4,350,000, 4,435,000, and
  4,502,132 shares issued and
  outstanding at December 31, 1998
  and 1999, and June 30, 2000,
  respectively (23,677,181 shares
  pro forma)........................      139       150          164     46,772
 Additional paid-in capital.........       65     1,106        2,363      2,363
 Notes receivable from
  stockholders......................     (111)     (111)        (111)      (111)
 Deferred stock-based compensation..       --      (675)      (1,373)    (1,373)
 Accumulated deficit................   (3,928)  (11,064)     (16,582)   (16,582)
                                      -------  --------     --------   --------
 Total stockholders' equity (net
  capital deficiency)...............   (3,733)  (10,492)     (15,437)  $ 31,069
                                      -------  --------     --------   ========
 Total liabilities and stockholders'
  equity (net capital deficiency)...  $ 4,736  $ 11,613     $ 36,138
                                      =======  ========     ========

See accompanying notes.

--------------------------------------------------------------------------------

XENOGEN CORPORATION

--------------------------------------------------------------------------------

STATEMENTS OF OPERATIONS
(In thousands, except per share data)

                                                                Six months
                                                              ended June 30,
                                  Year ended December 31,       (unaudited)
                                 ---------------------------  ----------------
                                    1997      1998      1999     1999     2000
                                 ---------------------------  ----------------
Revenues:
 Licenses....................... $    23  $     47  $    457  $    76  $   175
 Research and development
    services....................      40        37       790      170      566
 Other revenues.................      --        --        46       11      124
                                 -------  --------  --------  -------  -------
Total revenues..................      63        84     1,293      257      865
                                 -------  --------  --------  -------  -------
Operating costs and expenses:
 Costs of revenues..............      --        --        --       --       62
 Research and development (Note
    A)..........................     189     1,009     4,790    1,918    3,729
 Selling, general and
    administrative (Note A).....     336     2,381     3,757    1,610    2,752
                                 -------  --------  --------  -------  -------
Total operating costs and
   expenses.....................     525     3,390     8,547    3,528    6,543
Loss from operations............    (462)   (3,306)   (7,254)  (3,271)  (5,678)
Interest income.................      --       184       355      135      392
Interest expense................      (5)     (122)     (237)     (92)    (232)
                                 -------  --------  --------  -------  -------
Net loss........................ $  (467) $ (3,244) $ (7,136) $(3,228) $(5,518)
                                 =======  ========  ========  =======  =======
Basic and diluted net loss per
   common share................. $ (0.25) $  (1.32) $  (2.15) $ (1.04) $ (1.43)
                                 =======  ========  ========  =======  =======
Shares used in computing basic
   and diluted net loss per
   common share.................   1,834     2,451     3,323    3,107    3,869
                                 =======  ========  ========  =======  =======
Pro forma basic and diluted net
   loss per common share
   (unaudited)..................                    $  (0.53)          $ (0.31)
                                                    ========           =======
Shares used in computing pro
   forma basic and diluted net
   loss per common share
   (unaudited)..................                      13,511            17,708
                                                    ========           =======
Note A:
Includes non-cash charges for
   stock-based compensation as
   follows:
 Research and development....... $    --  $     --  $    169  $    35  $   317
                                 =======  ========  ========  =======  =======
 Selling, general and
    administrative.............. $    --  $     --  $     60  $     8  $   148
                                 =======  ========  ========  =======  =======





See accompanying notes.

--------------------------------------------------------------------------------

XENOGEN CORPORATION

--------------------------------------------------------------------------------

STATEMENT OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY (NET CAPITAL DEFICIENCY)
(In thousands, except share data)

                      Redeemable
                     Convertible
                   Preferred Stock
                      Shares  Amount
                  ------------------
Balance at
December 31,
1996.............          -- $    --
 Issuance of
 common stock in
 exchange for
 cash and notes..          --      --
 Net loss........          --      --
                  ------------------
Balance at
December 31,
1997.............          --      --
 Payment of note
   receivable......        --      --
 Issuance of
   common stock in
   exchange for
   notes...........        --      --
 Issuance of
   common stock
   upon exercise of
   options.........        --      --
 Issuance of
   Series C
   redeemable
   convertible
   preferred stock,
   net of issuance
   costs of $27.... 4,810,770   6,227
 Issuance of
   Series C
   redeemable
   convertible
   preferred stock
   upon conversion
   of notes
   payable.........   230,769     300
 Warrants to
   purchase 115,384
   shares of Series
   C preferred
   stock...........        --      --
 Net loss........          --      --
                  ------------------
Balance at
December 31,
1998.............   5,041,539   6,527
 Issuance of
   common stock
   upon exercise of
   options.........        --      --
 Issuance of
   Series D
   redeemable
   convertible
   preferred stock,
   net of issuance
   costs of $36.... 6,678,791  10,984
 Acceleration of
   employee
   options'
   vesting.........        --      --
 Warrants to
   purchase
   60,606 shares of
   common stock....        --      --
   Deferred stock-
   based
   compensation....        --      --
   Amortization of
   deferred
   compensation....        --      --
   Net loss........        --      --
                  ------------------
Balance at
December 31,
1999............. 11,720,330 $17,511
                  ------------------
                  ------------------
                                                                                                           Total
                   Convertible                                      Notes                          Stockholders'
                    Preferred                     Additional   Receivable     Deferred               Equity (Net
                      Stock        Common Stock      Paid-In         from  Stock-Based Accumulated       Capital
                   Shares Amount    Shares Amount    Capital Stockholders Compensation     Deficit   Deficiency)

----------------------------------------------------------------------------------------------------------------
Balance at
December 31,
1996............. 260,606  $102  3,000,000  $  3    $   --      $  --        $  --      $   (217)    $   (112)
 Issuance of
 common stock in
 exchange for
 cash and notes..      --    --    440,000    22        --         (2)          --            --           20
 Net loss........      --    --         --    --        --         --           --          (467)        (467)
                  ----------------------------------------------------------------------------------------------
Balance at
December 31,
1997............. 260,606   102  3,440,000    25        --         (2)          --          (684)        (559)
 Payment of note
   receivable......    --    --         --    --        --          2           --            --            2
 Issuance of
   common stock in
   exchange for
   notes...........    --    --    850,000   111        --       (111)          --            --           --
 Issuance of
   common stock
   upon exercise of
   options.........    --    --     60,000     3        --         --           --            --            3
 Issuance of
   Series C
   redeemable
   convertible
   preferred stock,
   net of issuance
   costs of $27....    --    --         --    --        --         --           --            --           --
 Issuance of
   Series C
   redeemable
   convertible
   preferred stock
   upon conversion
   of notes
   payable.........    --    --         --    --        --         --           --            --           --
 Warrants to
   purchase 115,384
   shares of Series
   C preferred
   stock...........    --    --         --    --        65         --           --            --           65
   Net loss........    --    --         --    --        --         --           --        (3,244)      (3,244)
                  ----------------------------------------------------------------------------------------------
Balance at
December 31,
1998............. 260,606   102  4,350,000   139        65       (111)          --        (3,928)      (3,733)
 Issuance of
   common stock
   upon exercise of
   options.........    --    --     85,000    11        --         --           --            --           11
 Issuance of
   Series D
   redeemable
   convertible
   preferred stock,
   net of issuance
   costs of $36....    --    --         --    --        --         --           --            --           --
 Acceleration of
   employee
   options'
   vesting.........    --    --         --    --        59         --           --            --           59
 Warrants to
   purchase
   60,606 shares of
   common stock....    --    --         --    --        78         --           --            --           78
   Deferred stock-
   based
   compensation....    --    --         --    --       904         --         (904)           --           --
   Amortization of
   deferred
   compensation....    --    --         --    --        --         --          229            --          229
   Net loss........    --    --         --    --        --         --           --        (7,136)      (7,136)
                  ----------------------------------------------------------------------------------------------
Balance at
December 31,
1999............. 260,606  $102  4,435,000  $150    $1,106      $(111)       $(675)     $(11,064)    $(10,492)
                  ----------------------------------------------------------------------------------------------
                  ----------------------------------------------------------------------------------------------

XENOGEN CORPORATION

--------------------------------------------------------------------------------

STATEMENT OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY (NET CAPITAL DEFICIENCY) (Continued)
(In thousands, except share data)

                      Redeemable
                     Convertible
                   Preferred Stock
                      Shares  Amount
                  ------------------
Balance at
December 31,
1999.............  11,720,330 $17,511
 Issuance of
   common stock
   upon exercise of
   options
   (unaudited).....        --      --
 Issuance of
   Series E
   redeemable
   convertible
   preferred stock,
   net of issuance
   costs of $1,580
   (unaudited)..... 7,194,113  28,995
 Warrants to
   purchase 15,152
   and 24,706
   shares of common
   stock
   (unaudited).....        --      --
 Deferred stock-
   based
   compensation
   (unaudited).....        --      --
 Amortization of
   deferred stock-
   based
   compensation
   (unaudited).....        --      --
 Net loss
   (unaudited).....        --      --
                  ------------------
Balance at June
30, 2000
(unaudited)...... 18,914,443 $46,506
                  ------------------
                  ------------------
                                                                                                           Total
                   Convertible                                      Notes                          Stockholders'
                    Preferred                     Additional   Receivable     Deferred                    Equity
                      Stock        Common Stock      Paid-In         from  Stock-Based Accumulated  (Net Capital
                   Shares Amount    Shares Amount    Capital Stockholders Compensation     Deficit   Deficiency)
                  ----------------------------------------------------------------------------------------------
Balance at
December 31,
1999............. 260,606  $102  4,435,000  $150    $1,106      $(111)      $  (675)    $(11,064)    $(10,492)
 Issuance of
   common stock
   upon exercise of
   options
   (unaudited).....    --    --     67,132    14        --         --            --           --           14
 Issuance of
   Series E
   redeemable
   convertible
   preferred stock,
   net of issuance
   costs of $1,580
   (unaudited).....    --    --         --    --        --         --            --           --           --
 Warrants to
   purchase 15,152
   and 24,706
   shares of common
   stock
   (unaudited).....    --    --         --    --        94         --            --           --           94
 Deferred stock-
   based
   compensation
   (unaudited).....    --    --         --    --     1,163         --        (1,163)          --           --
Amortization of
   deferred stock-
   based
   compensation
   (unaudited).....    --    --         --    --        --         --           465           --          465
 Net loss
   (unaudited).....    --    --         --    --        --         --            --       (5,518)      (5,518)
                  ----------------------------------------------------------------------------------------------
Balance at June
30, 2000
(unaudited)...... 260,606  $102  4,502,132  $164    $2,363      $(111)      $(1,373)    $(16,582)    $(15,437)
                  ----------------------------------------------------------------------------------------------
                  ----------------------------------------------------------------------------------------------


See accompanying notes.

XENOGEN CORPORATION

--------------------------------------------------------------------------------

STATEMENTS OF CASH FLOWS
(In thousands)

                                                                Six months
                                          Year ended          ended June 30,
                                         December 31,           (unaudited)
                                     -----------------------  ----------------
                                      1997     1998     1999     1999     2000
                                     -----------------------  ----------------
Operating activities
Net loss...........................  $(467) $(3,244) $(7,136) $(3,228) $(5,518)
Adjustments to reconcile net income
 to net cash provided by (used in)
 operating activities:
 Noncash stock-based compensation
  expense..........................     --       --      288       43      465
 Noncash interest expense related
  to warrants granted..............     --       65        4       --       15
 Depreciation and amortization.....      1      163      633      272      525
 Fixed asset write-offs............              --      272      272       --
 Interest income...................              --     (124)     (19)     (97)
 Changes in operating assets and
  liabilities:
  Accounts receivable..............     --      (14)    (698)      14      473
  Inventories......................     --       --       --       --     (623)
  Prepaid expenses and other
  assets...........................      1     (231)     (44)     (26)    (128)
 Employee loans....................     --     (232)     101       76       29
 Accounts payable..................     74      (25)     212      496      450
 Accrued liabilities...............    168     (135)     483       43     (188)
 Deferred revenue..................     77       18      256       59     (100)
                                     -----  -------  -------  -------  -------
  Net cash used in operating
   activities......................   (146)  (3,635)  (5,753)  (1,998)  (4,697)

Investing activities
Purchase of property and
 equipment.........................     (5)  (1,482)  (1,730)  (1,094)  (1,147)
Purchase of investments............     --     (528)  (4,000)  (4,000)      --
Sale of investments................              --       59       59    3,100
                                     -----  -------  -------  -------  -------
 Net cash (used in) provided by
  investing activities.............     (5)  (2,010)  (5,671)  (5,035)   1,953

Financing activities
Proceeds from issuance of common
 stock.............................     20        3       11       --       14
Repayment of note receivable from
 stockholder.......................     --        2       --       --       --
Proceeds from issuance of preferred
 stock.............................     --    6,227   10,984   10,984   28,970
Proceeds from issuance of warrants
 and convertible notes payable.....    300       --       --       --       --
Proceeds from loans................     20    1,763    2,237       --      787
Repayment of loans.................    (20)    (130)    (451)    (142)    (395)
Security deposits..................     --       12      (12)      --       --
                                     -----  -------  -------  -------  -------
 Net cash provided by financing
  activities.......................    320    7,877   12,769   10,842   29,376
                                     -----  -------  -------  -------  -------
Net increase in cash and cash
 equivalents.......................    169    2,232    1,345    3,809   26,632
Cash and cash equivalents, at
 beginning of period...............      6      175    2,407    2,407    3,752
                                     -----  -------  -------  -------  -------
Cash and cash equivalents, at end
 of period.........................  $ 175  $ 2,407  $ 3,752  $ 6,216  $30,384
                                     =====  =======  =======  =======  =======
Supplemental disclosures of cash
 flow information
Cash paid for interest.............  $   1  $    61  $   233  $    92  $   217
                                     =====  =======  =======  =======  =======
Supplemental disclosures of noncash
 investing and financing activities
 Issuance of common stock for notes
  receivable.......................  $   2  $   111  $    --  $    --  $    --
                                     =====  =======  =======  =======  =======
 Conversion of convertible notes
  payable to shares of Series C
  preferred stock..................  $  --  $   300  $    --  $    --  $    --
                                     =====  =======  =======  =======  =======
 Reclassification of unrestricted
  investment into collateral.......  $  --  $    --  $    --  $    --  $    61
                                     =====  =======  =======  =======  =======
 Deferred stock-based compensation
  related to stock options.........  $  --  $    --  $   904  $   437  $ 1,163
                                     =====  =======  =======  =======  =======
 Other receivables related to the
  issuance of Series E preferred
  stock............................  $  --  $    --  $    --  $    --  $    25
                                     =====  =======  =======  =======  =======

See accompanying notes.

--------------------------------------------------------------------------------

XENOGEN CORPORATION

--------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS
(Information as of June 30, 2000 and for the six months ended
June 30, 1999 and 2000 is unaudited)

1. Summary of Significant Accounting Policies

Organization and Basis of Presentation
Xenogen Corporation ("Xenogen") was founded on August 1, 1995 and is a life sciences company incorporated in the state of California. Xenogen has developed and is manufacturing and marketing a novel system designed to improve the efficiency and productivity of drug discovery and development by facilitating biological assessment. Xenogen's in vivo biophotonic imaging system combines technologies in molecular biology and physiology to enable researchers to track and monitor the dynamic molecular mechanisms of disease and the impact of drugs on such mechanisms, as they occur in live animals.

Through December 31, 1998, Xenogen was in the development stage. During fiscal 1999, Xenogen commenced commercial operations, and, therefore, it is no longer considered to be in the development stage. Xenogen will require additional financial resources to complete development and commercialization of its products. Management plans to continue to finance Xenogen primarily through the issuances of equity securities, collaborative research and development agreements, and debt financing. If the financing arrangements contemplated by management are not consummated, Xenogen may have to seek other sources of capital or re-evaluate its operating plans.

Unaudited Interim Financial Statements
The financial information at June 30, 2000 and for the six months ended June 30, 1999 and 2000 is unaudited, but has been prepared on the same basis as the annual financial statements and, in the opinion of management, includes all adjustments (consisting of normal recurring adjustments), that Xenogen considers necessary for a fair presentation of financial position at that date and the results of operations and cash flows for those periods. Operating results for the interim periods are not necessarily indicative of results that may be expected for any future periods.

Unaudited Pro Forma Information
In September 2000, the Board of Directors authorized the management of Xenogen to file a registration statement with the Securities and Exchange Commission (the "SEC") permitting Xenogen to sell shares of its common stock to the public. If the initial public offering is consummated under the terms presently anticipated, all of the preferred stock outstanding will automatically be converted into common stock. Unaudited pro forma redeemable convertible preferred stock and stockholders' equity at June 30, 2000, as adjusted for the assumed conversion of the preferred stock, is set forth on the balance sheet.

Use of Estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Reclassifications
Certain amounts reported in the prior period financial statements have been reclassified to conform with the current period's presentation.

--------------------------------------------------------------------------------

XENOGEN CORPORATION

--------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS (continued)
(Information as of June 30, 2000 and for the six months ended
June 30, 1999 and 2000 is unaudited)

Cash and Cash Equivalents
Xenogen considers all highly liquid investments with an initial maturity of three months or less to be cash equivalents.

For purposes of the statements of cash flows, cash consists of amounts on deposit with commercial banks in checking, interest-bearing, and money market accounts available on demand.

Marketable Securities
Xenogen accounts for its investments in marketable securities in accordance with Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("Statement 115"). To date, all marketable securities have been classified as available-for-sale, and are carried at market value as determined based on quoted market prices. Unrealized gains and losses have not been material. The amortized cost of debt securities is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization is included in interest income. Realized gains and losses and declines in value judged to be other than temporary for available-for-sale securities are included in interest and other income and have not been significant to date. Realized gains and losses are computed on a specific identification basis.

Property and Equipment
Property and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation is provided using the straight-line method over the estimated useful lives of the respective assets, generally three to five years. Amortization of leasehold improvements is determined using the straight-line method over the lesser of useful life of the assets or the life of the lease.

Software Costs
In January 1999, Xenogen adopted Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"). SOP 98-1 requires that entities capitalize certain costs related to internal-use software once certain criteria have been met. Xenogen has not internally developed any software to date and thus the adoption of SOP 98-1 did not have any impact on Xenogen's financial statements.

Inventories
Inventories are stated at the lower of standard cost, which approximates actual cost or market. At June 30, 2000, inventories consisted mainly of raw materials used in manufacturing of imaging systems.

Impairment of Long-Lived Assets
In accordance with the provisions of Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121"), Xenogen reviews long-lived assets, including property and equipment, for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable. Under SFAS 121, an impairment loss would be recognized when estimated undiscounted future cash flows expected to result from the use of the asset and its eventual disposition is less than its carrying amount. Impairment, if any, is assessed using discounted cash flows.

--------------------------------------------------------------------------------

XENOGEN CORPORATION

--------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS (continued)
(Information as of June 30, 2000 and for the six months ended
June 30, 1999 and 2000 is unaudited)


Income Taxes
Xenogen utilizes the liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax basis of assets and liabilities and are measured using enacted tax rates and laws that will be in effect when the differences are expected to reverse.

Revenue Recognition
Xenogen grants evaluation licenses for the use of its in vivo biophotonic imaging technology and associated biological products to prospective commercial customers on a nonexclusive, nontransferable basis solely for the purposes of its evaluation in the fields of drug discovery and/or preclinical drug development research. Standard terms of the license agreements, which require no further active performance by Xenogen, generally include nonrefundable fees. The fees are recognized in equal monthly installments over the period to which the license applies.

Contract revenues related to collaboration, research and development agreements, and government grants are recognized as the related services are performed. Under these agreements, Xenogen is required to perform specific research and development activities and is reimbursed based on the costs associated with each specific contract over the term of the agreement. Milestone-related revenues are recognized upon the achievement of the specified milestone.

Other revenue consists mainly of product revenue which is recognized upon delivery, transfer of title to customers, and installation of equipment, if necessary under the agreement, net of allowances for estimated returns, if any.

Deferred revenue is recorded when funds are received or when customers are contractually obligated in advance of services to be performed.

Research and Development
Research and development expenses consist of costs incurred for company-sponsored, collaborative and contracted research and development activities. These costs include direct and research-related overhead expenses. Research and development expenses under collaborative agreements and government grants approximate the revenue recognized under such agreements. Xenogen expenses research and development costs as such costs are incurred.

Stock-Based Compensation
Xenogen has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"), and related interpretations in accounting for its employee stock options. This election was made because the alternative fair value accounting provided for under Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), requires the use of option valuation models that were not developed for use in valuing employee stock options.

Xenogen accounts for options and warrants issued to nonemployees under SFAS 123 and Emerging Issues Task Force Issue No. 96-18. The value of options and warrants are periodically remeasured over their vesting terms.

--------------------------------------------------------------------------------

XENOGEN CORPORATION

--------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS (continued)
(Information as of June 30, 2000 and for the six months ended
June 30, 1999 and 2000 is unaudited)


Significant Concentrations
Financial instruments that potentially subject Xenogen to concentrations of credit risk primarily consist of cash equivalents and marketable securities. Xenogen invests cash, which is not required for immediate operating needs, primarily in highly liquid instruments, which bear minimal risk.

Xenogen is dependent on the continuing validity of its exclusive license obtained from a University for the use of licensed patents and certain materials as a core to its proprietary-developed products and technologies.

Xenogen relies on several companies as the sole source of various materials used in its manufacturing process. Any interruption in the supply of these materials could result in the failure to meet customer demand.

Revenue from customers representing 10% or more of the total revenue for the years ended December 31, 1997, 1998, and 1999, and for the six months ended June 30, 1999 and 2000 are as follows:

                                                                Six months
                                                                   ended
                                                                  June 30,
                              Year ended December 31,           (unaudited)
                          -------------------------------     ---------------
Customer                     1997        1998        1999      1999      2000
---------------------------------------------------------     ---------------
 A......................       68%         27%          4%       --        --
 B......................       32%         28%         --        --        --
 C......................       --          29%          8%       33%       --
 D......................       --          16%          5%        3%       --
 E......................       --          --          28%       --        25%
 F......................       --          --          10%       --        --
 G......................       --          --          35%       64%       34%
 H......................       --          --           1%       --        14%
 I......................       --          --          --        --        14%

Xenogen does not require collateral or other security for accounts receivable.

Comprehensive Income (Loss)
As of January 1, 1998, Xenogen adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130"). SFAS 130 establishes rules for the reporting and display of comprehensive income (loss) and its components; however, the adoption of this statement had no material impact on Xenogen's net loss or stockholders' equity (net capital deficiency) for the years ended December 31, 1998 and 1999 and the six months ended June 30, 1999 and 2000.

Net Loss Per Share
In accordance with Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS 128"), basic net loss per share has been computed using the weighted-average number of shares of common stock outstanding during the period, less the weighted-average number of shares of common stock that are subject to repurchase. Diluted net loss per share includes the impact of options and warrants to purchase common stock, if dilutive. There is no difference between the basic and

--------------------------------------------------------------------------------

XENOGEN CORPORATION

--------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS (continued)
(Information as of June 30, 2000 and for the six months ended
June 30, 1999 and 2000 is unaudited)

diluted net loss per share as Xenogen incurred a net loss for each period presented. Pro forma basic and diluted net loss per share, as presented in the statements of operations, has been computed as described above and also gives effect, under SEC guidance, to the conversion of the convertible preferred stock (using the if-converted method) from the original date of issuance.

The following table presents the computation of basic and diluted and pro forma basic and diluted net loss per share (in thousands, except per share data):

                                                                 Six months
                                                                    ended
                                                                  June 30,
                                      Year ended December 31,    (unaudited)
                                    -------------------------  ----------------
                                       1997     1998     1999     1999     2000
-------------------------------------------------------------  ----------------
Net loss allocable to common
   stockholders...................  $  (467) $(3,244) $(7,136) $(3,228) $(5,518)
Basic and diluted:
  Weighted-average shares of
     common stock outstanding.....    3,247    4,297    4,372    4,350    4,455
  Less weighted-average shares
     subject to repurchase........   (1,413)  (1,846)  (1,049)  (1,243)    (586)
                                    -------  -------  -------  -------  -------
  Weighted-average shares used in
     computing basic and diluted
     net loss per common share....    1,834    2,451    3,323    3,107    3,869
                                    =======  =======  =======  =======  =======
Basic and diluted net loss per
   share..........................  $ (0.25) $ (1.32) $ (2.15) $ (1.04) $ (1.43)
Pro forma:
Shares used above.................                      3,323             3,869
Pro forma adjustment to reflect
   weighted-average effect of the
   assumed conversion of
   convertible preferred stock
   (unaudited)....................                     10,188            13,839
                                                      -------           -------
Shares used in computing pro forma
   basic and diluted net loss per
   common share (unaudited).......                     13,511            17,708
                                                      =======           =======
Pro forma basic and diluted net
   loss per common share
   (unaudited)....................                    $ (0.53)          $ (0.31)
                                                      =======           =======

--------------------------------------------------------------------------------

XENOGEN CORPORATION

--------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS (continued)
(Information as of June 30, 2000 and for the six months ended
June 30, 1999 and 2000 is unaudited)


During all periods presented, Xenogen had securities outstanding which could potentially dilute basic earnings per share in the future, but were excluded from the computation of diluted net loss per share, as their effect would have been antidilutive. These outstanding securities consist of the following:

                                                             As of June 30,
                                  As of December 31,           (unaudited)
                             ---------------------------- ---------------------
                                1997      1998       1999       1999       2000
--------------------------------------------------------- ---------------------
Convertible preferred stock
   (as-if-converted
   basis)..................  260,606 5,302,145 11,980,936 11,980,936 19,175,049
Stock options..............  130,000   608,500  1,069,500    829,000  1,473,118
Warrants to purchase common
   stock...................       --    76,923    137,529     76,923    177,387
Warrants to purchase
   preferred stock (as-if-
   converted basis)........  115,384   115,384    115,384    115,384    115,384
                             ------- --------- ---------- ---------- ----------
Total......................  505,990 6,102,952 13,303,349 13,002,243 20,940,938
                             ======= ========= ========== ========== ==========
Weighted-average exercise
   price of options........  $  0.05 $    0.22 $     0.27 $     0.24 $     0.30
                             ======= ========= ========== ========== ==========
Weighted-average exercise
   price of warrants.......  $  1.30 $    1.30 $     1.38 $     1.30 $     1.64
                             ======= ========= ========== ========== ==========

Segment Reporting
Effective in January 1998, Xenogen adopted Statement of Financial Accounting Standards No. 131, "Disclosure about Segments of an Enterprise and Related Information" ("SFAS 131"). SFAS 131 establishes annual and interim reporting standards for an enterprise's operating segments and related disclosures about its products, services, geographic areas, and major customers. Xenogen has determined that it operates in only one segment and, accordingly, the adoption of SFAS 131 had no impact on the financial statements.

New Accounting Pronouncements
In June 1998, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). SFAS 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. SFAS 133, as amended by SFAS 137, is effective for all fiscal quarters of all fiscal years beginning after June 15, 2000, with earlier application encouraged. Xenogen does not currently nor does it intend in the future to use derivative instruments and therefore does not expect that the adoption of SFAS 133 will have any impact on its financial position or results of operations.

In December 1999, the SEC issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" ("SAB 101"). SAB 101 summarizes the SEC's views in applying generally accepted accounting principles to revenue recognition. The adoption of SAB 101 had no impact on Xenogen's historical revenue recognition policy.

In March 2000, the FASB issued FASB Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation" ("FIN 44"), which contains rules designed to clarify the application of APB 25. FIN 44 will be effective on July 1, 2000 and Xenogen will adopt it at that time. Management

--------------------------------------------------------------------------------

XENOGEN CORPORATION

--------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS (continued)
(Information as of June 30, 2000 and for the six months ended
June 30, 1999 and 2000 is unaudited)

believes that the anticipated impact of adoption of FIN 44 will not be material to Xenogen's operating results and financial position.

2. License

Xenogen entered into a license agreement with a third party (the "University") dated July 1, 1997 superseded by a new agreement dated May 5, 2000 (the "License"). The License provides Xenogen with the exclusive worldwide right to use the inventions, certain materials, and related patents in all fields of use, including Xenogen's right to sublicense all or a portion of the rights pursuant to the License, until the expiration of the last to expire licensed patents.

Under the terms and conditions of the License, if prior to July 1, 2000, Xenogen had neither sublicensed the leased patents nor made the licensed products available for commercial sale, the University could exercise its right to terminate the License. Xenogen had sublicensed the leased patents at that point of time. Also, in the event that Xenogen fails to make available for a commercial sale the licensed products based on particular licensed materials for a certain specified period after July 1, 2000, the University has a right to convert the exclusive license solely with respect to that particular licensed material to a nonexclusive license.

In accordance with the License, Xenogen shall pay the University certain earned royalties subject to a specified minimum amount payable each year as a nonrefundable royalty payment.

In addition, Xenogen shall pay the University certain specified percentages of amounts received from the licensed patents and from Xenogen sublicense, if any.

Included in the accompanying statements of operations for the years ended December 31, 1997, 1998, and 1999, and the six months ended June 30, 1999 and 2000, is approximately $3,000, $17,000, $39,000, $10,000, and $30,000 of
royalties resulting from the license, respectively.

3. Marketable Securities

The following is a summary of Xenogen's investment portfolio as of December 31, 1998 and 1999 and June 30, 2000, including $2,390,000, $3,439,000, and
$31,000,000 of cash equivalents (in thousands):

                                                    Amortized cost
                                                         as of            As of
                                                     December 31,      June 30,
                                                    ---------------        2000
                                                       1998    1999 (unaudited)
-------------------------------------------------------------------------------
                                                                        -------
Money market funds................................. $ 2,390 $ 3,439     $31,000
Certificates of deposit............................     528   4,593       1,590
                                                    ------- -------     -------
                                                     $2,918 $ 8,032     $32,590
                                                    ======= =======     =======

--------------------------------------------------------------------------------

XENOGEN CORPORATION

--------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS (continued)
(Information as of June 30, 2000 and for the six months ended
June 30, 1999 and 2000 is unaudited)


At December 31, 1998 and 1999, approximately $528,000 and $469,000 held in certificates of deposit represented restricted investments (see Note 6) with the average maturity exceeding one year. At December 31, 1999, approximately $2,060,000 and $2,064,000 of the certificates of deposit mature in 6 months and 18 months.

Unrealized gains and losses related to all marketable available-for-sale securities are not material, and have, therefore, not been shown separately.

4. Employee Loans and Notes Receivable From Stockholders

The amount of employee loans consists of the following:

                                                                      As of
                                                                  December 31,
                                                                 ---------------
                                                                    1998    1999
--------------------------------------------------------------------------------
                                                                 (In thousands)
Travel advances................................................. $    20 $    --
Management loans................................................     207     120
Accrued interest................................................       5      11
                                                                 ------- -------
                                                                    $232 $   131
                                                                 ======= =======

The principal and accrued interest on management loans are to be forgiven in equal yearly amounts over the period of two to four years. The loan forgiveness arrangement is subject to continuous employment with Xenogen.

During 1998, Xenogen issued 850,000 shares of common stock to officers in exchange for a full-recourse notes receivable of approximately $111,000 which bear interest at 6% and are due at the earlier of December 31, 2002 or cessation of employment. The 850,000 shares of common stock are subject to Xenogen's lapsing right to repurchase (see Note 7).

--------------------------------------------------------------------------------

XENOGEN CORPORATION

--------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS (continued)
(Information as of June 30, 2000 and for the six months ended
June 30, 1999 and 2000 is unaudited)


5. Property and Equipment

Property and equipment consist of the following:

                                                                      As of
                                                                   December 31,
                                                                  --------------
                                                                   1998    1999
--------------------------------------------------------------------------------
                                                                  (In thousands)
Furniture, telecommunications, and office equipment............. $  611  $  651
Laboratory equipment............................................    519   1,814
Leasehold improvements..........................................    358     482
                                                                 ------  ------
                                                                  1,488   2,947
Less accumulated depreciation and amortization..................   (164)   (797)
                                                                 ------  ------
                                                                 $1,324  $2,150
                                                                 ======  ======

Effective January 1, 1999, management has revised its estimate of the useful lives for furniture and office equipment to 60 months and for telecommunications and laboratory equipment to 36 months. This change resulted in an increase in annual depreciation expense of approximately $115,000 in the year ended December 31, 1999.

Xenogen evaluates the recoverability of its long-lived assets in accordance with SFAS 121. SFAS 121 requires an evaluation of indicators of impairment and future discounted cash flows to be generated by those assets. Impairment is measured as the amount by which the asset's carrying amounts exceed the future discounted cash flows estimated to be generated by those assets. Certain of Xenogen's long-lived assets were written off during 1999 in accordance with SFAS 121, which resulted in impairment loss of $197,000 reported in the accompanying financial statements in general and administrative costs.

6. Loans Payable

Business Loan
In May 1998, Xenogen obtained a business loan of $500,000. Under the terms of the secured loan between the bank and Xenogen, repayment of the outstanding principal amount and accrued interest should be made in 84 equal monthly installments beginning June 10, 1998 and continuing until May 10, 2005. The loan bears interest at 8% per annum. At December 31, 1998 and 1999, as collateral for the loan, Xenogen was required to hold certificates of deposit of $528,000 and $469,000, respectively. Under the security agreement entered into with the bank, Xenogen shall not withdraw funds from the deposit account without prior written consent of the bank. Upon maturity of the certificates of deposit, Xenogen shall renew the security agreement at the rate of return prevailing at that date.

Equipment Line
In July 1998, Xenogen entered into an agreement with a lender to finance the acquisition of equipment in the amount of $2,000,000. Amounts drawn under the facility bear an interest rate of 13.2% to 13.7%, have a term of 48 months, and are secured by the financed equipment.

--------------------------------------------------------------------------------

XENOGEN CORPORATION

--------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS (continued)
(Information as of June 30, 2000 and for the six months ended
June 30, 1999 and 2000 is unaudited)


In October 1999, Xenogen entered into an agreement with another lender to finance the acquisition of equipment in the amount of $2,000,000, which was increased to $5,500,000 in February and April 2000. As of June 30, 2000, Xenogen had drawn funds under this agreement approximately $2,200,000. The lender's commitment to make available the unused amounts of $300,000 and $3,000,000 terminates in December 2000 and May 2001, respectively. Amounts drawn bear an interest rate of 14.6% to 14.8%, have a term of 48 months, and are secured by the financed equipment.

The aggregate amount of required payments on loans payable at December 31, 1999 is as follows:

------------------------------------------------------------------------------
                                                               (In thousands)
2000..........................................................         $1,057
2001..........................................................          1,144
2002..........................................................          1,176
2003..........................................................            809
2004..........................................................            121
Thereafter....................................................             43
                                                                       ------
Total minimum payments........................................          4,350
Less amount representing interest.............................           (931)
Less amount representing deferred charge associated with
   warrants issued............................................            (73)
                                                                       ------
Present value of minimum payments.............................          3,346
Current portion...............................................           (668)
                                                                       ------
Long-term portion.............................................         $2,678
                                                                       ======

Interest expense under these loans for the year ended December 1998, and 1999, and the six months ended June 30, 1999 and 2000 was approximately $55,000, $233,000, $92,000 and $217,000, respectively. There was no interest expense under these loans for the year ended December 31, 1997.

7. Redeemable Convertible Preferred Stock and Stockholders' (Deficit) Equity

Common Stock
In May 2000, Xenogen registered with the California Secretary of State its amended and restated articles of incorporation under which Xenogen is authorized to issue 35,000,000 shares of common stock and 20,346,501 shares of preferred stock.

Common Stock Subject to Repurchase
Common stock issued to certain of Xenogen's employees is subject to Xenogen's right of repurchase which lapses over varying periods. From inception (August 1, 1995) through June 30, 2000, Xenogen's officers purchased 2,490,000 restricted shares of common stock, of which 694,167 and 532,917 shares are subject to repurchase at a weighted-average price per share of $0.10 and $0.11 at December 31, 1999 and June 30, 2000, respectively.

--------------------------------------------------------------------------------

XENOGEN CORPORATION

--------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS (continued)
(Information as of June 30, 2000 and for the six months ended
June 30, 1999 and 2000 is unaudited)


Convertible Preferred Stock
Convertible preferred stock is issuable in series, with rights and preferences designated by series. The shares designated and outstanding are as follows:

                                         As of                   As of
                                   December 31, 1999         June 30, 2000
                                ----------------------- -----------------------
                                     Shares Redemption/      Shares Redemption/
                                 Issued and Liquidation  Issued and Liquidation
                                Outstanding       Value Outstanding       Value
                                                              (Unaudited)
------------------------------------------------------- -----------------------
                                       (In thousands, except share data)
Convertible preferred stock:
  Series A....................       60,606     $    20      60,606     $    20
  Series B....................      200,000         100     200,000         100
                                 ----------     -------  ----------     -------
                                    260,606         120     260,606         120
                                 ----------     -------  ----------     -------
Redeemable convertible
   preferred stock:
  Series C....................    5,041,539       6,554   5,041,539       6,554
  Series D....................    6,678,791      11,020   6,678,791      11,020
  Series E....................           --          --   7,194,113      30,575
                                 ----------     -------  ----------     -------
                                 11,720,330      17,574  18,914,443      48,149
                                 ----------     -------  ----------     -------
Total.........................   11,980,936     $17,694  19,175,049     $48,269
                                 ==========     =======  ==========     =======

The holders of each share of convertible preferred stock are entitled to the number of votes equal to the number of shares of common stock into which such shares of preferred stock could be converted.

The holders of Series A, B, C, D, and E convertible preferred stock are entitled to receive noncumulative dividends out of any assets legally available, prior and in preference to any declaration or payment of any dividend (payable other than in common stock or other securities) on the common stock of Xenogen, at the rate of $0.0264, $0.04, $0.104, $0.132, and $0.34 per share per annum, respectively, as and if declared by the Board of Directors. No dividends have been declared to date.

In the event of any liquidation, dissolution, or winding up of Xenogen, the holders of convertible preferred stock are entitled to receive prior and in preference to any distribution of any of the assets or surplus funds of Xenogen to the holders of common stock, an amount equal to $0.33, $0.50, $1.30, $1.65, and $4.25 per share of the Series A, B, C, D, and E convertible preferred stock plus any declared but unpaid dividends.

Each share of preferred stock is convertible into shares of common stock at any time after the date of issuance. Each share of preferred stock is initially convertible into one share of common stock (subject to adjustment for antidilution, stock splits, or dividends). Each share of preferred stock is automatically convertible into common stock immediately upon the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, in which the aggregate gross proceeds to Xenogen exceeds $15,000,000 and the per share price to the public is at least $8.00.

--------------------------------------------------------------------------------

XENOGEN CORPORATION

--------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS (continued)
(Information as of June 30, 2000 and for the six months ended
June 30, 1999 and 2000 is unaudited)


Xenogen's Series C, D, and E shares of convertible preferred stock are redeemable. Holders of the majority of the then outstanding Series C and/or Series D and/or Series E convertible preferred stock may give written notice to Xenogen of a demand for redemption of the respective shares of convertible preferred stock at any time after December 31, 2004. The price per share to be paid to the holders of the Series C, D, and E convertible preferred stock is $1.30, $1.65, and $4.25, respectively, plus an additional amount equal to any dividends declared but unpaid on such series.

Stock Option Plan
In 1996, the Board of Directors adopted the 1996 Stock Option Plan (the "1996 Plan"). In December 1999, Xenogen's Board of Directors authorized an additional 1,000,000 options for grant under the 1996 Plan for a total of up to 3,000,000 shares of common stock. The 1996 Plan provides for the granting of incentive and nonstatutory stock options to employees, officers, directors, and consultants of Xenogen. Incentive stock options may be granted with exercise prices not less than fair value, and nonstatutory stock options may be granted with an exercise price not less than 85% of the fair value of the common stock on the date of grant. Stock options granted to a stockholder owning more than 10% of voting stock of Xenogen may be granted with an exercise price of not less than 110% of the fair value of the common stock on the date of grant. The Board of Directors determines the fair value of common stock. Stock options are generally granted with terms of up to ten years and vest over a period of four years under the 1996 Plan.

A summary of Xenogen's stock option activity and related information for the years ended December 31, 1998 and 1999 is as follows:

                                                     Outstanding Options
                                               --------------------------------
                                       Shares                         Weighted-
                                    Available                           Average
                                   for Future                Exercise  Exercise
                                       Grants     Shares        Price     Price
-------------------------------------------------------------------------------
Balance at December 31, 1996.....   1,910,000     90,000     $0.05        $0.05
  Options/rights granted.........     (40,000)    40,000     $0.05        $0.05
                                   ----------  ---------  -----------     -----
Balance at December 31, 1997.....   1,870,000    130,000     $0.05        $0.05
  Options/rights granted.........  (1,108,500) 1,108,500  $0.13-$0.26     $0.18
  Options/rights exercised.......          --   (560,000) $0.05-$0.13     $0.12
  Options/rights forfeited.......      70,000    (70,000)    $0.05        $0.05
                                   ----------  ---------  -----------     -----
Balance at December 31, 1998.....     831,500    608,500  $0.13-$0.26     $0.22
  Shares authorized..............   1,000,000
  Options/rights granted.........    (685,500)   685,500  $0.26-$0.30     $0.30
  Options/rights exercised.......          --    (85,000)    $0.13        $0.13
  Options/rights forfeited.......     139,500   (139,500) $0.13-$0.30     $0.23
                                   ----------  ---------  -----------     -----
Balance at December 31, 1999.....   1,285,500  1,069,500  $0.13-$0.30     $0.27
  Options/rights granted
     (unaudited).................    (470,750)   470,750  $0.30-$0.45     $0.34
  Options/rights exercised
     (unaudited).................          --    (67,132) $0.13-$0.30     $0.21
                                   ----------  ---------  -----------     -----
Balance at June 30, 2000
   (unaudited)...................     814,750  1,473,118  $0.13-$0.45     $0.30
                                   ==========  =========  ===========     =====

--------------------------------------------------------------------------------

XENOGEN CORPORATION

--------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS (continued)
(Information as of June 30, 2000 and for the six months ended
June 30, 1999 and 2000 is unaudited)


Most of the options granted vest 25% at the end of one year following the vesting commencement date and an additional 1/48th at the end of each full month thereafter until all such shares are exercisable, based upon such individuals' continued employment or service to Xenogen.

During 1996 and 1997, Xenogen granted nonemployees options to purchase 130,000 common shares at $0.05 per share. The fair value of options granted to nonemployees were determined using the Black-Scholes model with the following weighted-average assumptions: risk-free interest rate of 5.65% per annum, contractual life of 4 years; dividend yield of zero, and an expected volatility of 60%. The resulting compensation expense was immaterial. In the periods subsequent to December 31, 1997, Xenogen did not grant stock options to nonemployees.

The following table summarizes information about the stock options outstanding under the 1996 Plan at December 31, 1999.

                                                      Outstanding Options
                                               ---------------------------------
                                                           Weighted-
                                                             Average
                                                           Remaining   Number of
                                               Number of Contractual     Options
Exercise Price                                   Options        Life Exercisable
--------------------------------------------------------------------------------
                                                          (In years)
 $0.13........................................    95,000    8.18        43,747
 $0.26........................................   304,000    8.88        91,866
 $0.30........................................   670,500    9.65            --
                                               ---------    ----       -------
                                               1,069,500    9.29       135,613
                                               =========    ====       =======

The following table summarizes information about the stock options outstanding under the 1996 Plan at June 30, 2000 (unaudited):

                                                      Outstanding Options
                                               ---------------------------------
                                                           Weighted-
                                                             Average
                                                           Remaining   Number of
                                               Number of Contractual     Options
Exercise price                                   Options        Life Exercisable
--------------------------------------------------------------------------------
                                                          (In years)
 $0.13........................................    68,855    7.72        29,477
 $0.26........................................   274,585    8.38        97,224
 $0.30........................................   998,178    9.34        81,720
 $0.45........................................   131,500    9.92            --
                                               ---------    ----       -------
                                               1,473,118    9.14       208,421
                                               =========    ====       =======

The options granted and outstanding as of December 31, 1999 and June 30, 2000, if not exercised within the period of 10 years from the vesting commencement date, will expire.

--------------------------------------------------------------------------------

XENOGEN CORPORATION

--------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS (continued)
(Information as of June 30, 2000 and for the six months ended
June 30, 1999 and 2000 is unaudited)


Stock-Based Compensation
During the year ended December 31, 1999 and the six months ended June 30, 2000, in connection with stock option grants to employees, deferred stock compensation was recorded totaling approximately $904,000 and $1,163,000, representing the difference between the deemed fair value of the common stock for financial reporting purposes and the exercise price of the underlying options. This amount is recorded as a reduction of stockholders' equity (net capital deficiency) and is being amortized over the vesting period of the individual options, generally four years, using the graded vesting method. Xenogen recorded amortization of deferred stock compensation of $229,000 for the year ended December 31, 1999 and $43,000 and $465,000 for the six-month periods ended June 30, 1999 and June 30, 2000, respectively.

In 1999, Xenogen recorded compensation expense of $59,000 in connection with the acceleration of the vesting period for stock options previously granted to Xenogen's officer upon termination of employment with Xenogen. This amount represents the deemed fair value of unvested stock options which were exercisable under the employment termination agreement.

Pro Forma Information
SFAS 123 requires pro forma information regarding net loss, which has been determined as if Xenogen accounted for its employee stock options under the fair value method of SFAS 123. Xenogen estimates the fair value of these options at the date of grant using the minimum value method at zero volatility with the following weighted-average assumptions: risk-free interest rate of 5.65%; a weighted-average expected life of the option from grant date of four years; and a dividend yield of zero. The weighted-average fair value of stock options granted, in the years ended December 31, 1997, 1998, and 1999, and in the six months ended June 30, 1999 and 2000 was $0.01, $0.04, $1.41, $1.41, and
$2.54, respectively. Pro forma amounts are not representative of future years.

For pro forma purposes, the estimated fair value of Xenogen's stock-based awards to its employees is amortized using the graded-vesting method over the options vesting period. Xenogen's pro forma information is as follows:

                                                                 Six months
                                                                    ended
                                                                  June 30,
                                     Year ended December 31,     (unaudited)
                                  ---------------------------  ----------------
                                     1997      1998      1999     1999     2000
                                  ---------------------------  ----------------
                                    (In thousands, except per share data)
As reported:
  Net loss......................  $  (467) $ (3,244) $ (7,136) $(3,228) $(5,518)
  Net loss per common share.....  $ (0.25) $  (1.32) $  (2.15) $ (1.04)   (1.43)

Pro forma:
  Net loss......................  $  (467) $ (3,260) $ (7,161) $(3,299) $(5,540)
  Net loss per common share.....  $ (0.25) $  (1.33) $  (2.15) $ (1.06) $ (1.43)

Warrants
In connection with the issuance of convertible notes payable in November 1997, Xenogen granted warrants to purchase 115,384 shares of Series C redeemable convertible preferred stock with an

--------------------------------------------------------------------------------

XENOGEN CORPORATION

--------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS (continued)
(Information as of June 30, 2000 and for the six months ended
June 30, 1999 and 2000 is unaudited)

exercise price of $1.30 per share to an officer and a stockholder. The warrants are exercisable through November 13, 2007. In the accompanying financial statements, these warrants were valued at approximately $65,000 which was charged to interest expense.

In connection with a debt financing, Xenogen, in August 1998, issued warrants to purchase 76,923 shares of common stock at an exercise price per share equal to $1.30. The term of the warrant extends for seven years and expires on August 14, 2005. The value of the warrants was deemed insignificant, therefore, no value was recorded.

In connection with a financing in October 1999, Xenogen granted a lender warrants to purchase 60,606 shares of common stock at an exercise price per share equal to $1.65. The term of the warrant extends for the longer of 10 years after the grant date or 5 years after the closing of Xenogen's initial public offering. In the accompanying financial statements, these warrants were valued at $78,000 and recorded as deferred interest charge to be amortized to expense straight-line over the loan's repayment period of 48 months from the date of withdrawal.

In connection with extensions in amounts available under one of the financing arrangements in February 2000 and April 2000, Xenogen granted a lender warrants to purchase 15,152 and 24,706 shares of common stock at an exercise price per share equal to $1.65 and $4.25. The term of the warrants extends for the longer of 10 years after the grant date or 5 years after the closing of Xenogen's initial public offering. In the accompanying financial statements, these warrants were valued at $20,000 and $74,000. Related deferred interest is amortized to expense straight-line over the loans' repayment periods of 48 months from the date of withdrawal.

Reserved Shares
As of December 31, 1999 and June 30, 2000, Xenogen has reserved shares of common stock for future issuance as follows:

                                                           As of
                                                    December 31,  As of June
                                                            1999    30, 2000
                                                                 (unaudited)
--------------------------------------------------------------    ----------
Stock options......................................    2,355,000   2,287,868
Warrants...........................................      252,913     292,771
Preferred stock -- issued and outstanding..........   11,980,936  19,175,049
                                                      ----------  ----------
                                                      14,588,849  21,755,688
                                                      ==========  ==========

8. Income Taxes

As of December 31, 1999, Xenogen had federal and state net operating loss carryforwards of approximately $10,000,000 and $6,000,000, respectively. The federal net operating loss carryforwards will expire in 2010 through 2020, if not utilized. The state of California net operating losses will start to expire in the year 2003 through 2004, if not utilized.

--------------------------------------------------------------------------------

XENOGEN CORPORATION

--------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS (continued)
(Information as of June 30, 2000 and for the six months ended
June 30, 1999 and 2000 is unaudited)


Utilization of net operating loss may be subject to a substantial limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986 and similar state provisions. The annual limitation may result in the expiration of the net operating loss before utilization.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets for financial reporting and the amount used for income tax purposes. Significant components of Xenogen's deferred tax assets for federal and state income taxes are as follows:

                                                                    As of
                                                                December 31,
                                                               ----------------
                                                                  1998     1999
--------------------------------------------------------------------------------
                                                               (In thousands)
Net operating loss carryforwards.............................. $ 3,800  $ 1,600
Research and other credit carryforwards.......................     300       --
Other--Net....................................................     300      100
                                                               -------  -------
Total deferred tax assets.....................................   4,400    1,700
Valuation allowance for deferred tax assets...................  (4,400)  (1,700)
                                                               -------  -------
Net deferred tax assets....................................... $    --  $    --
                                                               =======  =======

Because of Xenogen's lack of earnings history, the deferred tax assets have been fully offset by a valuation allowance. The valuation allowance increased by $300,000, $1,300,000 and $2,700,000 during the years ended December 31, 1997, 1998 and 1999.

9. Operating Leases

Xenogen leases certain real property under a noncancelable operating lease agreement in Alameda, California. The following is a schedule of minimum rental commitments under operating lease agreement as of December 31, 1999 (in thousands):

Years ended December 31,
  2000..................................................................  $  511
  2001..................................................................     526
  2002..................................................................     531
  2003..................................................................      44
                                                                          ------
                                                                          $1,612
                                                                          ======

During the years ended December 31, 1997, 1998, 1999, and six months ended June 30, 1999 and 2000, Xenogen incurred rent expenses net of sublease income of approximately $18,000, $420,000, $454,000, $223,000 and $325,000, respectively.
Sublease income for the years ended December 31, 1998 and 1999, and six months ended June 30, 1999 was $86,000 and $181,000, and $91,000, respectively.


--------------------------------------------------------------------------------

XENOGEN CORPORATION

--------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS (continued)
(Information as of June 30, 2000 and for the six months ended
June 30, 1999 and 2000 is unaudited)

During the six months ended June 30, 2000, Xenogen leased additional facilities at a nearby location. The minimum annual rental commitments under both of these operating leases range from $414,000 to $1,043,000 in the various years ended June 30, 2001 through June 30, 2006.

10. Related Party Transactions

In March and April 2000, Xenogen entered into agreements with a shareholder and board representative, under which the party provided advisory services for a $150,000 fee and Bay City Capital-BD LLC acted as an exclusive placement agent in the issuance of the Series E redeemable convertible preferred stock for a fee of $1,520,000. This amount was recorded against the Series E proceeds.

11. Defined Contribution Plan

Xenogen has a qualified defined contribution plan (the "Plan") under Section 401(k) of the Internal Revenue Code. Substantially, all full-time employees qualify for participation in the Plan. Under the Plan, Xenogen does not make matching contributions.

12. Subsequent Events (Unaudited)

Reincorporation
In September 2000, the Board of Directors approved Xenogen's reincorporation in the state of Delaware. The reincorporation was approved by the state of Delaware in the third quarter of 2000.

The financial statements will be retroactively restated to give effect to the reincorporation upon approval.

Initial Public Offering
In September 2000, the Board of Directors approved the filing of a Registration Statement with the Securities and Exchange Commission permitting Xenogen to sell common stock to the public. Upon completion of the initial public offering, Xenogen's certificate of incorporation will be amended to authorize 150,000,000 shares of common stock and 5,000,000 shares of preferred stock.

Option Grants
In the period from July 1, 2000 through September 28, 2000, Xenogen granted employees additional stock options to purchase 313,700 shares of common stock at $1.00 per share and 720,000 shares of common stock at $2.00 per share. Xenogen will record additional deferred stock compensation of approximately $8,270,000 in the quarter ending September 30, 2000 to account for the difference between the exercise price of these employees grants and the deemed fair value for financial reporting purposes of the common stock on the date of grant.

In August 2000, Xenogen granted non-employee options to purchase 70,000 shares of common stock at $1.00 per share. The fair value of options granted to non-employees was determined using the Black-Scholes model with the following weighted average assumptions: risk-free interest rate of 5.5%,

--------------------------------------------------------------------------------

XENOGEN CORPORATION

--------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS (continued)
(Information as of June 30, 2000 and for the six months ended
June 30, 1999 and 2000 is unaudited)

contractual life at 2.25 years, dividend yield at zero and expected volatility of 65%. The resulting compensation expense was $244,000 for the two months ending September 30, 2000. The value will be periodically remeasured as the underlying options vest.

2000 Employee Stock Purchase Plan
In September 2000, Xenogen's Board of Directors approved the adoption of the 2000 Employee Stock Purchase Plan (the "Purchase Plan"), to become effective upon the closing of the initial public offering. A total of 400,000 shares of common stock has been reserved for issuance under the Purchase Plan. On each January 1, starting in 2001, the number of shares will be automatically increased by the lessor of (i) 2% of the then outstanding shares of common stock (ii) 500,000 shares or (iii) an amount determined by the Plan administrator.

2000 Stock Plan
In September 2000, Xenogen's Board of Directors approved the 2000 Stock Plan (the "2000 Plan"), to become effective upon the closing of the initial public offering. A total of 2,000,000 shares of common stock has been reserved under the 2000 Plan. On each January 1, starting, 2001, the number of shares will be automatically increased by the lessor of (i) 4% of the then outstanding shares
(ii) 2,000,000 shares or (iii) such amount determined by Board.

Equipment Line
In August 2000, Xenogen drew an additional $829,000 to finance the acquisition of equipment from the amount made available by the lender (see Note 6). The loan bears a rate of approximately 14.4% to be repaid in 48 months. Subsequent to this withdrawal, the amount available to Xenogen for future withdrawal was $2,471,000.

Amendment to the 1996 Stock Option Plan
In August 2000, the Board of Directors approved an amendment to the 1996 Plan to include an early exercise provision. The amended 1996 Plan provides for the opportunity to early-exercise any outstanding options granted under the 1996 Plan. The underlying shares obtained by options exercised under this provision are subject to repurchase by the Company during the vesting term of the options exercised.

Acquisition of DNX
In September 2000, the Company entered into an agreement with MDS Inc. ("MDS") to acquire substantially all the assets and liabilities of Chrysalis DNX Transgenic Sciences Corporation ("DNX"). As consideration for the acquisition, MDS Inc. will receive 3,500,000 shares of the Company's Series F preferred stock. The redeemable preferred stock to be issued to DNX Stockholders was valued at $10.00 per share, which was the fair market value per share of Xenogen redeemable convertible preferred stock on the date of acquisition.

--------------------------------------------------------------------------------

XENOGEN CORPORATION

--------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS (continued)
(Information as of June 30, 2000 and for the six months ended
June 30, 1999 and 2000 is unaudited)


Based upon a preliminary valuation of tangible and intangible assets acquired, Xenogen has allocated the total cost of the acquisition to assets as follows (in thousands):

-------------------------------------------------------------------------------
Purchase price allocation:
  Tangible net assets acquired......................................... $ 5,079
  Intangible net assets acquired:
     Patent............................................................   3,019
     Assembled workforce...............................................     777
     Current contracts.................................................     498
     Goodwill..........................................................  28,423
                                                                        -------
Total.................................................................. $37,796
                                                                        =======

The acquisition of DNX will be accounted for as a purchase, with the results of DNX's operations included in the Company's results of operations from the date of acquisition. The unaudited pro forma information, had the acquisition of DNX occurred on January 1, 1999, is as follows (in thousands, except per share amounts, unaudited):

                                                                      Six months
                                                           Year ended      ended
                                                         December 31,   June 30,
                                                                 1999       2000
--------------------------------------------------------------------------------
Revenue.................................................   $  7,488    $ 4,400
Net loss................................................   $(13,560)   $(9,139)
Net loss per common share, basic and diluted............   $  (1.99)   $ (1.24)

The unaudited pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results that would have occurred had the transaction been completed at the beginning of the earliest period presented, nor is it necessarily indicative of future operating results.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Stockholders
Chrysalis DNX Transgenic Sciences Corporation

We have audited the accompanying balance sheets of Chrysalis DNX Transgenic Sciences Corporation ("DNX") as of December 31, 1998 and 1999, and the related statements of operations, stockholders' equity (net capital deficiency), and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of DNX's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Chrysalis DNX Transgenic Sciences Corporation at December 31, 1998 and 1999, and the results of its operations and cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

                                          /s/ Ernst & Young, LLP

September 15, 2000
MetroPark, New Jersey

--------------------------------------------------------------------------------

CHRYSALIS DNX TRANSGENIC SCIENCES CORPORATION

--------------------------------------------------------------------------------


BALANCE SHEETS (Note 1)
(In thousands)

                                                           As of           As of
                                                       December 31,     June 30,
                                                       -------------        2000
                                                         1998   1999 (unaudited)
                                                       -------------      ------
Assets
Current assets:
  Cash and cash equivalents..........................  $  229 $  345      $  683
  Accounts receivable, net of allowance..............   1,300    653       1,094
  Prepaid expenses and other current assets..........      39     68         195
  Due from related party.............................     105     --          --
  Income tax receivable..............................      --     --         112
                                                       ------ ------      ------
Total current assets.................................   1,673  1,066       2,084
Property and equipment, net..........................     923  1,995       2,062
Intangible assets, net...............................      --  2,307       2,875
Other noncurrent assets..............................     352    952         933
                                                       ------ ------      ------
Total assets.........................................  $2,948 $6,320      $7,954
                                                       ====== ======      ======
Liabilities and stockholders' equity
Current liabilities:
  Accounts payable...................................  $  482 $  349      $  180
  Accrued liabilities................................     149    457         747
  Income taxes payable...............................     716    291          --
  Due to related party...............................      --  3,362       5,017
  Capital lease obligations..........................      15     30          59
  Deferred revenue...................................     967    926       1,229
                                                       ------ ------      ------
Total current liabilities............................   2,329  5,415       7,232
Capital lease obligations, less current portion......      27     41         131

Commitments

Stockholders' equity:
  Common stock.......................................      --     --          --
  Retained earnings..................................     592    864         591
                                                       ------ ------      ------
Total stockholders' equity...........................     592    864         591
                                                       ------ ------      ------
Total liabilities and stockholders' equity...........  $2,948 $6,320      $7,954
                                                       ====== ======      ======


See accompanying notes.

--------------------------------------------------------------------------------

CHRYSALIS DNX TRANSGENIC SCIENCES CORPORATION

--------------------------------------------------------------------------------

STATEMENTS OF OPERATIONS (Note 1)
(in thousands, except share and per share amounts)

                                                                 Six months
                                                                ended June 30,
                                       Year ended December 31,   (unaudited)
                                       ----------------------  ---------------
                                         1997    1998    1999    1999     2000
-------------------------------------------------------------  ---------------
Revenues:
  Contract revenues..................  $2,066 $ 4,735  $5,433  $2,679  $ 3,088
  Licenses...........................     693     847     786     386      473
                                       ------ -------  ------  ------  -------
Total revenues.......................   2,759   5,582   6,219   3,065    3,561
Operating costs and expenses:
  Costs of revenues..................   1,734   2,903   3,619   1,895    1,667
  Selling, general and administrative
     (includes amortization of
     intangibles)....................     794     936   2,055     526    2,282
                                       ------ -------  ------  ------  -------
Total operating costs expenses.......   2,528   3,839   5,674   2,421    3,949
                                       ------ -------  ------  ------  -------
Income (loss) from operations........     231   1,743     545     644     (388)
Interest income......................      --      --      26       8       12
Interest expense.....................      --      (2)     (8)     (5)      (9)
                                       ------ -------  ------  ------  -------
Income (loss) before income taxes....     231   1,741     563     647     (385)
Provision (benefit) for income
   taxes.............................      95     706     291     273     (112)
                                       ------ -------  ------  ------  -------
Net income (loss)....................  $  136 $ 1,035  $  272  $  374  $  (273)
                                       ====== =======  ======  ======  =======
  Basic and diluted net income (loss)
     per common share................  $1,360 $10,350  $2,720  $3,740  $(2,730)
                                       ====== =======  ======  ======  =======
Shares used in computing: basic and
   diluted net income (loss) per
   common share......................     100     100     100     100      100
                                       ====== =======  ======  ======  =======



See accompanying notes.

--------------------------------------------------------------------------------

CHRYSALIS DNX TRANSGENIC SCIENCES CORPORATION

--------------------------------------------------------------------------------

STATEMENT OF STOCKHOLDERS' EQUITY (NET CAPITAL DEFICIENCY) (Note 1) (in thousands, except share data)

                                                                         Total
                                                   (Accumulated  Stockholders'
                                                       Deficit)         Equity
                                     Common Stock      Retained   (Net Capital
                                     Shares Amount     Earnings    Deficiency)
-------------------------------------------------------------------------------
Balance at January 1, 1997.........     100   $ --       $ (579)        $ (579)
  Net income.......................      --     --          136            136
                                        ---   ----       ------         ------
Balance at December 31, 1997.......     100     --         (443)          (443)
  Net income.......................      --     --        1,035          1,035
                                        ---   ----       ------         ------
Balance at December 31, 1998.......     100     --          592            592
  Net income.......................      --     --          272            272
                                        ---   ----       ------         ------
Balance at December 31, 1999.......     100     --          864            864
  Net loss (unaudited).............      --     --         (273)          (273)
                                        ---   ----       ------         ------
Balance at June 30, 2000
   (unaudited).....................     100   $ --       $  591         $  591
                                        ===   ====       ======         ======




See accompanying notes.

--------------------------------------------------------------------------------

CHRYSALIS DNX TRANSGENIC SCIENCES CORPORATION

--------------------------------------------------------------------------------

STATEMENTS OF CASH FLOWS
(in thousands)

                                                                Six months
                                   Year ended December 31      ended June 30
                                                                (unaudited)
                                   -------------------------  ----------------
                                      1997     1998     1999     1999     2000
------------------------------------------------------------  ----------------
Operating activities
Net income (loss)................  $   136  $ 1,035  $   272  $   374  $  (273)
Adjustments to reconcile net
   income (loss) to net cash
   (used in) provided by
   operating activities:
     Deferred tax benefit........       (2)     (10)      --       --       --
     Depreciation expense........      147      250      295      141      171
     Amortization expense........       --       --      243       61      217
     Fixed assets write-off......       --       --       92       --       --
     Changes in operating assets
     and liabilities:
     Accounts receivable.........        9     (697)     647      114     (441)
     Prepaid expenses and other
        current assets...........      (14)       5      (29)     (21)    (127)
     Income tax receivable.......       --       --       --       --     (112)
     Other noncurrent assets.....       39     (334)    (600)    (615)      19
     Accounts payable............      (80)     409     (133)    (231)    (169)
     Accrued liabilities.........       41       50      308      304      290
     Income taxes payable........       97      620     (425)    (444)    (291)
     Deferred revenue............      286      404      (41)     398      303
                                   -------  -------  -------  -------  -------
Net cash (used in) provided by
   operating activities..........      659    1,732      629       81     (413)

Investing activities
Purchase of property and
   equipment.....................     (725)    (472)  (1,409)    (666)     (98)
Purchase of Company, net of cash
   acquired......................       --       --   (2,550)  (2,550)  (3,000)
                                   -------  -------  -------  -------  -------
Net cash used in investing
   activities....................     (725)    (472)  (3,959)  (3,216)  (3,098)
Financing activities
Repayment of capital lease
   obligations...................       --       (7)     (21)     (10)     (21)
Proceeds from loans -- related
   party.........................    1,578    2,584    5,466    5,103    4,193
Repayment of loans -- related
   party.........................   (1,134)  (4,042)  (1,999)  (1,329)    (323)
                                   -------  -------  -------  -------  -------
Net cash provided by (used in)
   financing activities..........      444   (1,465)   3,446    3,764    3,849
                                   -------  -------  -------  -------  -------
Net increase (decrease) in cash
   and cash equivalents..........      378     (205)     116      629      338
Cash and cash equivalents, at
   beginning of period...........       56      434      229      229      345
                                   -------  -------  -------  -------  -------
Cash and cash equivalents, at end
   of period.....................  $   434  $   229  $   345  $   858  $   683
                                   =======  =======  =======  =======  =======
Supplemental disclosures
Cash paid for interest...........  $    --  $     2  $     8  $     5  $     9
                                   =======  =======  =======  =======  =======
Supplemental schedule of noncash
   investing and financing
   activities
Capital lease obligations for
   laboratory equipment..........  $    --  $    49  $    50  $    25  $   140
                                   =======  =======  =======  =======  =======


See accompanying notes.


--------------------------------------------------------------------------------

Chrysalis DNX Transgenic Sciences Corporation

--------------------------------------------------------------------------------


NOTES TO FINANCIAL STATEMENTS
(Information as of June 30, 2000 and for the six months ended June 30, 1999 and 2000 is unaudited)

1. Basis of Presentation and Description of the Business

Chrysalis DNX Transgenic Sciences Corporation ("DNX") is a life sciences company incorporated in the state of Ohio. DNX is a contract research organization providing a broad portfolio of integrated drug development services primarily to the pharmaceutical and biotechnology industries in the United States. This portfolio of drug development services includes transgenic discovery research and preclinical development capabilities that DNX to manage a comprehensive drug development program to a client's specific requirements.

DNX generates substantially all of its revenues from its drug development service business. DNX is the exclusive commercial licensee of the pronuclear microinjection process which is the commonly used method of producing transgenic animals. Additionally, DNX provides murine gene-targeting capabilities and holds a license to the Positive-Negative Selection method for introducing genetic modifications by homologous recombination.

Prior to April 30, 1999, DNX was a wholly owned subsidiary of Chrysalis International Corporation (the "Chrysalis Predecessor"). On April 30, 1999, Phoenix International Life Sciences, Inc. ("Phoenix") acquired the outstanding common stock of Chrysalis International Corporation in exchange for 998,968 shares of Phoenix (the "Phoenix Acquisition") valued at $8.32 per share based upon the average value of the common shares for the five trading days before and five trading days after the transaction on the Toronto and Montreal Stock Exchanges. Subsequent to the Phoenix Acquisition, Chrysalis International Corporation became a wholly owned subsidiary of Phoenix.

The Phoenix Acquisition was accounted for using the purchase method, and accordingly, at such date, the assets acquired and liabilities assumed were recorded at their estimated fair values. The excess of the purchase price allocated to DNX over the fair value of DNX's net tangible and intangible assets acquired was allocated to goodwill, which was amortized on a straight-line basis over seven years.

The portion of the purchase price specifically related to DNX was allocated to the historical assets and liabilities of DNX as follows (in thousands):

Allocated Purchase Price
Allocation of adjusted purchase price:
  Net assets acquired, at fair values...................................  $  429
  Goodwill..............................................................   2,550
                                                                          ------
Total purchase price allocation.........................................  $2,979
                                                                          ======

--------------------------------------------------------------------------------

CHRYSALIS DNX TRANSGENIC SCIENCES CORPORATION

--------------------------------------------------------------------------------


NOTES TO FINANCIAL STATEMENTS (continued)
(Information as of June 30, 2000 and for the six months ended June 30, 1999 and 2000 is unaudited)

The accompanying financial statements for the year ended December 31, 1999 reflect the combined operations of the Chrysalis Predecessor (for the period from January 1, 1999 to April 29, 1999) and the post acquisition operations of DNX following the Phoenix Acquisition (for the period from April 30, 1999 to December 31, 1999) as follows:

                                                                          Post
                                         Chrysalis Predecessor     Acquisition
                                          Basis of Accounting         Basis of
                                        ------------------------    Accounting
                                                      January 1,     April 30,
                                          Year ended     1999 to       1999 to
                                        December 31,   April 29,  December 31,
                                                1998        1999          1999
-------------------------------------------------------------------------------
                                                   (In thousands)
Revenues:
  Contract revenues...................        $4,735      $1,765        $3,668
  License fees........................           847         236           550
                                              ------      ------        ------
Total revenues........................         5,582       2,001         4,218
Operating costs and expenses:
  Costs of revenues...................         2,903       1,389         2,230
  Selling, general and administrative
     (includes amortization of
     intangibles).....................           936         314         1,741
                                              ------      ------        ------
Total operating costs expenses........         3,839       1,703         3,971
                                              ------      ------        ------
Income from operations................         1,743         298           247
Interest income.......................            --           4            22
Interest expense......................            (2)         (3)           (5)
                                              ------      ------        ------
Income before income taxes............         1,741         299           264
Provision for income taxes............           706         154           137
                                              ------      ------        ------
Net income............................        $1,035      $  145        $  127
                                              ======      ======        ======

On April 6, 2000, MDS Inc. ("MDS") acquired the outstanding common stock of Phoenix in exchange for shares of MDS and cash, valued at approximately $330 million (the "MDS Acquisition"). Subsequent to the MDS Acquisition, Phoenix became a wholly owned subsidiary of MDS.

The MDS Acquisition was accounted for using the purchase method, and accordingly, at such date, the assets acquired and liabilities assumed were recorded at their estimated fair values. The excess of the purchase price allocated to DNX over the fair value of DNX's net tangible and intangible assets acquired was allocated to goodwill, which is amortized on a straight-line basis over six years.

--------------------------------------------------------------------------------

CHRYSALIS DNX TRANSGENIC SCIENCES CORPORATION

--------------------------------------------------------------------------------


NOTES TO FINANCIAL STATEMENTS (continued)
(Information as of June 30, 2000 and for the six months ended June 30, 1999 and 2000 is unaudited)

The portion of the purchase price specifically related to DNX was allocated to the historical assets and liabilities of DNX as follows (in thousands, unaudited):

Allocated Purchase Price

Allocation of adjusted purchase price:
  Net Assets acquired, at fair values...................................  $4,484
  Goodwill..............................................................   3,000
                                                                          ------
Total purchase price allocation.........................................  $7,484
                                                                          ======

The accompanying unaudited financial statements for the six months ended June 30, 2000 reflect the operations of DNX (for the period from January 1, 2000 to April 5, 2000), reflecting the Phoenix basis of accounting and the post acquisition operations of DNX following the MDS Acquisition (for the period from April 6, 2000 to June 30, 2000) as follows:

                                                                      Post-MDS
                                                          Phoenix  Acquisition
                                                         Basis of     Basis of
                                                       Accounting   Accounting
                                                       January 1,     April 6,
                                                          2000 to      2000 to
                                                         April 5,     June 30,
                                                             2000         2000
-------------------------------------------------------------------------------
                                                           (In thousands)
Revenues:
  Contract revenues..................................      $1,487       $1,601
  License fees.......................................         212          261
                                                           ------       ------
                                                            1,699        1,862
Operating costs and expenses:
  Costs of revenues..................................         808          859
  Selling, general and administrative (includes
     amortization of intangibles)....................       1,065        1,217
                                                           ------       ------
Total operating expenses.............................       1,873        2,076
                                                           ------       ------
Loss from operations.................................        (174)        (214)
Interest income......................................           5            7
Interest expense.....................................          (2)          (7)
                                                           ------       ------
Loss before income taxes.............................        (171)        (214)
Benefit from income taxes............................         (50)         (62)
                                                           ------       ------
Net loss.............................................      $ (121)      $ (152)
                                                           ======       ======

--------------------------------------------------------------------------------

CHRYSALIS DNX TRANSGENIC SCIENCES CORPORATION

--------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS (continued)
(Information as of June 30, 2000 and for the six months ended June 30, 1999 and 2000 is unaudited)

2. Summary of Significant Accounting Policies

Use of Estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Interim Financial Information
The financial information as of June 30, 2000 and for the six months ended June 30, 1999 and 2000 is unaudited and includes all adjustments, consisting only of normal recurring adjustments, that DNX's management considers necessary for the fair presentation of DNX's operating results and cash flows for such periods. Results for the six month period ended June 30, 2000 are not necessarily indicative of results to be expected for the full fiscal year 2000 or any future period.

Cash and Cash Equivalents
DNX considers all highly liquid investments with an initial maturity of three months or less to be cash equivalents.

For purposes of the statement of cash flows, cash consists of amounts on deposit with commercial banks in checking, interest-bearing, and money market accounts available on demand.

Concentration of Credit Risk
DNX invests its excess cash, which is not required for immediate operating needs, in a money market account, which bears minimal risk. DNX has established guidelines relating to diversification and maturities that maintain safety and liquidity. To date, DNX has not experienced any losses on its cash equivalents.

Significant Customers
Major customers responsible for 10% or more of revenues include collaborative partners and pharmaceutical and biotechnology companies. The percentages of revenues and accounts receivable of each of these third party major customers to total revenue derived from third parties and accounts receivable were as follows (no customer accounted for 10% or more of total revenues for the year ended December 1997):

                                                             Six months
                                                                ended
                                              Year Ended      June 30,
Revenue:                                    December 31,     (unaudited)
--------                                   ---------------   -------------
Customer                                     1998     1999    1999    2000
----------------------------------------------------------   -------------
A.........................................      36%      34%     --      --
B.........................................      --       18%     32%     19%
C.........................................      --       --      18%     25%
D.........................................      --       --      --      15%

--------------------------------------------------------------------------------

CHRYSALIS DNX TRANSGENIC SCIENCES CORPORATION

--------------------------------------------------------------------------------


NOTES TO FINANCIAL STATEMENTS (continued)
(Information as of June 30, 2000 and for the six months ended June 30, 1999 and 2000 is unaudited)

                                                         December
Accounts Receivable:                                          31,      June 30,
--------------------                                    ----------         2000
Customer                                                1998  1999  (unaudited)
-----------------------------------------------------------------   -----------
A......................................................   37%   --           --
B......................................................   10%   47%          --
C......................................................   --    --           15%
D......................................................   --    --           18%

Fair Value of Financial Instruments
Financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities are carried at cost, which management believes approximates fair value.

Property and Equipment
Property and equipment consists of furniture, office and laboratory equipment, and leasehold improvements which are stated at cost, less accumulated depreciation and amortization. Depreciation is provided using the straight-line method over the estimated useful lives of the respective assets, generally three to seven years. Equipment held under capital leases is amortized using the straight-line method over the shorter of the lease term or estimated useful life of the asset. Amortization of leasehold improvements is determined using the straight-line method over the estimated useful lives of the assets or the term of the lease, whichever is shorter.

Intangible Assets
Goodwill consists of the excess of cost over fair value of net tangible assets acquired in purchase acquisitions. At December 31, 1999, goodwill is amortized by the straight-line method over seven years. Goodwill at June 30, 2000 is amortized by the straight-line method over six years. There was no goodwill at December 31, 1998. Goodwill of $2,550,000 and $3,000,000 at December 31, 1999
and June 30, 2000 is net of accumulated amortization of $243,000 and $125,000, respectively.

Impairment of Long-Lived Assets
DNX reviews long-lived assets, including property, equipment and goodwill, for impairment whenever events or changes in business circumstance indicate that the carrying amount of the assets may not be fully recoverable. An impairment loss would be recognized when estimated undiscounted future cash flows expected to result from the use of the asset and its eventual disposition is less than its carrying amount. Impairment, if any, is assessed using discounted cash flows. No impairments have occurred.

Income Taxes
DNX utilizes the liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax basis of assets and liabilities and are measured using enacted tax rates and laws that will be in effect when the differences are expected to reverse.

--------------------------------------------------------------------------------

CHRYSALIS DNX TRANSGENIC SCIENCES CORPORATION

-------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS (continued)
(Information as of June 30, 2000 and for the six months ended June 30, 1999 and 2000 is unaudited)

Revenue Recognition
Revenues are comprised of one or more of the following sources:

  Contract Revenues: Recognized using the percentage-of-completion method determined by reference to work performed. Customer advances and billings in excess of costs and estimated profits on contracts in progress are shown as liabilities. Losses, if any, are provided for in full as soon as they are anticipated. The percentage-of-completion method necessarily requires the use of estimates to determine the recorded amount of revenues and contracts in progress. Given this estimation process, it is reasonably possible that changes in future conditions could require a change in the recognized amount of revenue and contracts in progress.

  License Fees: License fee revenues are recognized ratably over the term of the agreement. Additionally, licenses of DNX's proprietary DNA
  Microinjection technology entitle DNX to receive royalty payments, which amounts are recognized as revenue when earned.

Earnings Per Share
Basic earnings per share and diluted earnings per share are presented in conformity with Statement of Financial Accounting Standards No. 128, "Earnings Per Share". DNX has no securities outstanding which could potentially dilute basic earnings per share; therefore, both basic and diluted earnings per share are the same.

Comprehensive Income (Loss)
DNX has adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" which establishes standards for reporting comprehensive income and its components in the financial statements. To date, DNX's comprehensive income (loss) has equaled its net income (loss).

Segment Reporting
Statement of Financial Accounting Standards No. 131, "Disclosure about Segments of an Enterprise and Related Information" ("SFAS 131") establishes annual and interim reporting standards for an enterprise's operating segments and related disclosure about its products, services, geographic areas, and major customers. DNX has determined that it operates in one segment.

Recent Accounting Pronouncements
In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). SFAS 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. SFAS 133, as amended by SFAS 137, is effective for all fiscal quarters of all fiscal years beginning after June 15, 2000, with earlier application encouraged. DNX does not currently, nor does it intend in the future, to use derivative instruments, and therefore does not expect that the adoption of SFAS 133 will have any impact on its financial position or results of operations.

-------------------------------------------------------------------------------

CHRYSALIS DNX TRANSGENIC SCIENCES CORPORATION

--------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS (continued)
(Information as of June 30, 2000 and for the six months ended June 30, 1999 and 2000 is unaudited)

3. Accounts Receivable

Accounts receivable consists of the following:

                                                           As of           As of
                                                       December 31,     June 30,
                                                       --------------       2000
                                                          1998  1999 (unaudited)
-------------------------------------------------------------------- -----------
                                                            (in thousands)
Accounts receivable -- billed......................... $ 1,317 $ 630   $1,023
Accounts receivable -- unbilled.......................      13    53      101
                                                       ------- -----   ------
                                                         1,330   683    1,124
Less allowance for doubtful accounts..................      30    30       30
                                                       ------- -----   ------
                                                        $1,300 $ 653   $1,094
                                                       ======= =====   ======

Accounts receivable -- unbilled relates to revenue earned on services when the related services have been rendered and costs incurred, but which were not billed to the customer as of the end of the reporting period.

4. Property and Equipment

Property and equipment consist of the following:

                                                         As of           As of
                                                     December 31,     June 30,
                                                     -------------        2000
                                                       1998   1999 (unaudited)
                                                     ------------- -----------
                                                          (In thousands)
Furniture, telecommunications, and office
   equipment........................................ $  339 $  186      $  155
Laboratory equipment................................    450    529         633
Leasehold improvements..............................    473  1,422       1,383
Construction in progress............................    334     --          --
                                                     ------ ------      ------
                                                      1,596  2,137       2,171
Less accumulated depreciation and amortization......    673    142         109
                                                     ------ ------      ------
                                                     $  923 $1,995      $2,062
                                                     ====== ======      ======

As of December 31, 1998, 1999, and June 30, 2000, equipment held under capital leases totaled $49,000, $99,000 and $239,000, respectively, with related accumulated amortization of $5,000, $21,000 and $41,000, respectively. Amortization of assets acquired under capital leases is included in depreciation expense.

5. Related Parties

Amounts due to related parties represent temporary cash advances from DNX's respective parent company (Chrysalis International Corporation, Phoenix or MDS) which are non-interest bearing, are continually revolving, and due on demand. There were no allocations of costs and interest expense made.

--------------------------------------------------------------------------------

CHRYSALIS DNX TRANSGENIC SCIENCES CORPORATION

--------------------------------------------------------------------------------


NOTES TO FINANCIAL STATEMENTS (continued)
(Information as of June 30, 2000 and for the six months ended June 30, 1999 and 2000 is unaudited)

6. Stockholders' Equity

DNX has authorized 750,000, no par value, shares of common stock. At December 31, 1998 and 1999 and June 30, 2000, 100 shares of common stock, with a stated value of $1, were issued and outstanding.

7. Income Taxes

The provision for income taxes consists of the following:

                                                                   Year ended
                                                                  December 31,
                                                                ----------------
                                                                1997  1998  1999
                                                                ----------------
                                                                (In thousands)
Current income taxes:
  Federal taxes...............................................   $75  $555  $240
  State taxes.................................................    22   161    51
Deferred income tax benefit...................................    (2)  (10)   --
                                                                 ---  ----  ----
                                                                 $95  $706  $291
                                                                 ===  ====  ====

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting and the amounts used for income tax purposes. DNX's deferred tax assets as of December 31, 1998, 1999 and June 30, 2000 result from the allowance for doubtful accounts.

A reconciliation setting forth the differences between the actual effective tax rate for the years ended December 31, 1997, 1998 and 1999 of DNX, and the U.S. federal statutory tax rate for the years ended December 31, 1997, 1998 and 1999 is as follows:

                                                      Year ended December 31,
                                                      -----------------------
                                                       1997     1998     1999
------------------------------------------------------------------------------
Federal statutory rate.............................    34.0%    34.0%    34.0%
State taxes, net of federal tax benefits...........     6.0      6.0      6.0
Permanent differences, including goodwill
   amortization....................................     1.0      0.5     11.7
                                                    -------  -------  -------
Effective tax rate.................................    41.0%    40.5%    51.7%
                                                    =======  =======  =======

8. Commitments and Contingencies

In November 1999, DNX moved its facilities from Princeton, New Jersey to Cranbury, New Jersey. At December 31, 1999, DNX recorded an accrual of $37,000 for early termination of its Princeton lease and associated costs incurred to relocate. DNX leases its Cranbury facility under a noncancelable operating lease which expires November 30, 2009.

--------------------------------------------------------------------------------

CHRYSALIS DNX TRANSGENIC SCIENCES CORPORATION

--------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS (continued)
(Information as of June 30, 2000 and for the six months ended June 30, 1999 and 2000 is unaudited)

Annual future minimum lease obligations, including property and equipment under capital leases, as of December 31, 1999 are as follows:

                                                              Operating Capital
                                                                 Leases  Leases
-------------------------------------------------------------------------------
                                                               (in thousands)
2000.........................................................   $ 1,618     $38
2001.........................................................     1,616      27
2002.........................................................     1,702       7
2003.........................................................     1,702       7
2004.........................................................     1,727       6
Thereafter...................................................     8,902      --
                                                                -------     ---
Total minimum lease payments.................................   $17,267      85
                                                                =======
Less amount representing interest............................                14
                                                                            ---
Total present value of minimum lease payments................                71
Less current portion.........................................                30
                                                                            ---
Non-current portion..........................................               $41
                                                                            ===

Rent expense under all operating leases amounted to approximately $178,000, $274,000 and $560,000 for the years ended December 31, 1997, 1998 and 1999, respectively, and $137,000 and $841,000 for the six months ended June 30, 1999 and 2000, respectively.

In November 1999, Phoenix established two letters of credit to secure DNX's Cranbury facility rental agreement with a lending company for approximately $120,000 and $447,000. The $120,000 letter of credit expires on September 22, 2000 and the $447,000 letter of credit expires November 2, 2000.

On June 13, 1985, DNX entered into a license agreement with Ohio University. The agreement grants to DNX an exclusive worldwide license to certain technology described as embryonic nuclear insertion gene transfer technology. The agreement shall continue until the expiration of the last patent on the technology and its improvements. DNX is required to pay a royalty based upon sales and other income earned related to the technology. Royalty payments made to Ohio University were $15,000, $17,000, $17,000, $9,000 and $10,000, respectively, for the years ended December 31, 1997, 1998 and 1999 and the six months ended June 30, 1999 and 2000.

9. Defined Contribution Plan

DNX maintains a 401(k) retirement savings plan that includes all eligible employees. Each participant in the Plan may elect to contribute up to 15% of his or her annual salary to the Plan, subject to statutory limitations. DNX matches 50% of the first 6% of the salary contributed by the employee. The related expense incurred by DNX for the years ended December 31, 1997, 1998 and 1999 and the six months ended June 30, 1999 and 2000 was $30,000, $47,000,
$46,000, $24,000 and $24,000, respectively.

--------------------------------------------------------------------------------

CHRYSALIS DNX TRANSGENIC SCIENCES CORPORATION

--------------------------------------------------------------------------------


NOTES TO FINANCIAL STATEMENTS (continued)
(Information as of June 30, 2000 and for the six months ended June 30, 1999 and 2000 is unaudited)

10. Subsequent Events (unaudited)

In September, 2000, MDS entered into an agreement to sell 100% of the outstanding common stock of DNX to Xenogen Corporation. As consideration, the stockholders of DNX will receive approximately 3,500,000 shares of Xenogen Series F preferred stock.


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

The following Unaudited Pro Forma Combined Condensed Financial Statements for Xenogen Corporation ("Xenogen") have been prepared to illustrate the effects of the acquisition of Chrysalis DNX Transgenic Sciences Corporation ("DNX"). In exchange for the net assets of DNX, DNX stockholder became entitled to approximately 3,500,000 of our Series F preferred shares.

Pro forma amounts have been derived by applying pro forma adjustments to the historical financial information of Xenogen and DNX.

As required by accounting principles, generally accepted in the United States, the purchase price of DNX was estimated at approximately $37.8 million based upon the estimated fair value of a Xenogen redeemable Preferred Stock issued, and included $450,000 of estimated direct acquisition costs. The excess of the purchase price over the fair value of net assets acquired has been allocated to goodwill and identified intangibles. The goodwill will be amortized over five years and the intangibles over two to six years.

The Unaudited Pro Forma Combined Condensed Statements of Operations for the year ended December 31, 1999 and the six months ended June 30, 2000, combine Xenogen' historical results of operations with DNX's historical results of operations and have been prepared as if the DNX acquisition had occurred on January 1, 1999. The Unaudited Pro Forma Combined Condensed Balance Sheet combines Xenogen's historical balance sheet at June 30, 2000 with DNX's historical balance sheet at June 30, 2000 and has been prepared as if the DNX acquisition occurred on June 30, 2000.

The unaudited pro forma financial information should not be considered indicative of actual results that would have been achieved had the acquisition been consummated on the dates indicated and does not purport to indicate balance sheet data or results of operations of any future date or any future period. The unaudited pro forma financial information should be read in conjunction with the historical financial statements of Xenogen and DNX and the related notes thereto included elsewhere in this prospectus.


--------------------------------------------------------------------------------

XENOGEN CORPORATION

--------------------------------------------------------------------------------


UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEETS
June 30, 2000
(In thousands)

                                                                                                  Xenogen
                                                                                  Pro Forma     Pro Forma
                                                                Xenogen     DNX Adjustments      Combined
----------------------------------------------------------------------------------------------------------
Assets
Current assets:
  Cash and cash equivalents..................................  $ 30,384  $  683     $    --      $ 31,067
  Short-term investments.....................................     1,060      --          --         1,060
  Accounts receivable........................................       239   1,094          --         1,333
  Inventories................................................       623      --          --           623
  Prepaid expenses and other current assets..................       328     195          --           523
  Employee loans.............................................       102      --          --           102
  Income tax receivable......................................        --     112                       112
                                                               --------  ------     -------      --------
Total current assets.........................................    32,736   2,084          --        34,820
Property and equipment, net..................................     2,772   2,062          --         4,834
Goodwill and purchased intangible assets.....................        --   2,875      32,717 (A)    32,717
                                                                                     (2,875)(C)
Restricted investments.......................................       530      --          --           530
Other non current assets.....................................       100     933          --         1,033
                                                               --------  ------     -------      --------
Total assets.................................................  $ 36,138  $7,954     $29,842      $ 73,934
                                                               ========  ======     =======      ========
Liabilities and stockholders' equity (net capital deficiency)
Current liabilities:
  Accounts payable...........................................  $    761  $  180     $    --      $    941
  Accrued liabilities........................................       399     747         450 (D)     1,596
  Loans payable, current portion.............................       855      --          --           855
  Due to related party.......................................        --   5,017      (5,017)(E)        --
  Capital lease obligations..................................        --      59          --            59
  Deferred revenue...........................................       250   1,229          --         1,479
                                                               --------  ------     -------      --------
Total current liabilities....................................     2,265   7,232      (4,567)        4,930
Noncurrent liabilities:
  Loans payable..............................................     2,804      --          --         2,804
  Capital lease obligations..................................        --     131          --           131

Commitments

Redeemable convertible preferred stock.......................    46,506      --      35,000 (F)    81,506
Stockholders' equity (net capital deficiency):
  Convertible preferred stock................................       102      --          --           102
  Common stock...............................................       164      --          --           164
  Additional paid-in capital.................................     2,363      --          --         2,363
  Notes receivable...........................................      (111)     --          --          (111)
  Deferred stock-based compensation..........................    (1,373)     --          --        (1,373)
  (Accumulated deficit)......................................   (16,582)    591        (591)(G)   (16,582)
                                                               --------  ------     -------      --------
Total stockholders' equity (net capital deficiency)..........   (15,437)    591        (591)      (15,437)
                                                               --------  ------     -------      --------
Total liabilities and stockholders' equity (net capital
   deficiency)...............................................  $ 36,138  $7,954     $29,842      $ 73,934
                                                               ========  ======     =======      ========

See unaudited pro forma combined condensed financial statements.

--------------------------------------------------------------------------------

XENOGEN CORPORATION

--------------------------------------------------------------------------------

UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF OPERATIONS
Year ended December 31, 1999
(In thousands, except share data)

                                                                       Xenogen
                                                       Pro Forma     Pro Forma
                                    Xenogen     DNX  Adjustments      Combined
-------------------------------------------------------------------------------
Revenues:
  Licenses........................  $   457  $  786      $    --      $  1,243
  Research and development
     services.....................      790   5,433          (24)(H)     6,199
  Other...........................       46      --           --            46
                                    -------  ------      -------      --------
  Total revenues..................    1,293   6,219          (24)        7,488
Operating costs and expenses:
  Costs of revenues...............       --   3,619           --         3,619
  Research and development........    4,790      --          (24)(H)     4,766
  Selling, general and
     administrative...............    3,757   2,055           --         5,812
  Amortization of purchased
     intangible assets and
     goodwill.....................       --      --        6,696 (B)     6,696
                                    -------  ------      -------      --------
Total operating costs and
   expenses.......................    8,547   5,674        6,672        20,893
Income (loss) from operations.....   (7,254)    545       (6,696)      (13,405)
Interest income...................      355      26           --           381
Interest expense..................     (237)     (8)          --          (245)
                                    -------  ------      -------      --------
Net income (loss) before income
   taxes..........................   (7,136)    563       (6,696)      (13,269)
Provision for income tax..........       --     291           --           291
                                    -------  ------      -------      --------
Net income (loss).................  $(7,136) $  272      $(6,696)     $(13,560)
                                    =======  ======      =======      ========
Basic and diluted net loss per
   common share...................                                    $  (1.99)
                                                                      ========
Shares used in computing basic and
   diluted net loss per
   common share...................                                       6,823
                                                                      ========
Pro forma basic and diluted net
   loss per common share..........                                    $  (0.80)
                                                                      ========
Shares used in computing pro forma
   basic and diluted net loss per
   common share...................                                      17,011
                                                                      ========


See unaudited pro forma combined condensed financial statements.

--------------------------------------------------------------------------------

XENOGEN CORPORATION

--------------------------------------------------------------------------------

UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF OPERATIONS
Six months ended June 30, 2000
(In thousands, except share data)

                                                                       Xenogen
                                                       Pro forma     Pro forma
                                    Xenogen     DNX  adjustments      combined
-------------------------------------------------------------------------------
Revenues:
  Licenses........................  $   175  $  473      $    --       $   648
  Research and development
     services.....................      566   3,088          (26)(H)     3,628
  Other revenues..................      124      --           --           124
                                    -------  ------      -------       -------
Total revenues                          865   3,561          (26)        4,400
Operating costs and expenses:
  Costs of revenues...............       62   1,667           --         1,729
  Research and development........    3,729      --          (26)(H)     3,703
  Selling, general and
     administrative ..............    2,752   2,282           --         5,034
  Amortization of purchased
     intangible assets and
     goodwill.....................       --      --        3,348 (B)     3,348
                                    -------  ------      -------       -------
Total operating costs and
   expenses.......................    6,543   3,949        3,322        13,814
Loss from operations..............   (5,678)   (388)      (3,348)       (9,414)
Interest income...................      392      12           --           404
Interest expense..................     (232)     (9)          --          (241)
                                    -------  ------      -------       -------
Net loss before income taxes......   (5,518)   (385)      (3,348)       (9,251)
Benefit from income tax...........       --    (112)          --          (112)
                                    -------  ------      -------       -------
Net loss..........................  $(5,518) $ (273)     $(3,348)      $(9,139)
                                    =======  ======      =======       =======
Basic and diluted net loss per
   common share...................                                     $ (1.24)
                                                                       =======
Shares used in computing basic and
   diluted net loss per common
   share..........................                                       7,369
                                                                       =======
Pro forma basic and diluted net
   loss per common share .........                                     $ (0.43)
                                                                       =======
Shares used in computing pro forma
   basic and diluted net loss per
   common share...................                                      21,208
                                                                       =======


See unaudited pro forma combined condensed financial statements.

--------------------------------------------------------------------------------

XENOGEN CORPORATION

--------------------------------------------------------------------------------

NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

1. Basis of Pro Forma Presentation

The Unaudited Pro Forma Combined Condensed Financial Statements give effect to Xenogen Corporation's ("Xenogen") acquisition of Chrysalis DNX Transgenic Sciences Corporation ("DNX") on September 28, 2000. At that date, the holder of outstanding common stock of DNX became entitled to received Xenogen Series F preferred stock. The aggregate number of Xenogen Series F preferred stock issuable upon consummation of the acquisition was approximately 3,500,000.

The Unaudited Pro Forma Combined Condensed Financial Statements have been prepared on the basis of assumptions described in the following notes and include assumptions relating to the allocation of the consideration paid for the assets and liabilities of DNX based on preliminary estimates of their fair value. The actual allocation of the consideration to be paid may differ from those assumptions reflected in the Unaudited Pro Forma Combined Condensed Financial Statements after final valuation and other procedures to be performed have been completed. Xenogen does not expect that the final allocation of the purchase price will different materially from the preliminary allocation. In the opinion of Xenogen's management, all adjustments made based on the terms and structure of the DNX acquisition. The Unaudited Pro Forma Combined Condensed Statements of Operations for the year ended December 31, 1999 and the six months ended June 30, 2000 give effect to this transaction as if it had taken place on January 1, 1999. The Unaudited Pro Forma Combined Condensed Balance Sheet as of June 30, 2000 gives effect to the transactions as if it had taken place on June 30, 2000.

The unaudited pro forma financial information should not be considered indicative of actual results that would have been achieved had the acquisition been consummated on the dates indicated and does not purport to indicate balance sheet data or results of operations as of any future date or any future period.

The former DNX stockholder became entitled to receive approximately 3,500,000 Series F Preferred Shares in the merger, valued at $10.00 per share, the fair market value per share of Xenogen redeemable convertible preferred stock on the merger announcement date of September 28, 2000. The total consideration including acquisition related expenses was $37.8 million.

Tangible assets of DNX acquired principally include cash and cash equivalents, accounts receivable, fixed assets and other assets. Liabilities of DNX assumed principally include accounts payable, accrued expenses, and deferred revenue.

--------------------------------------------------------------------------------

XENOGEN CORPORATION

--------------------------------------------------------------------------------

NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS
(continued)


Below is a table of the estimated merger consideration, purchase price allocation and annual amortization of the intangible assets and goodwill acquired (in thousands):

                                         Amortization Amortization       Annual
                                               Period       Period Amortization
-------------------------------------------------------------------------------
                                                        (years)
Purchase price allocation:
  Tangible net assets acquired..........      $ 5,079                    $   --
  Intangible net assets acquired:
     Patent.............................        3,019            6          503
     Assembled workforce................          777            3          259
     Current contracts..................          498            2          249
     Goodwill...........................       28,423            5        5,685
                                              -------                    ------
Total...................................      $37,796                    $6,696
                                              =======                    ======

The value allocated to the assembled workforce is attributable to the DNX workforce in place after the acquisition which eliminates the need to hire new replacement employees. The value was determined by estimating the cost involved in assembling a new workforce including costs of salaries, benefits, training, and recruiting.

The present value of the future cash flows attributable to existing contracts was allocated to the current contracts.

Goodwill was determined based on the residual difference between the amount of consideration to be paid on the values assigned to identified net tangible and intangible assets.

2. Pro Forma Net Loss Per Share

Pro forma basic and diluted net loss per share are based on the weighted-average number of Xenogen shares outstanding during the period and the number of Xenogen Series F Preferred Shares issued in connection with the DNX acquisition.

3. Pro Forma Adjustments

A. To record the issuance of Xenogen shares in connection with the DNX acquisition and related costs.

The purchase price was allocated as follows:

Tangible assets acquired............................................... $ 5,079
Intangible assets, net.................................................   4,294
Goodwill...............................................................  28,423
                                                                        -------
Total purchase price................................................... $37,796
                                                                        =======

--------------------------------------------------------------------------------

XENOGEN CORPORATION

--------------------------------------------------------------------------------

NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS
(continued)


Xenogen anticipates to incur $450,000 in direct costs related to the acquisition which has been allocated to accrued liabilities.

The purchase consideration was allocated as follows:

Series F preferred shares.............................................. $35,000
Assumed liabilities....................................................   2,346
                                                                        -------
Total consideration....................................................  37,346
Acquisition costs......................................................     450
                                                                        -------
Total consideration and costs.......................................... $37,796
                                                                        =======

B. To record the amortization of acquired intangible assets and goodwill.

C. To eliminate goodwill on the books of DNX prior to the transaction.

D. To record Xenogen's anticipated direct costs related to the acquisition.

E. To eliminate liability to DNX's parent, not assumed by Xenogen.

F. To reflect the number of Xenogen Series F redeemable convertible preferred stocks exchanged for the net assets of DNX.

G. To reflect the elimination of DNX's retained earnings.

H. To eliminate intercompany revenue and research and development expenses.

--------------------------------------------------------------------------------

                         [LOGO OF XENOGEN CORPORATION]

Part II

Information not required in prospectus

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth all fees and expenses payable by Xenogen in connection with the registration of the common stock hereunder. All of the amounts shown are estimates except for the SEC registration fee, the NASD filing fee and the Nasdaq National Market listing fee.

                                                                          Amount
                                                                      To Be Paid
--------------------------------------------------------------------------------
SEC registration fee................................................     $22,770
NASD filing fee.....................................................       9,125
Nasdaq National Market Listing Fee..................................      95,000
Printing and engraving expenses.....................................           *
Legal fees and expenses.............................................           *
Accounting fees and expenses........................................           *
Transfer agent and registrar fees and expenses......................           *
Blue sky fees and expenses..........................................           *
Miscellaneous Expenses..............................................           *
                                                                         -------
  Total.............................................................
                                                                         -------

*  To be filed by amendment

Item 14. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

Article IX of the Registrant's Restated Certificate of Incorporation provides for the indemnification of directors to the fullest extent permissible under Delaware law.

Article VI of the Registrant's Bylaws provides for the indemnification of officers, directors and third parties acting on behalf of the Registrant if such person acted in good faith and in a manner reasonably believed to be in and not opposed to the best interest of the Registrant, and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his or her conduct was unlawful.

The Registrant intends to enter into indemnification agreements with its directors and executive officers, in addition to indemnification provided for in the Registrant's Bylaws, and intends to enter into indemnification agreements with any new directors and executive officers in the future.

The Underwriting Agreement (Exhibit 1.1 hereto) provides for indemnification by the Underwriters of the registrant and its executive officers and directors, and by the registrant of the underwriters for certain liabilities, including liabilities arising under the Securities Act, in connection with matters specifically provided in writing by the Underwriters for inclusion in the Registration Statement.

--------------------------------------------------------------------------------

The Registrant intends to purchase and maintain insurance on behalf of any person who is or was a director or officer against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.

Item 15. Recent Sales of Unregistered Securities

(a) Within the last three years, and through June 30, 2000, we have issued and sold the following unregistered securities:

    (1) Since our inception in August 1995, we have granted options to purchase 2,394,750 shares of common stock to employees, directors and consultants under our 1996 stock plan at exercise prices ranging from $0.05 to $0.45 per share. Of the 2,394,750 shares granted, 1,473,118 remain outstanding, 712,132 shares of common stock have been purchased pursuant to exercises of stock options and 209,500 shares have been canceled and returned to the 1996 Stock Plan.

    (2) In August 1996, we sold an aggregate of 60,606 shares of Series A preferred stock at a price of $0.33 per share to four investors.

    (3) Between April and August 1996, we sold an aggregate of 200,000 shares of Series B preferred stock at a price of $.50 per share to eight investors.

    (4) In June 1997, we sold 400,000 shares of restricted common stock at a price of $0.05 per share to one investor.

    (5) In January 1998, we sold an aggregate of 500,000 shares of restricted common stock at a price of $0.13 per share to two investors.

    (6) In January 1998, we sold an aggregate of 5,041,539 shares of Series C preferred stock at a price of $1.30 per share to ten investors.

    (7) In April 1999, we sold an aggregate of 6,678,791 shares of Series D preferred stock at a price of $1.65 per share to fourteen investors.

    (8) In May 2000, we sold an aggregate of 7,194,113 shares of Series E preferred stock at a price of $4.25 per share to thirteen investors.

The sales and issuances of securities in the transactions described above were deemed to be exempt from registration under the Securities Act in reliance upon
Section 4(2) of the Securities Act, Regulation D promulgated thereunder or Rule 701 promulgated under Section 3(b) of the Securities Act, as transactions by an issuer not involving any public offering or transactions pursuant to compensatory benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of securities in each transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the securities issued in such transactions. All recipients had adequate access, through their relationship with Xenogen, to information about us.

(b) There were no underwritten offerings employed in connection with any of the transactions set forth in Item 15(a)

--------------------------------------------------------------------------------

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits

 Exhibit
 Number   Description of Document
-------------------------------------------------------------------------------
  1.1*    Form of Underwriting Agreement
  2.1     Agreement and Plan of Reorganization relating to the acquisition of
          DNX dated September 28, 2000.
  3.1(i)  Certificate of Incorporation of Xenogen as currently in effect
  3.1(ii) Amended and Restated Certificate of Incorporation of Xenogen to be
          filed upon completion of the offering
  3.2(i)  Bylaws of Xenogen as currently in effect
  3.2(ii) Bylaws of Xenogen as in effect upon completion of the offering
  4.1*    Specimen Common Stock Certificate
  5.1*    Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation
 10.1     Amended and Restated Investors' Rights Agreement dated May 15, 2000
 10.2     1996 Stock Plan
 10.3     2000 Stock Incentive Plan
 10.4     2000 Employee Stock Purchase Plan
 10.5     Form of Director and Executive Officer Indemnification Agreement
 10.6     Agreement between Xenogen and Pamela R. Contag, Ph.D. dated as of
          January 21, 1998
 10.7     Agreement between Xenogen and David W. Carter dated as of January 21,
          1998
 10.8(i)* Lease Agreement for 860 Atlantic Avenue, Alameda, California
 10.8(ii) Lease Agreement for 2061 Challenger Drive, Alameda, California
 10.9     Stock Subscription Warrant dated August 14, 1998
 10.10    Form of Series C Preferred Stock Purchase Warrant dated November 13,
          1997
 10.11    Common Stock Purchase Warrant dated April 28, 2000
 10.12+   License Agreement between Xenogen and The Board of Trustees of the
          Leland Stanford Junior University dated May 5, 2000
 10.13    Promissory Notes by David W. Carter dated January 15, 1998
 10.14    Promissory Note Secured by Deed of Trust by Pamela R. Contag, Ph.D.
          dated September 18, 1998
 23.1     Consent of Ernst & Young LLP, independent accountants
 23.2*    Consent of Counsel (included in exhibit 5.1)
 24.1     Power of Attorney (See page II-5)
 27.1     Financial Data Schedule

*  To be filed by amendment

+  Confidential treatment has been requested for portions of this exhibit

(b) Financial Statement Schedules

All schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions or are inapplicable, and therefore have been omitted.

Item 17. Undertakings

Insofar as indemnification by Xenogen for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Xenogen, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in

--------------------------------------------------------------------------------
the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Xenogen of expenses incurred or paid by a director, officer or controlling person of Xenogen in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by Xenogen is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We hereby undertake that:

  (a) We will provide to the underwriters at the closing as specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

  (b) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by Xenogen pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

  (c) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


--------------------------------------------------------------------------------

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Xenogen Corporation has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Alameda, State of California, on the 29th day of September, 2000.

                                          Xenogen Corporation

                                                   /s/ David W. Carter
                                          By:__________________________________
                                                      David W. Carter
                                              Co-Chief Executive Officer and
                                                   Chairman of the Board

                                                /s/ Pamela Reilly Contag
                                          By:__________________________________
                                                  Pamela R. Contag, Ph.D.
                                              Co-Chief Executive Officer and
                                                         President

                               POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David W. Carter, Pamela R. Contag, Ph.D. and Kevin J. Birtchnell, and each of them, his attorneys-in-fact, each with the power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same Offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and all post-effective amendments thereto, and to file the same, with all exhibits thereto in all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every Act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

             Signature                           Title                    Date
             ---------                           -----                    ----

       /s/ David W. Carter           Co-Chief Executive Officer    September 29, 2000
____________________________________ and Chairman of the Board
          David W. Carter            (Co-Principal Executive
                                     Officer)

    /s/ Pamela Reilly Contag         Co-Chief Executive Officer,   September 29, 2000
____________________________________ President and Director
      Pamela R. Contag, Ph.D.        (Co-Principal Executive
                                     Officer)

--------------------------------------------------------------------------------

             Signature                           Title                    Date
             ---------                           -----                    ----
    /s/ Kevin J. Birtchnell          Chief Financial Officer       September 29, 2000
____________________________________  (Principal Financial and
        Kevin J. Birtchnell           Accounting Officer)

      /s/ Brian G. Atwood            Director                      September 29, 2000
____________________________________
          Brian G. Atwood


      /s/ Alan M. Goldberg           Director                      September 29, 2000
____________________________________
      Alan M. Goldberg, Ph.D.


    /s/ Raymond J. Whitaker          Director                      September 29, 2000
____________________________________
     Raymond J. Whitaker, Ph.D.


          /s/ Debra Yu               Director                      September 29, 2000
____________________________________
           Debra Yu, M.D.

--------------------------------------------------------------------------------

EXHIBIT INDEX

 Exhibit
 Number   Description of Document
-------------------------------------------------------------------------------
  1.1*    Form of Underwriting Agreement
  2.1     Agreement and Plan of Reorganization relating to the acquisition of
          DNX dated September 28, 2000.
  3.1(i)  Certificate of Incorporation as currently in effect
  3.1(ii) Amended and Restated Certificate of Incorporation to be filed upon completion of the offering
  3.2(i)  Bylaws of Xenogen as currently in effect
  3.2(ii) Bylaws of Xenogen as in effect upon completion of the offering
  4.1*    Specimen Common Stock Certificate
  5.1*    Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation
 10.1     Amended and Restated Investors' Rights Agreement dated May 15, 2000
 10.2     1996 Stock Option Plan
 10.3     2000 Stock Plan
 10.4     2000 Employee Stock Purchase Plan
 10.5     Form of Director and Executive Officer Indemnification Agreement
 10.6     Agreement between Xenogen and Pamela R. Contag, Ph.D. dated as of
          January 21, 1998
 10.7     Agreement between Xenogen and David W. Carter dated as of January 21,
          1998
 10.8(i)* Lease Agreement for 860 Atlantic Avenue, Alameda, California
 10.8(ii) Lease Agreement for 2061 Challenger Drive, Alameda, California
 10.9     Stock Subscription Warrant dated August 14, 1998
 10.10    Form of Series C Preferred Stock Purchase Warrant dated November 13,
          1997
 10.11    Common Stock Purchase Warrant dated April 28, 2000
 10.12+   License Agreement between Xenogen and The Board of Trustees of the
          Leland Stanford Junior University dated May 5, 2000
 10.13    Promissory Notes by David W. Carter dated January 15, 1998
 10.14    Promissory Note Secured by Deed of Trust by Pamela R. Contag, Ph.D.
          dated September 18, 1998
 23.1     Consent of Ernst & Young LLP, independent accountants
 23.2*    Consent of Counsel (included in exhibit 5.1)
 24.1     Power of Attorney (See page II-5)
 27.1     Financial Data Schedule

*  To be filed by amendment

+  Confidential treatment has been requested for portions of this exhibit

--------------------------------------------------------------------------------